Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

by and among

ENTEGRIS, INC.

MYKROLIS CORPORATION

and

EAGLE DE, INC.

Dated as of March 21, 2005

TABLE OF CONTENTS

ARTICLE 0 THE REINCORPORATION MERGER		2
0.01.	The Reincorporation Merger	2
0.02.	Effects of the Reincorporation Merger	2
0.03.	Qualification in Minnesota	2
0.04.	Coordination of Reincorporation Merger and Merger	2
ARTICLE I THE MERGER		2
1.01.	Merger	2
1.02.	Effective Time of the Merger	3
1.03.	Certificate of Incorporation and By-Laws	3
1.04.	Board of Directors and Officers of the Surviving Corporation	3
ARTICLE II CONVERSION OF SHARES		4
2.01.	Conversion of Shares	4
2.02.	Effect of Conversion on Shares of Mykrolis Common Stock	4
2.03.	Cancelation of Shares of Mykrolis Common Stock Held by
	Eagle Delaware and Subsidiaries	4
2.04.	Stock Options	4
2.05.	Fractional Shares	4
2.06.	Exchange of Certificates	5
2.07.	Adjustment to Merger Consideration	7
2.08.	Withholding Rights	7
ARTICLE III CLOSING		7
3.01.	Generally	7
3.02.	Deliveries at the Closing	8
ARTICLE IV REPRESENTATIONS AND WARRANTIES		8
4.01.	Representations and Warranties of Mykrolis	8
4.02.	Representations and Warranties of Entegris and Eagle Delaware	25
ARTICLE V CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME		42
5.01.	Covenants of Mykrolis and Entegris	42
5.02.	Cooperation	45
5.03.	Control of Operations	46
ARTICLE VI ADDITIONAL COVENANTS		46
6.01.	No Solicitation	46
6.02.	Joint Proxy Statement; Registration Statement	48
6.03.	Access to Information	50
6.04.	Board Recommendations; Shareholders’ Meetings	50
6.05.	Legal Conditions to Merger	52
6.06.	Tax-Free Reorganization	52
6.07.	Mykrolis Affiliate Agreements	53
6.08.	NASDAQ Listing	53
6.09.	Stock Plans and Other Options	53
6.10.	Consents	54
6.11.	Reports	54
6.12.	Additional Agreements; Reasonable Best Efforts	55

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6.13.	Confidentiality Agreements	55
6.14.	Section 16 Matters	55
6.15.	Public Announcements	55
6.16.	Notices of Certain Events	55
6.17.	No Takeovers Statutes Apply	56
6.18.	No Acquisition of Common Stock	56
6.19.	Maintenance of Insurance Coverage	56
6.20.	Reincorporation Merger	56
6.21.	Mykrolis Rights Agreement	56
6.22.	Entegris Rights Agreement	57
6.23.	Reincorporation Merger	57
ARTICLE VII CONDITIONS PRECEDENT		57
7.01.	Conditions to Each Party’s Obligation To Effect the Reincorporation Merger and the Merger	57
7.02.	Additional Conditions to Obligations of Eagle Delaware	58
7.03.	Additional Conditions to Obligations of Mykrolis	59
7.04.	Additional Conditions to Each Party’s Obligation to Effect the Merger	60
ARTICLE VIII CONDUCT AND TRANSACTIONS AFTER THE EFFECTIVE TIME		60
8.01.	Employee Matters	60
8.02.	Indemnification	61
8.03.	Directors and Officers Liability Insurance	61
8.04.	Eagle Delaware Organizational Documents; Governance Matters; Headquarters	62
ARTICLE IX TERMINATION		62
9.01.	Generally	62
9.02.	Procedure and Effect of Termination and Abandonment	64
ARTICLE X MISCELLANEOUS PROVISIONS		64
10.01.	Termination of Representations and Warranties	64
10.02.	Amendment and Modification	64
10.03.	Waiver of Compliance; Consents	64
10.04.	Expenses and Termination Fees	65
10.05.	Additional Agreements	66
10.06.	Notices	67
10.07.	Assignment; No Third-Party Beneficiaries	68
10.08.	Certain Definitions and Interpretations	68
10.09.	Governing Law	72
10.10.	Counterparts	72
10.11.	Headings; Internal References	72
10.12.	Entire Agreement	72
10.13.	Severability	72
10.14.	Equitable Remedies	73
10.15.	Disclosure Schedules	73
10.16.	Reliance on Representations	73
10.17.	Waiver of Jury Trial	73

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EXHIBITS

A	Reincorporation Plan of Merger
B	Form of Certificate of Incorporation of Eagle DE, Inc.
C	Form of Bylaws of Eagle DE, Inc.

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (“Agreement”) is dated as of March 21, 2005, by and among Entegris, Inc., a Minnesota corporation (“Entegris”), Mykrolis Corporation, a Delaware corporation (“Mykrolis”), and Eagle DE, Inc., a Delaware corporation and wholly owned subsidiary of Entegris (“Eagle Delaware”).

RECITALS

A. The Board of Directors of each of Entegris, Eagle Delaware and Mykrolis deems it advisable and in the best interests of the respective corporation and its shareholders that Entegris and Mykrolis combine in a merger of equals to advance the long-term business interests of Entegris and Mykrolis and each has approved this Agreement and the transactions contemplated hereby. In furtherance of the foregoing, the Board of Directors of Entegris has determined that it is advisable and in the best interests of Entegris and its shareholders to reincorporate Entegris as a Delaware corporation and the Board of Directors of Eagle Delaware has determined that it is advisable and in the best interests of Eagle Delaware to merge with Entegris in order to effect the reincorporation of Entegris as a Delaware corporation.

B. The strategic combination of Entegris and Mykrolis shall be effected by the terms of this Agreement through a transaction in which Entegris will first reincorporate in the State of Delaware through a merger (the “Reincorporation Merger”) of Entegris with and into Eagle Delaware, whereby the shareholders of Entegris will become stockholders of Eagle Delaware, and, following the Reincorporation Merger, Mykrolis will merge with and into Eagle Delaware, and the stockholders of Mykrolis will become stockholders of Eagle Delaware (the “Merger”).

C. For federal income tax purposes, it is intended that the Reincorporation Merger be treated as a reincorporation under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement constitute a plan of reorganization.

D. For federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement constitute a plan of reorganization.

E. The Board of Directors of each of Entegris, Eagle Delaware and Mykrolis has determined to recommend to its shareholders and stockholders, respectively, the approval and adoption of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows (terms not otherwise defined herein shall have the meanings set forth in Section 10.08):

ARTICLE 0

THE REINCORPORATION MERGER

0.01. The Reincorporation Merger. Simultaneously with the execution of this Agreement, Entegris and Eagle Delaware have entered into an Agreement and Plan of Merger (the “Reincorporation Plan of Merger”) in the form attached hereto as Exhibit A providing for the Reincorporation Merger (as defined in the Reincorporation Plan of Merger). Entegris and Eagle Delaware will not amend or otherwise modify the Reincorporation Plan of Merger without the prior written consent of Mykrolis. Immediately prior to the consummation of the Merger, Entegris shall be merged with and into Eagle Delaware in accordance with the Reincorporation Plan of Merger. From and after the effective time of the Reincorporation Merger (the “Reincorporation Merger Effective Time”), the separate existence of Entegris shall terminate and Eagle Delaware shall continue in existence as the surviving corporation of the Reincorporation Merger (the “Reincorporation Merger Surviving Corporation”). The Reincorporation Merger Surviving Corporation shall be governed by the laws of the State of Delaware and shall be named “Entegris, Inc.” All references in this Agreement to Entegris (other than in this Article 0 with respect to the consummation of the Reincorporation Merger) shall be deemed to refer, from and after the Reincorporation Merger Effective Time, to Eagle Delaware as the surviving corporation of the Reincorporation Merger.

0.02. Effects of the Reincorporation Merger. The conversion of common stock of Entegris, par value $.01 per share (“Entegris Common Stock”) into common stock of Eagle Delaware, par value $.01 per share (“Eagle Delaware Common Stock”), pursuant to the Reincorporation Merger, the Certificate of Incorporation and By-Laws of the Reincorporation Merger Surviving Corporation, the manner in which options and restricted stock units for Entegris Common Stock shall become options and restricted stock units for Eagle Delaware Common Stock following the Reincorporation Merger, the treatment of stock certificates previously representing Entegris Common Stock following the Reincorporation Merger Effective Time and the other effects of the Reincorporation Merger shall be as set forth in the Reincorporation Plan of Merger.

0.03. Qualification in Minnesota. Prior to the Reincorporation Merger Effective Time, Eagle Delaware shall take all action necessary to qualify to do business as a foreign corporation in the State of Minnesota.

0.04. Coordination of Reincorporation Merger and Merger. Each of Entegris, Eagle Delaware and Mykrolis understand and agree that the Reincorporation Merger is being consummated only to facilitate the completion of the Merger. The Reincorporation Merger shall not be consummated unless all conditions to the Merger have been satisfied or waived and Eagle Delaware and Mykrolis are prepared to consummate the Merger immediately after the Reincorporation Merger Effective Time.

ARTICLE I

THE MERGER

1.01. Merger. At the Effective Time (as defined in Section 1.02) and immediately following the Reincorporation Merger Effective Time, and in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the “Delaware

Corporation Law”), Mykrolis shall be merged with and into Eagle Delaware, and the separate corporate existence of Mykrolis shall thereupon cease. Eagle Delaware shall be the surviving corporation in the Merger (sometimes referred to as the “Surviving Corporation”) and shall continue to be governed by the Delaware Corporation Law. The Merger shall have the other effects set forth in the applicable provisions of the Delaware Corporation Law.

1.02. Effective Time of the Merger. The Merger shall become effective (the “Effective Time”) upon the filing of a certificate of merger (the “Certificate of Merger”) with the Delaware Secretary of State in such form as is required by, and executed in accordance with, the relevant provisions of the Delaware Corporation Law and the terms of this Agreement or at such later date or time as Eagle Delaware and Mykrolis agree and specify in the Certificate of Merger. The filing of the Certificate of Merger shall be made immediately following the Reincorporation Merger Effective Time and as soon as practicable, but no more than three business days (unless Entegris and Mykrolis shall otherwise agree) following the later of (a) the receipt of the respective votes of the shareholders of Entegris and the stockholders of Mykrolis as contemplated by Section 6.04, and (b) the satisfaction or waiver (to the extent waivable under Article VII) of all conditions to the consummation of the Merger set forth in Article VII (other than the delivery of an officers’ certificate required by Sections 7.02(a), 7.02(b) and 7.02(c) and Sections 7.03(a), 7.03(b) and 7.03(c) and the delivery of the legal opinions required by Sections 7.02(d) and 7.03(d) so long as such conditions are satisfied or waived at the Closing (as defined in Section 3.01)).

1.03. Certificate of Incorporation and By-Laws. At the Effective Time, the Certificate of Incorporation and Bylaws of Eagle Delaware, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation. The parties agree that, and agree to take all action in order that, immediately prior to the Effective Time, the Certificate of Incorporation and Bylaws of Eagle Delaware shall be in the forms attached hereto as Exhibits B and C, respectively, unless and to the extent the parties agree to changes therein (in which case the parties agree to cause the Certificate of Incorporation and Bylaws of Eagle Delaware to be in such forms, with such changes as are agreed upon by the parties, immediately prior to the Effective Time); provided, however, if any provision of such Certificate of Incorporation and Bylaws (i) is required to be submitted separately to shareholders for approval at the time of their approval of the Merger and (ii) does not receive the approval of such shareholders, then the Certificate of Incorporation and Bylaws of Eagle Delaware as in effect immediately prior to the Effective Time shall not include any such provision.

1.04. Board of Directors and Officers of the Surviving Corporation. The directors of the Surviving Corporation shall be as set forth in Section 8.04(b), each to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal. The officers of the Surviving Corporation shall be as set forth in Section 8.04(b) until their respective successors are appointed and qualified or until their earlier death, resignation, or removal.

ARTICLE II

CONVERSION OF SHARES

2.01. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(a) Each share of Common Stock of Mykrolis, par value $.01 per share the “Mykrolis Common Stock”), issued and outstanding immediately before the Effective Time (other than shares of Mykrolis Common Stock held of record by Eagle Delaware) shall be converted into the right to receive 1.39 fully paid and nonassessable shares (the “Merger Consideration”) of Eagle Delaware Common Stock, subject to Section 2.05.

(b) Each share of Eagle Delaware Common Stock issued and outstanding immediately before the Effective Time shall remain outstanding and each certificate formerly representing such shares of Eagle Delaware Common Stock (including certificates formerly representing shares of Entegris Common Stock that have not been surrendered in connection with the Reincorporation Merger for certificates representing shares of Eagle Delaware Common Stock) shall evidence ownership and represent the same number of shares of common stock of the Surviving Corporation (referred to herein as “Eagle Delaware Common Stock”).

2.02. Effect of Conversion on Shares of Mykrolis Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, all shares of Mykrolis Common Stock issued and outstanding immediately prior to the Effective Time, will cease to exist and will cease to be outstanding as a result of their conversion pursuant to Section 2.01, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Mykrolis Common Stock (a “Certificate”) will thereafter cease to have any rights with respect to such shares of Mykrolis Common Stock, except the right to receive the Merger Consideration, any cash in lieu of fractional shares of Eagle Delaware Common Stock to be issued in consideration therefor pursuant to Section 2.05, and any dividends or other distributions payable pursuant to Section 2.06(d), in each case in accordance with this Article II, upon surrender of such Certificate.

2.03. Cancelation of Shares of Mykrolis Common Stock Held by Eagle Delaware and Subsidiaries. At the Effective Time, each share of Mykrolis Common Stock held of record by Eagle Delaware immediately prior to the Effective Time will, by virtue of the Merger, cease to exist and cease to be outstanding and will be canceled and no stock of Eagle Delaware or other consideration shall be delivered in exchange therefor.

2.04. Stock Options. At the Effective Time, each outstanding option to purchase shares of Mykrolis Common Stock granted under any employee stock option or compensation plan of, or other arrangement with, Mykrolis shall be assumed by Eagle Delaware as the Surviving Corporation in accordance with Section 6.09.

2.05. Fractional Shares. No fractional shares of Eagle Delaware Common Stock shall be issued in the Merger. All fractional shares of Eagle Delaware Common Stock to which a holder of Mykrolis Common Stock would otherwise be entitled at the Effective Time shall be aggregated. If a fractional share would otherwise result from this aggregation, the stockholder shall be entitled upon the surrender of the stockholder’s Certificate(s) to receive from Eagle Delaware an amount in cash in lieu of the fractional share, based on the per-share closing sale price of Entegris Common Stock or Eagle Delaware Common Stock, as the case may be, on the NASDAQ National Market (“NASDAQ”) on the trading day immediately preceding the Effective Time. Eagle Delaware will make available to the Exchange Agent the cash necessary to pay for fractional shares.

2.06. Exchange of Certificates.

(a) Prior to the Effective Time, Eagle Delaware shall authorize Wells Fargo Bank, N.A., or such other firm as is reasonably acceptable to Mykrolis, to serve as exchange agent hereunder (the “Exchange Agent”) pursuant to an agreement reasonably acceptable to Mykrolis. At or immediately following the Effective Time, Eagle Delaware shall cause to be deposited in trust with the Exchange Agent, for the benefit of the holders of Mykrolis Common Stock, certificates representing the number of whole shares of Eagle Delaware Common Stock to which the holders of Mykrolis Common Stock are entitled under this Article II, and shall agree in writing with the Exchange Agent to deposit in trust with the Exchange Agent as needed cash sufficient to pay for fractional shares in accordance with Section 2.05 (such cash amounts and certificates are referred to herein collectively as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions received from Eagle Delaware, deliver the number of shares of Eagle Delaware Common Stock and pay the amounts of cash provided for in Sections 2.01 and 2.05 out of the Exchange Fund. Additional amounts of cash, if any, needed from time to time by the Exchange Agent to make payments for fractional shares shall be provided by Eagle Delaware and shall become part of the Exchange Fund. The Exchange Fund may not be used for any other purpose, except as provided in this Agreement, or as otherwise agreed by Mykrolis and Eagle Delaware before the Effective Time. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Eagle Delaware. Any interest and other income resulting from such investments will be paid to Eagle Delaware.

(b) As soon as practicable after the Effective Time, the Exchange Agent shall mail and otherwise make available to each record holder (other than Eagle Delaware or any direct or indirect wholly owned Subsidiary of Eagle Delaware) who, as of the Effective Time, was a holder of a Certificate a letter of transmittal and instructions for use in effecting the surrender of the Certificate for payment therefor and conversion thereof. Delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon proper delivery of the Certificate to the Exchange Agent and the letter of transmittal shall so reflect.

(c) Upon surrender to the Exchange Agent of a Certificate representing shares of Mykrolis Common Stock, together with the letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (i) one or more certificates as requested by the holder (properly issued, executed, and countersigned, as appropriate) representing the number of whole shares of Eagle Delaware Common Stock to which that holder of Mykrolis Common Stock is entitled pursuant to the provisions of Section 2.01, and (ii) as to any fractional share, a check representing the cash consideration to which the holder is entitled under Section 2.05, and the Certificate so surrendered shall be canceled. No interest will be paid or accrued on any cash payable for fractional shares upon surrender of a Certificate. Eagle Delaware shall pay any transfer or other taxes required by reason of the issuance of a certificate representing shares of Eagle Delaware Common Stock if the certificate is issued in the name of the person in whose name the Certificate surrendered in exchange therefor is registered; provided, however, that Eagle Delaware shall not pay any transfer or other tax if payment of any such tax by Eagle Delaware would cause the Merger to fail to qualify as a tax-free reorganization under the Code. If any portion of the applicable Merger Consideration to be received pursuant to this Article II upon exchange of a Certificate is to be issued or paid to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of issuance and payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting the exchange shall pay in advance any transfer or other taxes required by reason of the issuance of the applicable Merger Consideration to such other person, or establish to the satisfaction of the Exchange Agent that the tax has been paid or that no tax is applicable.

(d) From the Effective Time until surrender in accordance with this Section 2.06, each Certificate (other than any Certificates representing shares held of record by Eagle Delaware) shall be deemed, for all corporate purposes other than the payment of dividends or other distributions, to evidence the ownership of the applicable Merger Consideration into which those shares of Mykrolis Common Stock shall have been converted. No dividends or other distributions that are otherwise payable with respect to the applicable Merger Consideration will be paid to persons entitled to receive the applicable Merger Consideration until they surrender their Certificates. Subject to the effect of applicable abandoned property, escheat, and similar laws, promptly after surrender of a Certificate, there shall be paid to the person in whose name the applicable Merger Consideration is issued any dividends or other distributions on such applicable Merger Consideration that shall have a record date on or after the Effective Time and before surrender, provided that if the payment date for any dividend or other distribution is after the date of surrender, the payment shall be made on the payment date. Persons entitled to receive dividends or other distributions shall not be entitled to receive interest on them. Eagle Delaware shall make available to the Exchange Agent from time to time the cash necessary to make payments of dividends or other distributions on Eagle Delaware Common Stock and any such cash shall become part of the Exchange Fund.

(e) In the case of any lost, stolen, or destroyed Certificate, the holder thereof may be required, as a condition precedent to the delivery to the holder of the consideration described in Section 2.01 and 2.05, to deliver to Eagle Delaware a written indemnity agreement in form and substance reasonably acceptable to Eagle Delaware and, if reasonably deemed advisable by Eagle Delaware, a bond in such reasonable sum as Eagle Delaware may direct as indemnity against any claim that may be made against the Exchange Agent, the Surviving Corporation or Mykrolis with respect to the Certificate alleged to have been lost, stolen, or destroyed.

(f) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation or Mykrolis of the shares of Mykrolis Common Stock that were outstanding immediately before the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the consideration described in Sections 2.01 and 2.05. After the Effective Time, Eagle Delaware shall cause the shares of Mykrolis Common Stock to be delisted from New York Stock Exchange (the “NYSE”).

(g) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Mykrolis one year after the Effective Time shall be returned to Eagle Delaware, upon demand, and any holder who has not complied with this Section 2.06 shall thereafter look only to Eagle Delaware, and (subject to abandoned property, escheat, or similar laws) only as a general creditor thereof, for issuance of the applicable Merger Consideration and other consideration to which the holder is entitled hereunder; provided, however, that to the fullest extent permitted by law, none of the Exchange Agent, Mykrolis, or the Surviving Corporation shall be liable to a holder of shares of Mykrolis Common Stock for any amount required to be paid to a public official under any applicable abandoned property, escheat, or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time, or immediately prior to such earlier date on which any shares of Eagle Delaware Common Stock, any cash in lieu of fractional shares of Eagle Delaware Common Stock or any dividends or other distributions with respect to Eagle Delaware Common Stock issuable in respect of such Certificate would otherwise escheat to or become the property of any Governmental Body, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of Eagle Delaware, free and clear of all claims or interest of any person previously entitled thereto.

2.07. Adjustment to Merger Consideration. The applicable Merger Consideration shall be appropriately adjusted to reflect any stock split, stock dividend, recapitalization, reorganization, reclassification, exchange, subdivision, combination of, or other similar change in Entegris Common Stock, Eagle Delaware Common Stock or Mykrolis Common Stock after the date of this Agreement and prior to the Effective Time to provide to holders of Mykrolis Common Stock the same economic effect and percentage ownership of Eagle Delaware Common Stock as contemplated by this Agreement prior to such change in Entegris Common Stock, Eagle Delaware Common Stock or Mykrolis Common Stock; provided that the foregoing shall not permit Mykrolis or Entegris to take any action that is prohibited under this Agreement.

2.08. Withholding Rights. The Surviving Corporation or the Exchange Agent, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payments under the Code, or any provisions of state, local or foreign tax Law. To the extent that amounts are withheld by the Surviving Corporation or the Exchange Agent, as the case may be, such amounts withheld shall be treated for purpose of this Agreement as having been paid to such person in respect of which such deduction and withholding was made by the Surviving Corporation or the Exchange Agent, as the case may be.

ARTICLE III

CLOSING

3.01. Generally. Subject to the provisions of Article VII, the closing (the “Closing”) of the transactions contemplated hereby shall occur at 10:00 a.m., Minneapolis, Minnesota time, two (2) business days following the special meetings of the shareholders of Entegris and of the stockholders of Mykrolis to be called under Section 6.04, or at such other date or time as Entegris and Mykrolis may mutually agree (the “Closing Date”). The Closing shall be held at the offices of Faegre & Benson LLP in Minneapolis, Minnesota, or at such other place as Entegris and Mykrolis may mutually agree.

3.02. Deliveries at the Closing. Subject to the provisions of Article VII, at the Closing:

(a) there shall be delivered to Eagle Delaware and Mykrolis the certificates and other documents and instruments the delivery of which is contemplated under Article VII; and

(b) Eagle Delaware and Mykrolis shall cause the Certificate of Merger to be filed as provided in Section 1.02 and shall take all other lawful actions necessary to cause the Merger to become effective.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

As used with respect to Mykrolis or Entegris, as the case may be, the term “Material Adverse Effect” means (i) any change or effect, individually or in the aggregate, that has or is reasonably likely to have a material adverse effect on the business, operations, results of operations, properties or financial condition of the party and its Subsidiaries taken as a whole, other than changes or effects (A) caused by changes in general economic or securities markets conditions, (B) that affect the business in which such party and its Subsidiaries operate in general and which do not have a materially disproportionate effect on such party and its Subsidiaries, (C) resulting from acts of terrorism or war (whether or not declared), (D) resulting from the announcement or proposed consummation of this Agreement and the transactions contemplated hereby, (E) resulting from compliance with the terms and conditions of this Agreement, or (F) in the market price or trading volume of the party’s common stock, or (ii) a material impairment on the ability of the party and its Subsidiaries to consummate the transactions contemplated by this Agreement.

4.01. Representations and Warranties of Mykrolis. Except as otherwise set forth in the disclosure schedule delivered by Mykrolis to Entegris concurrently with the execution of this Agreement (the “Mykrolis Disclosure Schedule”), Mykrolis represents and warrants to Entegris and Eagle Delaware as follows:

(a) Organization, Standing, Qualification. Mykrolis is a corporation and each of its Subsidiaries is a corporation or limited liability company (as identified in the Mykrolis Disclosure Schedule) duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization (as identified in the Mykrolis Disclosure Schedule) and has the requisite corporate or limited liability company, as applicable, power and authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted. Each of Mykrolis and its Subsidiaries is duly qualified or licensed as a foreign corporation or limited liability company to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated, or leased by it, or the nature of its business, makes such qualification or licensing necessary, except those jurisdictions where failure to be so qualified, licensed, or in good standing would not be reasonably likely to have a Material Adverse Effect on Mykrolis. Complete and correct copies of the Articles or Certificate of Incorporation and Bylaws or similar charter or organizational documents of Mykrolis and each of its Subsidiaries have been made available to Entegris.

(b) Capitalization. The authorized capital stock of Mykrolis consists solely of the following: (i) 250,000,000 shares of Mykrolis Common Stock, of which, as of February 1, 2005, 41,961,602 shares were issued and outstanding; and (ii) 5,000,000 shares of Preferred Stock, $.01 par value per share (the “Mykrolis Preferred Stock”), of which, as of the date of this Agreement, none is issued and outstanding. No shares of Mykrolis Common Stock are held in the treasury of Mykrolis. All of the issued and outstanding shares of capital stock of Mykrolis and each of its corporate Subsidiaries, and all of the limited liability company interests of each of its limited liability company Subsidiaries, have been duly authorized and validly issued, are fully paid and nonassessable (in the case of such capital stock), and were not granted in violation of any statutory preemptive rights. As of the date of this Agreement, there are no outstanding subscriptions, options, warrants, rights, calls, or other agreements or commitments of any character pursuant to which Mykrolis or any of its Subsidiaries is or may become obligated to issue, sell, transfer, or otherwise dispose of, or purchase, redeem, or otherwise acquire, any shares of capital stock of, or other equity interests in, Mykrolis or any of its Subsidiaries, and there are no outstanding securities convertible into or exchangeable for any such capital stock or other equity interests, except for (i) options to purchase up to an aggregate of 6,809,003 shares of Mykrolis Common Stock at the exercise prices set forth in the Mykrolis Disclosure Schedule, (ii) the Common Stock Rights Agreement, dated as of November 29, 2001, between Mykrolis and Equiserve Trust Company, N.A., as Rights Agent, as amended (the “Mykrolis Rights Agreement”) pursuant to which each outstanding share of Mykrolis Common Stock has attached to it certain rights (the “Mykrolis Rights”) to purchase one share of Mykrolis Common Stock, at a purchase price of $130 per share (subject to adjustment), and (iii) rights of participants to purchase shares of Mykrolis Common Stock pursuant to the Employee Stock Purchase Plan of Mykrolis (the “Mykrolis Employee Stock Purchase Plan”). There are no preemptive rights, rights of first refusal, rights of first offer, or any similar rights granted by Mykrolis or any of its Subsidiaries with respect to the securities of Mykrolis or any of its Subsidiaries. As of the date of this Agreement, there are no stock appreciation rights, phantom stock rights, or performance shares outstanding with respect to Mykrolis or any of its Subsidiaries or similar agreements or commitments obligating Mykrolis or any Subsidiary of Mykrolis to make cash payments pursuant to any stock based or stock related plan based upon the market price performance of Mykrolis Common Stock. Mykrolis owns, directly or indirectly, all of the issued and outstanding shares of capital stock or limited liability company interests of every class of each of its Subsidiaries, free and clear of all Liens, security interests, pledges, charges, and other encumbrances. The Mykrolis Disclosure Schedule contains a complete and correct list of each corporation, limited liability company, partnership, joint venture, or other business association in which Mykrolis has any direct or indirect equity ownership interest, including the nature of the equity interest held by Mykrolis therein. There are no voting trusts or agreements or arrangements to which Mykrolis or any of its Subsidiaries is a party or of which Mykrolis otherwise has knowledge with respect to the voting of its capital stock.

(c) Authorization and Execution.

(i) Mykrolis has the corporate power and authority to execute and deliver this Agreement and, subject to approval by Mykrolis’ stockholders at the special meeting of stockholders referred to in Section 4.01(c)(ii), to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Mykrolis have been duly authorized by the Board of Directors of Mykrolis, and no further corporate action of Mykrolis, other than the approval of its stockholders and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware is necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Mykrolis and, assuming the accuracy of the representations and warranties of Entegris and Eagle Delaware set forth in Section 4.02(c), constitutes the legal, valid, and binding obligation of Mykrolis, enforceable against Mykrolis in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

(ii) Mykrolis’ Board of Directors has at a meeting duly called and held: (A) determined that this Agreement and the transactions contemplated by this Agreement are advisable and fair to and in the best interests of Mykrolis’ stockholders; (B) approved this Agreement and the transactions contemplated by this Agreement; and (C) resolved to recommend approval of this Agreement and the Merger by its stockholders (the “Mykrolis Voting Proposal”). No other corporate proceedings on the part of Mykrolis are necessary to authorize or approve this Agreement or to consummate the transactions contemplated by this Agreement, except for the approval of the Mykrolis Voting Proposal by the affirmative vote of the holders of a majority of the outstanding shares of the Mykrolis Common Stock entitled to vote at a meeting (the “Mykrolis Shareholders’ Meeting”) of the stockholders of Mykrolis convened to consider and vote upon the Mykrolis Voting Proposal (the “Requisite Mykrolis Shareholder Approval”). No person is entitled to appraisal or dissenter’s rights under the Delaware Corporation Law as a result of this Agreement or the Merger.

(d) No Conflicts. Neither the execution and delivery of this Agreement by Mykrolis nor the consummation by Mykrolis of the transactions contemplated hereby in accordance with their terms, will (i) conflict with or result in a breach of the Articles or Certificate of Incorporation, Bylaws, Articles of Organization, operating agreement, or similar charter or organizational documents, as currently in effect, of Mykrolis or any of its Subsidiaries; (ii) require any filing with, or consent or approval of, any governmental authority having jurisdiction over any of the business or assets of Mykrolis or any of its Subsidiaries, except for (A) the requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (b) filings as may be required under foreign antitrust or competition Laws, (C) the filing of the Certificate of Merger with the Delaware Secretary of State, and (D) the filing of the

Joint Proxy Statement (as defined in Section 4.01(f) hereof) with the Securities and Exchange Commission (“SEC”) in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (iii) violate any statute, law, ordinance, rule, or regulation applicable to Mykrolis or any of its Subsidiaries or any injunction, judgment, order, writ, or decree to which Mykrolis or any of its Subsidiaries or any of their respective assets has been specifically identified as subject; or (iv) result in a breach of, or constitute a default or an event that, with or without the passage of time or the giving of notice, or both, would constitute a default, give rise to a right of termination, cancelation, or acceleration, create any entitlement of any third party to any material payment or benefit, require notice to or the consent of any third party, or result in the creation of any Lien on the assets of Mykrolis or any of its Subsidiaries under, any Mykrolis Material Contract (as defined in Section 4.01(i)), except, in the case of clauses (ii), (iii) and (iv), where the violation, breach, default, termination, cancelation, acceleration, payment, benefit, or Lien, or the failure to make such filing or obtain such consent or approval would not be reasonably likely to have a Material Adverse Effect on Mykrolis.

(e) SEC Reports; Financial Statements; Undisclosed Liabilities.

(i) Mykrolis has made available to Entegris, in the form filed with the SEC, its (A) Annual Report on Form 10-K for each of its fiscal years ended December 31, 2002 through December 31, 2004, (B) all proxy statements relating to Mykrolis’ meetings of shareholders (whether annual or special) held since January 1, 2002, and (C) all other reports, registration statements, and other filings (including amendments to previously filed documents) filed by Mykrolis with the SEC since January 1, 2002 (all such reports, proxy statements, registration statements, and filings, other than the Joint Proxy Statement (as defined in Section 4.01(f)), being herein collectively called the “Mykrolis SEC Reports” and individually called a “Mykrolis SEC Report”). Taking into account any amendments and supplements filed prior to the date of this Agreement, no Mykrolis SEC Report, as of its filing date, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and each Mykrolis SEC Report at the time of its filing complied as to form in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and the rules and regulations of the SEC. Since January 1, 2002, Mykrolis has filed in a timely manner all reports that it was required to file with the SEC pursuant to the Exchange Act, the Securities Act, and the rules and regulations of the SEC.

(ii) The consolidated financial statements contained in the Mykrolis SEC Reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of Mykrolis and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and consolidated cash flows of Mykrolis and its Subsidiaries for the periods indicated, subject, in the case of interim financial statements, to normal year-end adjustments, and except that the interim financial statements do not contain all of the footnote disclosures required by generally accepted accounting principles.

(iii) Except as and to the extent reflected or reserved against on the most recent balance sheet contained in the Mykrolis SEC Reports filed prior to the date hereof (the “Mykrolis Balance Sheet”), neither Mykrolis nor any of its Subsidiaries had, as of the date of the Mykrolis Balance Sheet, any material obligations or liabilities of any nature that as of such date would have been required to be included on a consolidated balance sheet of Mykrolis prepared in accordance with generally accepted accounting principles as in effect on that date. From the date of the Mykrolis Balance Sheet to the date of this Agreement, neither Mykrolis nor any of its Subsidiaries has incurred any obligations or liabilities of any nature that are currently outstanding that would be required to be reflected on, or reserved against in, a consolidated balance sheet of Mykrolis dated as of the date of this Agreement prepared in accordance with generally accepted accounting principles as in effect on the date of this Agreement, other than those arising in the ordinary course of business (including trade indebtedness) since the date of the Mykrolis Balance Sheet and those that individually or in the aggregate would not be reasonably likely to have a Material Adverse Effect on Mykrolis.

(iv) The chief executive officer and the chief financial officer of Mykrolis have made all certifications required by, and nothing has come to their attention that would preclude them from being able to make such certifications as of the date hereof and as of the Closing Date as if required to be made as of such dates pursuant to, Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct, and Mykrolis is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing standards and corporate governance rules of the NYSE.

(v) Neither Mykrolis nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership or any similar contract or arrangement (including without limitation any contract or arrangement relating to any transaction or relationship between or among Mykrolis and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including without limitation any structured finance, special purpose or limited purpose entity or person, on the other hand), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Mykrolis or any of its Subsidiaries in Mykrolis’ or its Subsidiaries’ published financial statements.

(f) Information to be Supplied by Mykrolis. None of the information supplied or to be supplied by or on behalf of Mykrolis for inclusion or incorporation by reference in the registration statement to be filed with the SEC by Entegris and Eagle Delaware in connection with the issuance of shares of Eagle Delaware Common Stock in the Merger (the “Registration Statement”) will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of Mykrolis for inclusion or incorporation by reference in the joint proxy statement, in definitive form, relating to the Mykrolis Shareholders’ Meeting and the Entegris Shareholders’ Meeting (as defined in Section 4.02(c)(ii)) to be held in connection with the Reincorporation Merger and the Merger, or in the related proxy and notice of meeting, or soliciting material used in connection therewith (referred to herein collectively as the “Joint Proxy Statement”) will, at the dates mailed to shareholders and at the times of the Mykrolis Shareholders’ Meeting and the Entegris Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Joint Proxy Statement (except for information supplied by or on behalf of Entegris or Eagle Delaware for inclusion therein) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(g) Absence of Certain Changes or Events. From the date of the Mykrolis Balance Sheet to and including the date of this Agreement, Mykrolis and its Subsidiaries have conducted their respective businesses and operations in the ordinary course consistent with past practices and neither Mykrolis nor any of its Subsidiaries has:

(i) split, combined, or reclassified any shares of its capital stock or made any other changes in its equity capital structure;

(ii) purchased, redeemed, or otherwise acquired, directly or indirectly, any shares of its capital stock or any options, rights, or warrants to purchase any of its capital stock or any securities convertible into or exchangeable for any of its capital stock;

(iii) declared, set aside, or paid any dividend or made any other distribution in respect of shares of its capital stock, except for dividends or distributions by any of its Subsidiaries to Mykrolis or another wholly owned Subsidiary of Mykrolis;

(iv) issued any shares of its capital stock or granted any options, rights, or warrants to purchase any such capital stock or any securities convertible into or exchangeable for any such capital stock, except (A) issuances of shares of Mykrolis Common Stock upon the exercise of options under Mykrolis incentive plans in accordance with the terms of such plans, (B) grants of options for 500 shares of Mykrolis Common Stock pursuant to Mykrolis incentive plans, (C) issuances of shares of Mykrolis Common Stock pursuant to the Mykrolis Employee Stock Purchase Plan, and (D) the issuance of Mykrolis Rights under the Mykrolis Rights Agreement in connection with the issuance of Mykrolis Common Stock permitted pursuant to this Agreement;

(v) purchased any business, purchased any stock of any corporation other than Mykrolis, or merged or consolidated with any person;

(vi) sold, leased, licensed, or otherwise disposed of, pledged, granted a security interest in, or encumbered any assets or properties that were material to Mykrolis and its Subsidiaries, taken as a whole, other than sales or other dispositions in the ordinary course of business, or Permitted Liens (as defined in Section 10.08);

(vii) incurred, assumed, or guaranteed any indebtedness for money borrowed other than (A) borrowings incurred for working capital purposes under Mykrolis’ existing revolving credit facilities, and (B) intercompany indebtedness;

(viii) changed or modified in any material respect any existing accounting method, principle, or practice, other than as required by generally accepted accounting principles;

(ix) increased the compensation or benefits of any officer or director of Mykrolis or any of its Subsidiaries, other than consistent with past practice;

(x) entered into or amended any contract, agreement, employment, severance, or special pay arrangement with any employee of Mykrolis or any of its Subsidiaries, except in the ordinary course of business consistent with past practice;

(xi) except for this Agreement, entered into any commitment to do any of the foregoing;

(xii) suffered any business interruption, damage to, or destruction of its properties, or other incident, occurrence, or event or change (after giving effect to insurance coverage) that would be reasonably likely to have a Material Adverse Effect on Mykrolis; or

(xiii) entered into a contract or agreement with respect to any other agreement or arrangement, the effect of which would have the same result as the occurrence of any of the foregoing.

(h) Tax Matters.

(i) Mykrolis and its Subsidiaries have timely filed (or received appropriate extensions of time to file) all federal, state, local, and foreign tax returns, reports, forms, or other similar statements (“Tax Returns”) required to be filed by them with respect to gross income, net income, gross receipts, withholding, social security, unemployment, payroll, franchise, property, excise, sales, use, and other taxes of whatever kind and any interest, penalty, or addition to tax attributable thereto (“Taxes”), except for Tax Returns the non-filing of which would not reasonably be likely to have a Material Adverse Effect on Mykrolis, and have paid all Taxes shown on such Tax Returns to the extent they have become due. Mykrolis and its Subsidiaries have paid all Taxes due and payable (whether or not shown on any Tax Return) except for Taxes the nonpayment of which would not reasonably be likely to have a Material Adverse Effect on Mykrolis.

(ii) No Tax Return filed by Mykrolis or any of its Subsidiaries is the subject of any pending or, to the knowledge of Mykrolis, threatened audit, suit, proceeding, or claim by any Governmental Body (as defined in Section 10.08) as of the date of this Agreement. Neither Mykrolis nor any of its Subsidiaries has received, as of the date of this Agreement, a notice of material deficiency or assessment of material additional Taxes that remains unresolved.

(iii) Mykrolis and its Subsidiaries have withheld and paid over to the appropriate governmental authorities all material Taxes required by law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, shareholder or other third party, except for Taxes the nonpayment of which would not reasonably be likely to have a Material Adverse Effect on Mykrolis.

(iv) [INTENTIONALLY OMITTED]

(v) [INTENTIONALLY OMITTED]

(vi) Neither Mykrolis nor any of its Subsidiaries is a party to or is bound by any Tax allocation or sharing agreement or arrangement other than (i) such an agreement or arrangement exclusively between and among Mykrolis and its wholly owned Subsidiaries, and (ii) the Tax Sharing Agreement dated as of March 31, 2001 between Millipore Corporation and Mykrolis (the “Tax Sharing Agreement”).

(vii) Mykrolis has delivered or made available to Entegris true and complete copies of all requested federal, state, local, and foreign income tax returns with respect to Mykrolis and each of its Subsidiaries.

(viii) There is no contract, agreement, plan, or arrangement covering any employee or former employee of Mykrolis or any of its Subsidiaries that, individually or in the aggregate, could give rise to the payment of any amount that would not be deductible under Section 280G of the Code.

(ix) There are no Liens or encumbrances for Taxes on any of the assets of Mykrolis or any of its Subsidiaries, other than Permitted Liens.

(x) The charges, accruals, and reserves for Taxes with respect to Mykrolis and its Subsidiaries reflected on the Mykrolis Balance Sheet are adequate under generally accepted accounting principles to cover the Tax liabilities of Mykrolis and its Subsidiaries accruing through the date thereof.

(xi) Neither Mykrolis nor any of its Subsidiaries has taken any action or is aware of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from being treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code.

(xii) Within the past five years, neither Mykrolis nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under section 355(a) of the Code, except the distribution of Mykrolis pursuant to the Master Separation and Distribution Agreement between Mykrolis and Millipore Corporation effective as of March 31, 2001 (the “Spin Off”).

(xiii) Neither Mykrolis nor any of its Subsidiaries is or has been a member of any group of corporations filing a consolidated tax return for United States federal income tax purposes (except the group of which Mykrolis is the parent), except for periods of time prior to and including the date of the Spin Off.

(xiv) Mykrolis has made available to Entegris a true and correct copy (deleting confidential names) of that certain private letter ruling (the “Ruling”), issued by the IRS in connection with the Spin Off, and neither Mykrolis nor any of its Subsidiaries has received written notice from any Tax authority indicating that the Ruling may be revoked or its application to the Spin Off described therein challenged or disputed by any Tax authority.

(xv) Mykrolis has materially complied and is in material compliance with the Tax Sharing Agreement.

(xvi) Neither Mykrolis nor any of its Subsidiaries has any material liability for any Taxes of any Person, other than Mykrolis or its Subsidiaries, under Treasury Regulation section 1.1502-6 or any comparable provision of state, local or foreign law, or as a transferee, successor or by contract.

(xvii) The transfer of assets to Mykrolis in connection with the Spin Off and the Spin Off were tax-free transactions under Sections 368(a)(1)(D) and 355 of the Code.

(i) Mykrolis Material Contracts. As of the date of this Agreement, neither Mykrolis nor any of its Subsidiaries is a party to or bound by any:

(i) employment agreement (other than those that are terminable by Mykrolis or any of its Subsidiaries without cost or penalty upon not more than 60 days’ notice);

(ii) material Intellectual Property agreement (other than non-negotiated licenses of commercially available computer software);

(iii) loan or guaranty agreement, indenture or other instrument, contract, or agreement under which any money has been borrowed or loaned and has not been repaid in full or any note, bond, or other evidence of indebtedness has been issued and remains outstanding;

(iv) mortgage, security agreement, or capital lease that effectively creates a Lien on any material assets of Mykrolis or any of its Subsidiaries;

(v) contract restricting Mykrolis or any of its Subsidiaries in any material respect from engaging in business or from competing with any other parties;

(vi) plan of reorganization;

(vii) dealer, distributor, joint marketing or development contract under which Mykrolis or any of its Subsidiaries has continuing material obligations to jointly market any product, technology or service and which may not be canceled without cost or penalty upon notice of 60 days or less, or any contract pursuant to which Mykrolis or any of its Subsidiaries has continuing material obligations to jointly develop any Intellectual Property that will not be owned, in whole or in part, by Mykrolis or any of its Subsidiaries;

(viii) settlement agreements under which Mykrolis or any of its Subsidiaries has ongoing obligations;

(ix) [INTENTIONALLY OMITTED]

(x) partnership or joint venture agreement;

(xi) any agreements, contracts, commitments or restrictions which require the making of any charitable contribution in excess of $25,000 per year; or

(xii) contract that is a “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC).

All of the foregoing that are set forth or are required to be set forth in the Mykrolis Disclosure Schedule are collectively called “Mykrolis Material Contracts.” To the extent Mykrolis Material Contracts are evidenced by documents, true and complete copies thereof have been delivered or made available to Entegris. Each Mykrolis Material Contract is in full force and effect, unless the failure of any Mykrolis Material Contract to be in full force and effect would not be reasonably likely to have a Material Adverse Effect on Mykrolis. Neither Mykrolis nor any of its Subsidiaries nor, to the knowledge of Mykrolis, any other party is in breach of or in default under any of the Mykrolis Material Contracts, except for breaches or defaults which would not be reasonably likely to have a Material Adverse Effect on Mykrolis.

(j) Intellectual Property. The Mykrolis Disclosure Schedule contains a complete and correct list of all material patents and registered trademarks, trade names, registered service marks, and registered copyrights, and all material applications for any of the foregoing owned by Mykrolis and its Subsidiaries as of the date of this Agreement. With such exceptions as, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Mykrolis, to the knowledge of Mykrolis, Mykrolis or one of its Subsidiaries is the sole owner of or has the right to use without the payment of any fee or royalty to any other person (other than pursuant to Mykrolis Material Contracts or other agreements the non-disclosure of which therein does not constitute a misrepresentation under Section 4.01(i)) all Intellectual Property necessary to carry on their respective businesses substantially as currently conducted. As of the date of this Agreement, neither Mykrolis nor any of its Subsidiaries has received any written notice that any material Intellectual Property owned by or exclusively licensed to Mykrolis and/or its Subsidiaries has been declared unenforceable or otherwise invalid by any court or governmental agency. As of the date of this Agreement, there is, to the knowledge of Mykrolis, no material existing infringement, misappropriation or other violation by others of any Intellectual Property owned by or exclusively licensed to Mykrolis and/or its Subsidiaries. From January 1, 2002 to the date of this Agreement, neither Mykrolis nor any of its Subsidiaries has received any written notice alleging that the operation of the business of Mykrolis or any of its Subsidiaries either infringes, misappropriates or otherwise violates in any material respect the Intellectual Property rights of others. Neither Mykrolis nor any of its Subsidiaries is a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from suits, actions or similar legal proceedings which (i) restrict the rights of Mykrolis or any of its Subsidiaries to use any Intellectual Property material to the business of Mykrolis or any of its Subsidiaries as currently conducted, (ii) restrict in any material respect the conduct of business of Mykrolis or any of its Subsidiaries as currently conducted in order to accommodate any third party’s Intellectual Property rights, or (iii) permit third parties to use any material Intellectual Property owned by or exclusively licensed to Mykrolis or any of its Subsidiaries.

(k) Litigation. There is no litigation, arbitration, or administrative proceeding pending against or, to the knowledge of Mykrolis, threatened against Mykrolis or any of its Subsidiaries as of the date of this Agreement that, if decided adversely to such person, would be reasonably likely to have a Material Adverse Effect on Mykrolis, or that seeks to enjoin or otherwise challenges the consummation of the transactions contemplated by this Agreement. As of the date of this Agreement, neither Mykrolis nor any of its Subsidiaries is specifically identified as a party subject to any material restrictions or limitations under any injunction, writ, judgment, order, or decree of any court, administrative agency, commission, or other governmental authority. There has not been nor are there currently any internal investigations or inquiries being conducted by Mykrolis, the Mykrolis Board of Directors (the “Mykrolis Board”), or any committee thereof, or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

(l) Permits, Licenses, Authorizations; Compliance with Laws. Mykrolis and each of its Subsidiaries has all licenses, franchises, permits, and other governmental authorizations (including those required under any Environmental Laws, as defined in Section 4.01(o)) necessary to conduct its business, except where the failure to have any such license, franchise, permit, or other governmental authorization would not be reasonably likely to have a Material Adverse Effect on Mykrolis. Neither Mykrolis nor any of its Subsidiaries is in violation of any such license, franchise, permit, or other governmental authorization, or any statute, law, ordinance, rule, or regulation (including any Environmental Laws) applicable to it or any of its properties, except where the existence of any such violation would not be reasonably likely to have a Material Adverse Effect on Mykrolis.

(m) No Brokers or Finders. Except for Citigroup Global Markets Inc. (“Citigroup”), neither Mykrolis nor any of its Subsidiaries has engaged any investment banker, broker, or finder in connection with the transactions contemplated hereby. The Surviving Corporation shall be liable for and shall pay all obligations of Mykrolis under its engagement letter with Citigroup. A copy of the engagement agreement with Citigroup, together with all other agreements in effect with Citigroup, has been provided to Entegris and except as set forth therein, no other fees are payable to Citigroup with respect to this Agreement or the transactions contemplated hereby.

(n) Employment Matters.

(i) Each employee pension benefit plan (“Pension Plan”), as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), each employee welfare benefit plan (“Welfare Plan”), as defined in Section 3 of ERISA, and each deferred compensation, bonus, incentive, stock incentive, option, stock purchase, severance, or other material employee benefit plan or program (“Benefit Plan”), that is currently maintained by Mykrolis or any of its ERISA Affiliates (as defined below) or with respect to which Mykrolis or any of its ERISA Affiliates is under any current obligation to contribute or has liability, whether current or contingent (collectively, the “Mykrolis Employee Plans” and individually, a “Mykrolis Employee Plan”), is listed in the Mykrolis Disclosure Schedule and, to the extent a Mykrolis Employee Plan is evidenced by documents, true and complete copies thereof have been delivered or made available to Entegris. In addition, copies of the summary plan descriptions of each Benefit Plan, copies of the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Plan, copies of the most recent actuarial report for each such Pension Plan, where applicable, and copies of the annual report (Form 5500 Series) required to be filed with any governmental agency with respect to each such Pension Plan and each such Welfare Plan for the most recent plan year of such plan for which reports have been filed have been delivered or made available to Entegris.

(ii) Each of Mykrolis and its ERISA Affiliates has made on a timely basis all contributions or payments required to be made by it under the terms of the Mykrolis Employee Plans, ERISA, the Code, or other applicable laws, unless such contributions or payments that have not been made are immaterial in amount and the failure to make such payments or contributions will not materially and adversely affect the Mykrolis Employee Plans. No Pension Plan constituting a Mykrolis Employee Plan that is subject to Section 412 of the Code has incurred any “accumulated funding deficiency” (as defined in that section), whether or not material, as of the last day of the most recent plan year of the plan.

(iii) Each Mykrolis Employee Plan (and any related trust or other funding instrument) is being administered in all material respects in compliance with its terms and in both form and operation is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other applicable laws and regulations (other than adoption of any plan amendments for which the deadline has not yet expired), and all material reports required to be filed with any governmental agency with respect to each Pension Plan and each Welfare Plan constituting a Mykrolis Employee Plan have been timely filed.

(iv) There is no material litigation, arbitration, or administrative proceeding pending or, to the knowledge of Mykrolis, threatened against Mykrolis or any of its ERISA Affiliates or, to the knowledge of Mykrolis, any plan fiduciary by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or any participant or beneficiary with respect to any Mykrolis Employee Plan as of the date of this Agreement. Neither Mykrolis nor any of its ERISA Affiliates nor, to the knowledge of Mykrolis, any plan fiduciary of any Pension Plan or Welfare Plan constituting a Mykrolis Employee Plan has engaged in any transaction in violation of Section 406(a) or (b) of ERISA for which no exemption exists under Section 408 of ERISA or any “prohibited transaction” (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code, or is subject to any excise tax imposed by the Code or ERISA with respect to any Mykrolis Employee Plan.

(v) Neither Mykrolis nor any of its ERISA Affiliates currently maintains, nor at any time in the previous six calendar years maintained or had an obligation to contribute to, any defined benefit pension plan subject to Title IV of ERISA, or any “multiemployer plan” as defined in Section 3(37) of ERISA.

(vi) For purposes of this Section 4.01(n), the term “ERISA Affiliate” means (A) any trade or business with which Mykrolis is under common control within the meaning of Section 4001(b) of ERISA, (B) any corporation with which Mykrolis is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code, (C) any entity with which Mykrolis is under common control within the meaning of Section 414(c) of the Code, (D) any entity with which Mykrolis is a member of an affiliated service group within the meaning of Section 414(m) of the Code, and (E) any entity with which Mykrolis is aggregated under Section 414(o) of the Code.

(vii) Except as would not reasonably be likely to have a Material Adverse Effect on Mykrolis, Mykrolis and its Subsidiaries (A) are in compliance with all applicable federal, state and foreign laws, rules, and regulations respecting employment, employment practices, terms and conditions of employment, and wages and hours, in each case, with respect to employees of any of them; (B) have withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees of any of them; (C) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (D) other than routine payments to be made in the normal course of business and consistent with past practice, are not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, Social Security, or other benefits for employees of any of them.

(viii) Neither Mykrolis nor any of its Subsidiaries is a party to any collective bargaining or other union contract. As of the date of this Agreement, no work stoppage or labor strike with respect to any employee of Mykrolis or any of its Subsidiaries is pending or, to the knowledge of Mykrolis, is threatened. There is no pending nor, to the knowledge of Mykrolis, any threatened, labor dispute, grievance, or litigation relating to labor, safety, or discrimination matters involving any employee of Mykrolis or any of its Subsidiaries, including charges of unfair labor practices or discrimination complaints, which would reasonably be likely to have a Material Adverse Effect on Mykrolis. There has been no engagement in any unfair labor practices by Mykrolis or any of its Subsidiaries within the meaning of the National Labor Relations Act which would reasonably be likely to have a Material Adverse Effect on Mykrolis.

(ix) Section 4.01(n) of the Mykrolis Disclosure Schedule sets forth a true, complete and correct list of: (A) all employment agreements with employees of Mykrolis or any of its Subsidiaries (other than at-will offer letters that are consistent with Mykrolis’ general form and do not provide for severance payments or benefits, notice periods for termination or change of control benefits); (B) all employees or former employees of Mykrolis or any of its Subsidiaries who have executed a non-competition agreement with Mykrolis or any of its Subsidiaries; (C) all severance agreements, programs and policies of Mykrolis or any of its Subsidiaries with or relating to its employees, excluding programs and policies required to be maintained by Law; and (D) all plans, programs, agreements and other arrangements of Mykrolis or any of its Subsidiaries pursuant to which payments (or acceleration of benefits or vesting of options or lapse of repurchase rights) may be required, or may become payable directly or indirectly as a result of or in connection with, the negotiation or consummation of the transactions contemplated by, or the execution of, this Agreement. True, complete and correct copies of each of the foregoing agreements to which any employee of Mykrolis or any of its Subsidiaries is a party have been made available to Entegris. Neither the execution and delivery of this Agreement or the Merger nor the consummation of the transactions contemplated hereby or thereby will constitute a “change of control” or similar event under any employment or severance plan, program, agreement or other arrangement with Mykrolis or any of its Subsidiaries.

(x) There are no personnel manuals or handbooks applicable to employees of Mykrolis or any of its Subsidiaries, other than those set forth in Section 4.01(n) of the Mykrolis Disclosures Schedule, true and complete copies or written summaries of which have heretofore been provided to Entegris.

(xi) No employee of Mykrolis or any of its Subsidiaries (A) to Mykrolis’ knowledge, is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Mykrolis or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Mykrolis or any of its Subsidiaries or relating to the use of trade secrets or proprietary information of others, or (B) in the case of any key employee or group of key employees, has given notice as of the date of this Agreement to Mykrolis or any of its Subsidiaries that such employee or any employee in a group of key employees intends to terminate his or her employment with Mykrolis or any of its Subsidiaries.

(xii) Each of Mykrolis and its Subsidiaries has been in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and any similar foreign, state or local Law relating to plant closings and layoffs. Neither Mykrolis nor any of its Subsidiaries is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar state, local or foreign Law.

(o) Environmental Matters.

(i) For purposes of this Agreement:

(A) “Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1201 et seq., the Clean Water Act, 33 U.S.C. §1321 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., and any other federal, state, local, or other governmental statute, regulation, law, or ordinance dealing with the protection of human health, natural resources, or the environment; and

(B) “Hazardous Substance” means any pollutant, contaminant, hazardous substance or waste, solid waste, petroleum or any fraction thereof, or any other chemical, substance, or material listed or identified in or regulated by any Environmental Law.

(ii) Except as would not be reasonably likely to have a Material Adverse Effect on Mykrolis, (A) no real property currently or formerly owned or operated by Mykrolis or any Subsidiary of Mykrolis is contaminated with any Hazardous Substances to an extent or in a manner or condition now requiring remediation under any Environmental Law, (B) neither Mykrolis nor any Subsidiary of Mykrolis has any material unpaid liability for any off-site disposal of Hazardous Substances, and (C) neither Mykrolis nor any of its Subsidiaries has received in writing any claims or notices alleging liability under any Environmental Law. Neither Mykrolis nor any of its Subsidiaries is in violation of any applicable Environmental Law or has any unpaid liability under any Environmental Law and no condition or event has occurred with respect to Mykrolis or any of its Subsidiaries that would constitute a violation of such Environmental Law or result in any unpaid liability under any Environmental Law, excluding, in any event, such violations, conditions, and events that would not be reasonably likely to have a Material Adverse Effect on Mykrolis.

(iii) The Mykrolis Disclosure Schedule lists all environmental assessments in Mykrolis’ possession or control that relate to any of its (or any of its Subsidiaries’) currently or previously owned or leased real property. Mykrolis has delivered to Entegris true and complete copies of all environmental assessments listed in the Mykrolis Disclosure Schedule, all of the disclosures and other information made or contained in which are deemed to be incorporated by reference, and thereby included, in the Mykrolis Disclosure Schedule.

(p) Insurance. Mykrolis (or one of its Subsidiaries) now maintains, and has maintained during the immediately preceding three-year period, policies of insurance with respect to all material properties, assets, and business activities of Mykrolis and each of its Subsidiaries against such casualties, risks, and contingencies as are customarily insured against by entities owning similar properties or assets or engaged in similar business activities.

(q) Amendments to Mykrolis Rights Agreement. The Board of Directors of Mykrolis has amended the Mykrolis Rights Agreement to provide that (i) Entegris will not become an “Acquiring Person” (as defined in the Mykrolis Rights Agreement) as a result of the execution of this Agreement or the consummation of the Merger, (ii) no “Distribution Date,” or “Common Stock Event” (as such terms are defined in the Mykrolis Rights Agreement) will occur as a result of the consummation of the Merger, and (iii) all outstanding Mykrolis Rights issued and outstanding under the Mykrolis Rights Agreement will expire immediately before the Effective Time.

(r) Opinion of Financial Adviser. Mykrolis’ Board of Directors has received the opinion of Citigroup to the effect that, as of the date of this Agreement, the consideration to be received by the holders of Mykrolis Common Stock (other than Entegris or any Subsidiary of Mykrolis or Entegris) in the Merger is fair to such stockholders from a financial point of view.

(s) Ownership of Entegris Common Stock. As of the date of this Agreement, neither Mykrolis nor, to the knowledge of Mykrolis, any of Mykrolis’ affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) is party to any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of, in the case of either clause (i) or (ii), shares of Entegris Common Stock.

(t) Transactions with Affiliates. Except for transactions between or among Mykrolis and any of its wholly owned Subsidiaries, and except for contracts entered into in the ordinary course of business that are no less advantageous to Mykrolis and its Subsidiaries than market terms in all material respects, no affiliate of Mykrolis or any of its Subsidiaries nor any shareholder, officer, director, partner, member, consultant, or employee of Mykrolis or any of its Subsidiaries, is a party to any material contract or transaction with Mykrolis or any of its Subsidiaries, including any material contract or arrangement providing for the furnishing of services to or by, providing for rental of real or personal property (including intellectual property) to or from, or otherwise requiring payments to or from, Mykrolis or any of its Subsidiaries. Since the date of the Mykrolis Balance Sheet, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57 or Item 404 of Regulation S-K of the SEC that has not been so reported in the Mykrolis SEC Reports.

(u) Disclosure Controls and Procedures. Since August 14, 2003, Mykrolis and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by Mykrolis in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to Mykrolis’ management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Mykrolis required under the Exchange Act with respect to such reports. Mykrolis maintains internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(v) Anti-Takeover Statute Not Applicable. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under the Laws of the State of Delaware or other applicable Law (each a “Takeover Statute”) is applicable to the Merger or any of the other transactions contemplated by this Agreement.

(w) Properties and Assets.

(i) Mykrolis or a Subsidiary of Mykrolis has good and valid (and, in the case of real property, fee simple) title to, or a valid leasehold interest in, all the real and tangible properties and assets which it purports to own or lease, including all the properties and assets reflected in the Mykrolis Balance Sheet (except for personal property sold since the date of the Mykrolis Balance Sheet in the ordinary course of business consistent with past practice). All properties and assets reflected in the Mykrolis Balance Sheet are free and clear of all Liens, except for Liens reflected on the Mykrolis Balance Sheet and Liens for current taxes not yet due and other Liens, other than for borrowed money, that do not materially impair the use or operation of the property or assets subject thereto.

(ii) Section 4.01(w) of the Mykrolis Disclosure Schedule sets forth a true, complete and correct list of all real property owned by Mykrolis or its Subsidiaries and the location of such premises. All material real property leases, licenses or other occupancy agreements to which Mykrolis or a Subsidiary of Mykrolis is a party or for which it is obligated (whether as lessor or tenant) (collectively, the “Mykrolis Real Property Leases”) are either filed as exhibits to the Mykrolis SEC Reports filed with the SEC prior to the date hereof or complete copies thereof have been delivered to or made available to Entegris. Section 4.01(w) of the Mykrolis Disclosure Schedule lists all Mykrolis Real Property Leases other than the Mykrolis Real Property Leases which are listed as an exhibit to Mykrolis’ most recent annual report on Form 10-K or a subsequent quarterly report on Form 10-Q.

(iii) Each Mykrolis Real Property Lease is in full force and effect, unless the failure of any Mykrolis Real Property Lease to be in full force and effect would not be reasonably likely to have a Material Adverse Effect on Mykrolis. Neither Mykrolis nor any of its Subsidiaries, nor to the knowledge of Mykrolis, any other party is in breach of or in default under any Mykrolis Real Property Lease, except for breaches or defaults which would not be reasonably likely to have a Material Adverse Effect on Mykrolis.

4.02. Representations and Warranties of Entegris and Eagle Delaware. Except as otherwise set forth in the disclosure schedule delivered by Entegris and Eagle Delaware to Mykrolis concurrently with the execution of this Agreement (the “Entegris Disclosure Schedule”), Entegris and Eagle Delaware jointly and severally represents and warrants to Mykrolis as follows:

(a) Organization, Standing, Qualification. Entegris is a corporation and each of its Subsidiaries is a corporation or limited liability company (as identified in the Entegris Disclosure Schedule) duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization (as identified in the Entegris Disclosure Schedule) and has the requisite corporate or limited liability company, as applicable, power and authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted. Each of Entegris and its Subsidiaries is duly qualified or licensed as a foreign corporation or limited liability company to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated, or leased by it, or the nature of its business, makes such qualification or licensing necessary, except those jurisdictions where failure to be so qualified, licensed, or in good standing would not be reasonably likely to have a Material Adverse Effect on Entegris. Complete and correct copies of the Articles or Certificate of Incorporation and Bylaws or similar charter or organizational documents of Entegris and each of its Subsidiaries have been made available to Mykrolis.

(b) Capitalization. The authorized capital stock of Entegris consists solely of 200,000,000 shares of Entegris Common Stock of which, as of the date of this Agreement, 74,020,304 shares are issued and outstanding, and no shares are held in the treasury of Entegris. All of the issued and outstanding shares of capital stock of Entegris and each of its corporate Subsidiaries, and all of the limited liability company interests of each of its limited liability company Subsidiaries, have been duly authorized and validly issued, are fully paid and nonassessable (in the case of such capital stock), and were not granted in violation of any statutory preemptive rights. As of the date of this Agreement, there are no outstanding subscriptions, options, warrants, rights, calls or other agreements or commitments of any character pursuant to which Entegris or any of its Subsidiaries is or may become obligated to issue, sell, transfer, or otherwise dispose of, or purchase, redeem, or otherwise acquire, any shares of capital stock of, or other equity interests in, Entegris or any of its Subsidiaries, and there are no outstanding securities convertible into or exchangeable for any such capital stock or other equity interests, except for (i) options to purchase up to an aggregate of 9,136,258 shares of Entegris Common Stock at the exercise prices set forth in the Entegris Disclosure Schedule, (ii) rights of participants to purchase shares of Entegris Common Stock pursuant to the Employee Stock Purchase Plan of Entegris (the “Entegris Employee Stock Purchase Plan”) and (iii) rights of foreign employees of Entegris to exchange up to 22,729 restricted stock units for shares of Entegris Common Stock pursuant to the terms of the restricted stock units. There are no preemptive rights, rights of first refusal, rights of first offer, or any similar rights granted by Entegris or any of its Subsidiaries with respect to the securities of Entegris or any of its Subsidiaries. As of the date of this Agreement, there are no stock appreciation rights, phantom stock rights, or performance shares outstanding with respect to Entegris or any of its Subsidiaries or similar agreements or commitments obligating Entegris or any Subsidiary of Entegris to make cash payments pursuant to any stock based or stock related plan based on the market price performance of Entegris Common Stock. The shares of Eagle Delaware Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, and nonassessable, and no person will have any preemptive right, subscription right, or other purchase right in respect thereof other than pursuant to agreements with Mykrolis or any of its Subsidiaries as in effect on the date hereof. The Eagle Delaware Common Stock to be issued in the Merger, when issued, will be registered under the Securities Act and Exchange Act and registered or exempt from registration under any applicable state securities or “blue sky” laws. Entegris owns, directly or indirectly, all of the issued and outstanding shares of capital stock or limited liability company interests of every class of each of its Subsidiaries, free and clear of all Liens, security interests, pledges, charges, and other encumbrances. The Entegris Disclosure Schedule contains a complete and correct list of each corporation, limited liability company, partnership, joint venture, or other business association in which Entegris has any direct or indirect equity ownership interest, including the nature of the equity interest held by Entegris therein. There are no voting trusts or agreements or arrangements to which Entegris or any of its Subsidiaries is a party or of which Entegris otherwise has knowledge with respect to the voting of its capital stock.

(c) Authorization and Execution.

(i) Each of Entegris and Eagle Delaware has the corporate power and authority to execute and deliver this Agreement and the Reincorporation Plan of Merger and, subject to approval by Entegris’ shareholders at the special meeting of shareholders referred to in 4.02(c)(ii), to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and the Reincorporation Plan of Merger by Entegris and Eagle Delaware have been duly authorized by the Board of Directors of Entegris and the Board of Directors of Eagle Delaware, and no further corporate action of Entegris or Eagle Delaware, other than the approval of Entegris’ shareholders and of Entegris as the sole stockholder of Eagle Delaware prior to the Reincorporation Merger, the filing of the Certificate and the Articles of Merger respectively with the Secretary of State of Delaware and of Minnesota, respectively, in connection with the Reincorporation Merger, and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Merger is necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Entegris and Eagle Delaware and, assuming the accuracy of the representations and warranties of Mykrolis set forth in Section 4.01(c), constitutes the legal, valid, and binding obligation of Entegris and Eagle Delaware, enforceable against each of them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

(ii) Entegris’ Board of Directors has at a meeting duly called and held: (A) determined that this Agreement and the Reincorporation Plan of Merger and the transactions contemplated by this Agreement and the Reincorporation Plan of Merger are advisable and fair to and in the best interests of Entegris’ shareholders; (B) approved this Agreement and the Reincorporation Plan of Merger and the transactions contemplated by this Agreement and the Reincorporation Plan of Merger; and (C) resolved to recommend approval by its shareholders of this Agreement and the Reincorporation Plan of Merger and the Reincorporation Merger and the Merger, including (i) the issuance of the Eagle Delaware Common Stock to former stockholders of Mykrolis contemplated by this Agreement, (ii) the adoption of Eagle Delaware’s Certificate of Incorporation to read as set forth in Exhibit B hereto, and (iii) the adoption of Eagle Delaware’s

Bylaws to read as set forth in Exhibit C hereto (collectively, the “Entegris Voting Proposal”). Eagle Delaware’s Board of Directors has at a meeting duly called and held approved this Agreement, the Reincorporation Plan of Merger and the transactions contemplated hereby and thereby. No other corporate proceedings on the part of Entegris or Eagle Delaware are necessary to authorize or approve this Agreement or the Reincorporation Plan of Merger or to consummate the transactions contemplated by this Agreement or the Reincorporation Plan of Merger, except for the approval of the Entegris Voting Proposal by the affirmative vote of the holders of a majority of the outstanding shares of Entegris Common Stock entitled to vote at a meeting (the “Entegris Shareholders’ Meeting”, and together with the Mykrolis Shareholders’ Meeting, the “Shareholders’ Meetings”), of the shareholders of Entegris to consider and vote upon the Entegris Voting Proposal (the “Requisite Entegris Shareholder Approval” and together with the Requisite Mykrolis Shareholder Approval, the “Shareholders’ Approvals”) and the approval by Entegris as sole stockholder of Eagle Delaware of the Reincorporation Plan of Merger and this Agreement. No person is entitled to appraisal or dissenter’s rights under the Delaware General Corporation Law or the Minnesota Business Corporation Act as a result of this Agreement, the Merger, the Reincorporation Merger Agreement, or the Reincorporation Merger.

(d) No Conflicts. Neither the execution and delivery of this Agreement by Entegris and Eagle Delaware nor the consummation by them of the transactions contemplated hereby in accordance with their terms, will (i) conflict with or result in a breach of the Articles or Certificate of Incorporation, Bylaws, Articles of Organization, operating agreement, or similar charter or organizational documents, as currently in effect, of Entegris or any of its Subsidiaries; (ii) require any filing with, or consent or approval of, any governmental authority having jurisdiction over any of the business or assets of Entegris or any of its Subsidiaries, except for (A) the requirements under the HSR Act, (B) filings as may be required under foreign antitrust or competition Law, (C) the filing of articles of merger with the Minnesota Secretary of State and a certificate of merger with the Delaware Secretary of State with respect to the Reincorporation Merger, and the filing of the Certificate of Merger with the Delaware Secretary of State, (D) the filing of the Joint Proxy Statement with the SEC in accordance with the requirements of the Exchange Act, (E) the filing of the Registration Statement with the SEC in accordance with the Securities Act, and (F) such filings, consents, and approvals, if any, as may be required under applicable state securities or “blue sky” laws and regulations; (iii) violate any statute, law, ordinance, rule, or regulation applicable to Entegris or any of its Subsidiaries or any injunction, judgment, order, writ or decree to which Entegris or any of its Subsidiaries or any of their respective assets has been specifically identified as subject; or (iv) result in a breach of, or constitute a default or an event that, with or without the passage of time or the giving of notice, or both, would constitute a default, give rise to a right of termination, cancelation, or acceleration, create any entitlement of any third party to any material payment or benefit, require notice to or the consent of any third party, or result in the creation of any Lien on the assets of Entegris or any of its Subsidiaries under, any Entegris Material Contract (as defined in Section 4.02(i)), except, in the case of clauses (ii), (iii) and (iv), where the violation, breach, default, termination, cancelation, acceleration, payment, benefit, or Lien, or the failure to make such filing or obtain such consent or approval would not be reasonably likely to have a Material Adverse Effect on Entegris.

(e) SEC Reports; Financial Statements; Undisclosed Liabilities.

(i) Entegris has made available to Mykrolis, in the form filed with the SEC, its (A) Annual Report on Form 10-K for each of its fiscal years ended August, 2002 through August, 2004, (B) all proxy statements relating to Entegris’ meetings of shareholders (whether annual or special) held since September 1, 2001, and (C) all other reports, registration statements and other filings (including amendments to previously filed documents) filed by Entegris with the SEC since September 1, 2001 (all such reports, proxy statements, registration statements, and filings, other than the Registration Statement and the Joint Proxy Statement, being herein collectively called the “Entegris SEC Reports” and individually called a “Entegris SEC Report”). Taking into account any amendments and supplements filed prior to the date of this Agreement, no Entegris SEC Report, as of its filing date, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and each Entegris SEC Report at the time of its filing complied as to form in all material respects with all applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC. Since September 1, 2001, Entegris has filed in a timely manner all reports that it was required to file with the SEC pursuant to the Exchange Act, the Securities Act, and the rules and regulations of the SEC. Eagle Delaware will be treated as a “successor issuer” within the meaning of Rule 12g-3 under the Exchange Act and the Eagle Delaware Common Stock will, at and after the Reincorporation Merger Effective Time, be registered under Section 12(g) of the Exchange Act and be approved for quotation on NASDAQ.

(ii) The consolidated financial statements contained in the Entegris SEC Reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of Entegris and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and consolidated cash flows of Entegris and its Subsidiaries for the periods indicated, subject, in the case of interim financial statements, to normal year-end adjustments, and except that the interim financial statements do not contain all of the footnote disclosures required by generally accepted accounting principles.

(iii) Except as and to the extent reflected or reserved against on the most recent balance sheet contained in the Entegris SEC Reports filed prior to the date hereof (the “Entegris Balance Sheet”), neither Entegris nor any of its Subsidiaries had, as of the date of the Entegris Balance Sheet, any material obligations or liabilities of any nature that as of such date would have been required to be included on a consolidated balance sheet of Entegris prepared in accordance with generally accepted accounting principles as in effect on that date. From the date of the Entegris Balance Sheet to the date of this Agreement, neither Entegris nor any of its Subsidiaries has incurred any obligations or liabilities of any nature that are currently outstanding that would be required to be reflected on, or reserved against in, a consolidated balance sheet of Entegris dated as of the date of this Agreement prepared in accordance with generally accepted accounting principles as in effect on the date of this Agreement, other than those arising in the ordinary course of business (including trade indebtedness) since the date of the Entegris Balance Sheet and those that individually or in the aggregate would not be reasonably likely to have a Material Adverse Effect on Entegris.

(iv) The chief executive officer and the chief financial officer of Entegris have made all certifications required by, and nothing has come to their attention that would preclude them from being able to make such certifications as of the date hereof and as of the Closing Date as if required to be made as of such dates pursuant to, Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the statements contained in any such certifications are complete and correct, and Entegris is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing standards and corporate governance rules of the NASDAQ.

(v) Neither Entegris nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership or any similar contract or arrangement (including without limitation any contract or arrangement relating to any transaction or relationship between or among Entegris and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including without limitation any structured finance, special purpose or limited purpose entity or person, on the other hand), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Entegris or any of its Subsidiaries in Entegris’ or its Subsidiaries’ published financial statements.

(f) Information to be Supplied by Entegris and Eagle Delaware. None of the information supplied or to be supplied by or on behalf of Entegris or Eagle Delaware for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of Entegris or Eagle Delaware for inclusion or incorporation by reference in the Joint Proxy Statement will, at the dates mailed to shareholders and at the times of the Mykrolis Shareholders’ Meeting and the Entegris Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The

Registration Statement and the Joint Proxy Statement (except for information supplied by or on behalf of Mykrolis for inclusion therein) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(g) Absence of Certain Changes or Events. From the date of the Entegris Balance Sheet to and including the date of this Agreement, Entegris and its Subsidiaries have conducted their respective businesses and operations in the ordinary course consistent with past practices and neither Entegris nor any of its Subsidiaries has:

(i) split, combined, or reclassified any shares of its capital stock or made any other changes in its equity capital structure;

(ii) purchased, redeemed, or otherwise acquired, directly or indirectly, any shares of its capital stock or any options, rights, or warrants to purchase any of its capital stock or any securities convertible into or exchangeable for any of its capital stock;

(iii) declared, set aside, or paid any dividend or made any other distribution in respect of shares of its capital stock, except for dividends or distributions by any of its Subsidiaries to Entegris or another wholly owned Subsidiary of Entegris;

(iv) issued any shares of its capital stock or granted any options, rights or warrants to purchase any such capital stock or any securities convertible into or exchangeable for any such capital stock, except (A) issuances of shares of Entegris Common Stock upon the exercise of options or in exchange for restricted stock units under Entegris incentive plans in accordance with the terms of such plans, (B) grants of options for 19,500 shares of Entegris Common Stock pursuant to Entegris incentive plans, (C) issuances of 6,500 shares of Entegris Common Stock pursuant to restricted stock grants under Entegris’ incentive plans in accordance with the terms of such plans, and (D) issuances of shares of Entegris Common Stock pursuant to Entegris’ Employee Stock Purchase Plan;

(v) purchased any business, purchased any stock of any corporation other than Entegris, or merged or consolidated with any person;

(vi) sold, leased, licensed, or otherwise disposed of, pledged, granted a security interest in, or encumbered any assets or properties that were material to Entegris and its Subsidiaries, taken as a whole, other than sales or other dispositions in the ordinary course of business or Permitted Liens;

(vii) incurred, assumed, or guaranteed any indebtedness for money borrowed other than (A) borrowings incurred for working capital purposes under Entegris’ existing revolving credit facilities, and (B) intercompany indebtedness;

(viii) changed or modified in any material respect any existing accounting method, principle, or practice, other than as required by generally accepted accounting principles;

(ix) increased the compensation or benefits of any officer or director of Entegris or any of its Subsidiaries, other than consistent with past practice;

(x) entered into or amended any contract, agreement, employment, severance, or special pay arrangement with any employee of Entegris or any of its Subsidiaries, except in the ordinary course of business consistent with past practice;

(xi) except for this Agreement, entered into any commitment to do any of the foregoing;

(xii) suffered any business interruption, damage to, or destruction of its properties or other incident, occurrence, or event or change (after giving effect to insurance coverage) that would be reasonably likely to have a Material Adverse Effect on Entegris; or

(xiii) entered into a contract or agreement with respect to any other agreement or arrangement, the effect of which would have the same result as the occurrence of any of the foregoing.

(h) Tax Matters.

(i) Entegris and its Subsidiaries have timely filed (or received appropriate extensions of time to file) all Tax Returns required to be filed by them with respect to Taxes, except for Tax Returns the non-filing of which would not reasonably be expected to have a Material Adverse Effect on Entegris, and have paid all Taxes shown on such Tax Returns to the extent they have become due. Entegris and its Subsidiaries have paid all Taxes due and payable (whether or not shown on any Tax Return) except for Taxes the nonpayment of which would not reasonably be expected to have a Material Adverse Effect on Entegris.

(ii) No Tax Return filed by Entegris or any of its Subsidiaries is the subject of any pending or, to the knowledge of Entegris, threatened audit, suit, proceeding, or claim by any Governmental Body as of the date of this Agreement. Neither Entegris nor any of its Subsidiaries has received, as of the date of this Agreement, a notice of material deficiency or assessment of material additional Taxes that remains unresolved.

(iii) Entegris and its Subsidiaries have withheld and paid over to the appropriate governmental authorities all material Taxes required by law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, shareholder or other third party except for Taxes the nonpayment of which would not reasonably be likely to have a Material Adverse Effect on Entegris.

(iv) [INTENTIONALLY OMITTED]

(v) [INTENTIONALLY OMITTED]

(vi) Neither Entegris nor any of its Subsidiaries is a party to or is bound by any Tax allocation or sharing agreement or arrangement other than such an agreement or arrangement exclusively between and among Entegris and its wholly owned Subsidiaries.

(vii) Entegris has delivered or made available to Mykrolis true and complete copies of all requested federal, state, local, and foreign income tax returns with respect to Entegris and each of its Subsidiaries.

(viii) There is no contract, agreement, plan, or arrangement covering any employee or former employee of Entegris or any of its Subsidiaries that, individually or in the aggregate, could give rise to the payment of any amount that would not be deductible under Section 280G of the Code.

(ix) There are no Liens or encumbrances for Taxes on any of the assets of Entegris or any of its Subsidiaries, other than Permitted Liens.

(x) The charges, accruals, and reserves for Taxes with respect to Entegris and its Subsidiaries reflected on the Entegris Balance Sheet are adequate under generally accepted accounting principles to cover the Tax liabilities of Entegris and its Subsidiaries accruing through the date thereof.

(xi) Neither Entegris nor any of its Subsidiaries has taken any action or is aware of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from being treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code.

(xii) Within the past five years, neither Entegris nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under section 355(a) of the Code.

(xiii) Neither Entegris nor any of its Subsidiaries is or has been a member of any group of corporations filing a consolidated tax return for United States federal income tax purposes (except the group of which Entegris is the parent).

(xiv) The Reincorporation Merger qualifies as a reincorporation under section 368(a)(1)(F) of the Code for U.S. federal income tax purposes. Eagle Delaware has conducted no business activities since its formation and was organized solely for the purpose of effecting the reincorporation of Entegris in Delaware.

(xv) Neither Entegris nor any of its Subsidiaries has any material liability for any Taxes of any Person, other than Entegris or its Subsidiaries, under Treasury Regulation section 1.1502-6 or any comparable provision of state, local or foreign law, or as a transferee, successor or by contract.

(i) Entegris Material Contracts. As of the date of this Agreement, neither Entegris nor any of its Subsidiaries is a party to or bound by any:

(i) employment agreement (other than those that are terminable by Entegris or any of its Subsidiaries without cost or penalty upon not more than 60 days’ notice);

(ii) material Intellectual Property agreement (other than non-negotiated licenses of commercially available computer software);

(iii) loan or guaranty agreement, indenture or other instrument, contract, or agreement under which any money has been borrowed or loaned and has not been repaid in full or any note, bond, or other evidence of indebtedness has been issued and remains outstanding;

(iv) mortgage, security agreement, or capital lease that effectively creates a Lien on any material assets of Entegris or any of its Subsidiaries;

(v) contract restricting Entegris or any of its Subsidiaries in any material respect from engaging in business or from competing with any other parties;

(vi) plan of reorganization;

(vii) dealer, distributor, joint marketing or development contract under which Entegris or any of its Subsidiaries has continuing material obligations to jointly market any product, technology or service and which may not be canceled without cost or penalty upon notice of 60 days or less, or any contract pursuant to which Entegris or any of its Subsidiaries has continuing material obligations to jointly develop any Intellectual Property that will not be owned, in whole or in part, by Entegris or any of its Subsidiaries;

(viii) settlement agreements under which Entegris or any of its Subsidiaries has ongoing obligations;

(ix) [INTENTIONALLY OMITTED]

(x) partnership or joint venture agreement;

(xi) any agreements, contracts, commitments or restrictions which require the making of any charitable contribution in excess of $25,000 per year; or

(xii) contract that is a “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC).

All of the foregoing that are set forth or are required to be set forth in the Entegris Disclosure Schedule are collectively called “Entegris Material Contracts.” To the extent Entegris Material Contracts are evidenced by documents, true and complete copies thereof have been delivered or made available to Mykrolis. Each Entegris Material Contract is in full force and effect, unless the failure of any Entegris Material Contract to be in full force and effect would not be reasonably likely to have a Material Adverse Effect on Entegris. Neither Entegris nor any of its Subsidiaries nor, to the knowledge of Entegris, any other party is in breach of or in default under any of the Entegris Material Contracts, except for breaches or defaults which would not be reasonably likely to have a Material Adverse Effect on Entegris.

(j) Intellectual Property. The Entegris Disclosure Schedule contains a complete and correct list of all material patents and registered trademarks, trade names, registered service marks, and registered copyrights, and all material applications for any of the foregoing owned by Entegris and its Subsidiaries as of the date of this Agreement. With such exceptions as, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Entegris, to the knowledge of Entegris, Entegris or one of its Subsidiaries is the sole owner of or has the right to use without the payment of any fee or royalty to any other person (other than pursuant to Entegris Material Contracts or other agreements the non-disclosure of which therein does not constitute a misrepresentation under Section 4.02(i)) all Intellectual Property necessary to carry on their respective businesses substantially as currently conducted. As of the date of this Agreement, neither Entegris nor any of its Subsidiaries has received any written notice that any material Intellectual Property owned by or exclusively licensed to Entegris and/or its Subsidiaries has been declared unenforceable or otherwise invalid by any court or governmental agency. As of the date of this Agreement, there is, to the knowledge of Entegris, no material existing infringement, misappropriation or other violation by others of any Intellectual Property owned by or exclusively licensed to Entegris and/or its Subsidiaries. From January 1, 2002 to the date of this Agreement, neither Entegris nor any of its Subsidiaries has received any written notice alleging that the operation of the business of Entegris or any of its Subsidiaries either infringes, misappropriates or otherwise violates in any material respect the Intellectual Property rights of others. Neither Entegris nor any of its Subsidiaries is a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from suits, actions or similar legal proceedings which (i) restrict the rights of Entegris or any of its Subsidiaries to use any Intellectual Property material to the business of Entegris or any of its Subsidiaries as currently conducted, (ii) restrict in any material respect the conduct of business of Entegris or any of its Subsidiaries as currently conducted in order to accommodate any third party’s Intellectual Property rights, or (iii) permit third parties to use any material Intellectual Property owned by or exclusively licensed to Entegris or any of its Subsidiaries.

(k) Litigation. There is no litigation, arbitration, or administrative proceeding pending against or, to the knowledge of Entegris, threatened against Entegris or any of its Subsidiaries as of the date of this Agreement that, if decided adversely to such person, would be reasonably likely to have a Material Adverse Effect on Entegris, or that seeks to enjoin or otherwise challenges the consummation of the transactions contemplated by this Agreement. As of the date of this Agreement, neither Entegris nor any of its Subsidiaries is specifically identified as a party subject to any material restrictions or limitations under any injunction, writ, judgment, order, or decree of any court, administrative agency, commission, or other governmental authority. There has not been nor are there currently any internal investigations or inquiries being conducted by Entegris, the Entegris Board of Directors (the “Entegris Board”), or any committee thereof, or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

(l) Permits, Licenses, Authorizations; Compliance with Laws. Entegris and each of its Subsidiaries has all licenses, franchises, permits, and other governmental authorizations (including those required under any Environmental Laws) necessary to conduct its business, except where the failure to have any such license, franchise, permit, or other governmental authorization would not be reasonably likely to have a Material Adverse Effect on Entegris. Neither Entegris nor any of its Subsidiaries is in violation of any such license, franchise, permit, or other governmental authorization, or any statute, law, ordinance, rule, or regulation (including any Environmental Laws) applicable to it or any of its properties, except where the existence of any such violation would not be reasonably likely to have a Material Adverse Effect on Entegris.

(m) No Brokers or Finders. Except for Goldman, Sachs & Co. (“Goldman Sachs”), neither Entegris nor any of its Subsidiaries has engaged any investment banker, broker, or finder in connection with the transactions contemplated hereby. A copy of the engagement agreement with Goldman Sachs, together with all other agreements in effect with Goldman Sachs, has been provided to Mykrolis and except as set forth therein, no other fees are payable to Goldman Sachs with respect to this Agreement or the transactions contemplated hereby.

(n) Employment Matters.

(i) Each Pension Plan, Welfare Plan, and Benefit Plan that is currently maintained by Entegris or any of its ERISA Affiliates (as defined below) or with respect to which Entegris or any of its ERISA Affiliates is under any current obligation to contribute or has liability, whether current or contingent (collectively, the “Entegris Employee Plans” and individually, a “Entegris Employee Plan”), is listed in the Entegris Disclosure Schedule and, to the extent an Entegris Employee Plan is evidenced by documents, true and complete copies thereof have been delivered or made available to Mykrolis. In addition, copies of the summary plan descriptions of each Benefit Plan, copies of the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Plan, copies of the most recent actuarial report for each such Pension Plan, where applicable, and copies of the annual report (Form 5500 Series)

required to be filed with any governmental agency with respect to each such Pension Plan and each such Welfare Plan for the most recent plan year of such plan for which reports have been filed have been delivered or made available to Mykrolis.

(ii) Each of Entegris and its ERISA Affiliates has made on a timely basis all contributions or payments required to be made by it under the terms of the Entegris Employee Plans, ERISA, the Code, or other applicable laws, unless such contributions or payments that have not been made are immaterial in amount and the failure to make such payments or contributions will not materially and adversely affect the Entegris Employee Plans. No Pension Plan constituting an Entegris Employee Plan that is subject to Section 412 of the Code has incurred any “accumulated funding deficiency” (as defined in that section), whether or not material, as of the last day of the most recent plan year of the plan.

(iii) Each Entegris Employee Plan (and any related trust or other funding instrument) is being administered in all material respects in compliance with its terms and in both form and operation is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other applicable laws and regulations (other than adoption of any plan amendments for which the deadline has not yet expired), and all material reports required to be filed with any governmental agency with respect to each Pension Plan and each Welfare Plan constituting an Entegris Employee Plan have been timely filed.

(iv) There is no material litigation, arbitration, or administrative proceeding pending or, to the knowledge of Entegris, threatened against Entegris or any of its ERISA Affiliates or, to the knowledge of Entegris, any plan fiduciary by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or any participant or beneficiary with respect to any Entegris Employee Plan as of the date of this Agreement. Neither Entegris nor any of its ERISA Affiliates nor, to the knowledge of Entegris, any plan fiduciary of any Pension Plan or Welfare Plan constituting an Entegris Employee Plan has engaged in any transaction in violation of Section 406(a) or (b) of ERISA for which no exemption exists under Section 408 of ERISA or any “prohibited transaction” (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code, or is subject to any excise tax imposed by the Code or ERISA with respect to any Entegris Employee Plan.

(v) Neither Entegris nor any of its ERISA Affiliates currently maintains, nor at any time in the previous six calendar years maintained or had an obligation to contribute to, any defined benefit pension plan subject to Title IV of ERISA, or any “multiemployer plan” as defined in Section 3(37) of ERISA.

(vi) For purposes of this Section 4.02(n), the term “ERISA Affiliate” means (A) any trade or business with which Entegris is under common control within the meaning of Section 4001(b) of ERISA, (B) any corporation with which Entegris is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code, (C) any entity with which Entegris is under common control within the meaning of Section 414(c) of the Code, (D) any entity with which Entegris is a member of an affiliated service group within the meaning of Section 414(m) of the Code, and (E) any entity with which Entegris is aggregated under Section 414(o) of the Code.

(vii) Except as would not reasonably be likely to have a Material Adverse Effect on Entegris, Entegris and its Subsidiaries (A) are in compliance with all applicable federal, state and foreign laws, rules, and regulations respecting employment, employment practices, terms and conditions of employment, and wages and hours, in each case, with respect to employees of any of them; (B) have withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees of any of them; (C) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (D) other than routine payments to be made in the normal course of business and consistent with past practice, are not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, Social Security, or other benefits for employees of any of them.

(viii) Neither Entegris nor any of its Subsidiaries is a party to any collective bargaining or other union contract. As of the date of this Agreement, no work stoppage or labor strike with respect to any employee of Entegris or any of its Subsidiaries is pending or, to the knowledge of Entegris, is threatened. There is no pending nor, to the knowledge of Entegris, any threatened, labor dispute, grievance, or litigation relating to labor, safety, or discrimination matters involving any employee of Entegris or any of its Subsidiaries, including charges of unfair labor practices or discrimination complaints, which would reasonably be likely to have a Material Adverse Effect on Entegris. There has been no engagement in any unfair labor practices by Entegris or any of its Subsidiaries within the meaning of the National Labor Relations Act which would reasonably be likely to have a Material Adverse Effect on Entegris.

(ix) Section 4.02(n) of the Entegris Disclosure Schedule sets forth a true, complete and correct list of: (A) all employment agreements with employees of Entegris or any of its Subsidiaries (other than at-will offer letters that are consistent with Entegris’ general form and do not provide for severance payments or benefits, notice periods for termination or change of control benefits); (B) all employees or former employees of Entegris or any of its Subsidiaries who have executed a non-competition agreement with Entegris or any of its Subsidiaries; (C) all severance agreements, programs and policies of Entegris or any of its Subsidiaries with or relating to its employees, excluding programs and policies required to be maintained by Law; and (D) all plans, programs, agreements and other arrangements of Entegris or any of its Subsidiaries pursuant to which payments (or acceleration of benefits or vesting of options or lapse of repurchase rights) may be required, or may become payable directly or indirectly as a result of or in connection with, the negotiation or consummation of the transactions contemplated by, or the execution of, this Agreement. True, complete and correct copies of each of the foregoing agreements to which any employee of Entegris or any of its Subsidiaries is a party have been made available to Mykrolis. Neither the execution and delivery of this Agreement or the Reincorporation Plan of Merger nor the consummation of the transactions contemplated hereby or thereby will constitute a “change of control” or similar event under any employment or severance plan, program, agreement or other arrangement with Entegris or any of its Subsidiaries.

(x) There are no personnel manuals or handbooks applicable to employees of Entegris or any of its Subsidiaries, other than those set forth in Section 4.02(n) of the Entegris Disclosures Schedule, true and complete copies or written summaries of which have heretofore been provided to Mykrolis.

(xi) No employee of Entegris or any of its Subsidiaries (A) to Entegris’ knowledge, is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Entegris or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Entegris or any of its Subsidiaries or relating to the use of trade secrets or proprietary information of others, or (B) in the case of any key employee or group of key employees, has given notice as of the date of this Agreement to Entegris or any of its Subsidiaries that such employee or any employee in a group of key employees intends to terminate his or her employment with Entegris or any of its Subsidiaries.

(xii) Each of Entegris and its Subsidiaries is and has been in compliance with all notice and other requirements under the WARN Act, and any similar foreign, state or local Law relating to plant closings and layoffs. Neither Entegris nor any of its Subsidiaries is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar state, local or foreign Law.

(o) Environmental Matters.

(i) Except as would not be reasonably likely to have a Material Adverse Effect on Entegris, (A) no real property currently or formerly owned or operated by Entegris or any Subsidiary of Entegris is contaminated with any Hazardous Substances to an extent or in a manner or condition now requiring remediation under any Environmental Law, (B) neither Entegris nor any Subsidiary of Entegris has any material unpaid liability for any off-site disposal of Hazardous Substances, and (C) neither Entegris nor any of its Subsidiaries has received in writing any claims or notices alleging liability under any

Environmental Law. Neither Entegris nor any of its Subsidiaries is in violation of any applicable Environmental Law or has any unpaid liability under any Environmental Law and no condition or event has occurred with respect to Entegris or any of its Subsidiaries that would constitute a violation of such Environmental Law or result in any unpaid liability under any Environmental Law, excluding, in any event, such violations, conditions, and events that would not be reasonably likely to have a Material Adverse Effect on Entegris.

(ii) The Entegris Disclosure Schedule lists all environmental assessments in Entegris’ possession or control that relate to any of its (or any of its Subsidiaries’) currently or previously owned or leased real property. Entegris has delivered to Mykrolis true and complete copies of all environmental assessments listed in the Entegris Disclosure Schedule, all of the disclosures and other information made or contained in which are deemed to be incorporated by reference, and thereby included, in the Entegris Disclosure Schedule.

(p) Insurance. Entegris (or one of its Subsidiaries) now maintains, and has maintained during the immediately preceding three-year period, policies of insurance with respect to all material properties, assets, and business activities of Entegris and each of its Subsidiaries against such casualties, risks, and contingencies as are customarily insured against by entities owning similar properties or assets or engaged in similar business activities.

(q) Opinion of Financial Adviser. Entegris’ Board of Directors has received the opinion of Goldman Sachs to the effect that, as of the date of this Agreement, the proposed exchange ratio to be paid by Entegris in the Merger is fair to Entegris from a financial point of view.

(r) Ownership of Mykrolis Common Stock. As of the date of this Agreement, neither Entegris nor, to the knowledge of Entegris, any of Entegris’ affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) is party to any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of, in the case of either clause (i) or (ii), shares of Mykrolis Common Stock.

(s) Transactions with Affiliates. Except for transactions between or among Entegris and any of its wholly owned Subsidiaries, and except for contracts entered into in the ordinary course of business that are no less advantageous to Entegris and its Subsidiaries than market terms in all material respects, no affiliate of Entegris or any of its Subsidiaries nor any shareholder, officer, director, partner, member, consultant, or employee of Entegris or any of its Subsidiaries, is a party to any material contract or transaction with Entegris or any of its Subsidiaries, including any material contract or arrangement providing for the furnishing of services to or by, providing for rental of real or personal property (including intellectual property) to or from, or otherwise requiring payments to or from, Entegris or any of its Subsidiaries. Since the date of the Entegris Balance Sheet, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57 or Item 404 of Regulation S-K of the SEC that has not been so reported in the Entegris SEC Reports.

(t) Disclosure Controls and Procedures. Since August 14, 2003, Entegris and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by Entegris in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to Entegris’ management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Entegris required under the Exchange Act with respect to such reports. Entegris maintains internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(u) Anti-Takeover Statute Not Applicable. No Takeover Statute is applicable to the Merger or any of the other transactions contemplated by this Agreement.

(v) Properties and Assets.

(i) Entegris or a Subsidiary of Entegris has good and valid (and, in the case of real property, fee simple) title to, or a valid leasehold interest in, all the real and tangible properties and assets which it purports to own or lease, including all the properties and assets reflected in the Entegris Balance Sheet (except for personal property sold since the date of the Entegris Balance Sheet in the ordinary course of business consistent with past practice). All properties and assets reflected in the Entegris Balance Sheet are free and clear of all Liens, except for Liens reflected on the Entegris Balance Sheet and Liens for current taxes not yet due and other Liens, other than for borrowed money, that do not materially impair the use or operation of the property or assets subject thereto.

(ii) Section 4.02(v) of the Entegris Disclosure Schedule sets forth a true, complete and correct list of all real property owned by Entegris or its Subsidiaries and the location of such premises. All material real property leases, licenses or other occupancy agreements to which Entegris or a Subsidiary of Entegris is a party or for which it is obligated (whether as lessor or tenant) (collectively, the “Entegris Real Property Leases”) are either filed as exhibits to the Entegris SEC Reports filed with the SEC prior to the date hereof or complete copies thereof have been delivered to or made available to Mykrolis. Section 4.02(v) of the Entegris Disclosure Schedule lists all Entegris Real Property Leases other than the Entegris Real Property Leases which are listed as an exhibit to Entegris’ most recent annual report on Form 10-K or a subsequent quarterly report on Form 10-Q.

(iii) Each Entegris Real Property Lease is in full force and effect, unless the failure of any Entegris Real Property Lease to be in full force and effect would not be reasonably likely to have a Material Adverse Effect on Entegris. Neither Entegris nor any of its Subsidiaries, nor to the knowledge of Entegris, any other party is in breach of or in default under any Entegris Real Property Lease, except for breaches or defaults which would not be reasonably likely to have a Material Adverse Effect on Entegris.

ARTICLE V

CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

5.01. Covenants of Mykrolis and Entegris. From the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Entegris and Mykrolis each agrees as to itself and its respective Subsidiaries (except to the extent that the other party otherwise consents in writing or as specifically required by this Agreement or as set forth in Section 5.01 of the Mykrolis Disclosure Schedule or Section 5.01 of the Entegris Disclosure Schedule, as applicable), to carry on its business in the usual, regular, and ordinary course in substantially the same manner as previously conducted, to use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, to keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it. Except as expressly stated in this Agreement, subject to Article VI, or as set forth in Section 5.01 of the Mykrolis Disclosure Schedule or Section 5.01 of the Entegris Disclosure Schedule, as applicable, each of Entegris and Mykrolis agrees that it shall not (and shall not permit any of its Subsidiaries to), without the prior written consent of the other party:

(a) accelerate, amend, or change the period of exercisability of options or restricted stock granted under any employee stock plan or authorize cash payments in exchange for any options granted under any of those plans except as required by the terms of those plans or any related agreements or other agreements in effect as of the date of this Agreement;

(b) transfer or license to any person or entity or otherwise extend, amend, or modify any rights to its Intellectual Property, other than in the ordinary course of business consistent with past practices;

(c) declare or pay any dividends on or make any other distributions (whether in cash, stock, or property) in respect of any of its capital stock, or split, combine, or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of capital stock of such party, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except for issuances of Mykrolis Rights by Mykrolis pursuant to the Mykrolis Rights Agreement in connection with the issuance of Mykrolis Common Stock permitted by this Agreement;

(d) issue, deliver, or sell or authorize or propose the issuance, delivery, or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants, or options to acquire, or other agreements or commitments of any character obligating it to issue, any such shares or other convertible securities, other than the grant of options to employees and non-employee directors and grants of restricted stock to employees and restricted stock units in a manner consistent with past practices and pursuant to currently existing stock incentive or employee stock purchase plans, the issuance of shares upon the exercise of options or restricted stock units outstanding pursuant to existing stock incentive or employee stock purchase plans as of the date hereof and issuances of Mykrolis Rights by Mykrolis pursuant to the Mykrolis Rights Agreement in connection with the issuance of Mykrolis Common Stock permitted by this Agreement;

(e) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of such party and its Subsidiaries, taken as a whole, other than capital expenditures permitted under clause (k) below;

(f) sell, lease, license, or otherwise dispose of any of, or terminate or fail to make any election to renew or extend any Material Contract with respect to, its properties or assets that are material, individually or in the aggregate, to the business of such party and its Subsidiaries, taken as a whole, other than the sale or disposition of inventory and obsolete equipment in the ordinary course of business consistent with past practice;

(g) (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees other than officers in accordance with past practices, (ii) increase or agree to increase the compensation payable or to become payable to officers or grant any additional severance or termination pay to, or enter into any employment or severance agreements with such officers, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any employee, except in accordance with past practices, (iv) enter into any collective bargaining agreement, (v) establish, adopt, enter into, or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, or other plan, trust, fund, policy, or arrangement for the benefit of any directors, officers, or employees, or (vi) establish any new executive employee position;

(h) (i) revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, other than revaluations that the auditors for such entity require in accordance with generally accepted accounting principles or in the ordinary course of business, (ii) change or modify in any material respect any existing accounting method, principle or practice other than as required by generally accepted accounting principles, or (iii) change its fiscal year;

(i) incur any indebtedness for borrowed money other than borrowings incurred for working capital purposes in the ordinary course of business under its existing revolving credit facility, or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its Subsidiaries or guarantee any debt securities of others, or voluntarily prepay any outstanding indebtedness except prepayments without penalty under its existing revolving credit facility; provided that nothing herein shall preclude intercompany indebtedness, guaranties, or assumptions between such party and any one or more of its wholly owned Subsidiaries or between two or more of its wholly owned Subsidiaries;

(j) amend or propose to amend its charter documents or bylaws, except as contemplated by this Agreement;

(k) make any capital expenditure or commitment for which it is not contractually bound at the date hereof except (i) expenditures and commitments incurred in the ordinary course and (ii) other capital expenditures and commitments not to exceed $2,000,000 in the aggregate.

(l) make any material tax election or enter into any agreement to settle or compromise any material tax liability, other than consistent with past practices;

(m) amend any term of any of its outstanding securities;

(n) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other material reorganization (other than a merger, consolidation, liquidation, or dissolution between wholly owned Subsidiaries of such party or a merger, consolidation, liquidation, or dissolution of any wholly owned Subsidiary into such party);

(o) create, incur, assume, or suffer to exist any Lien upon any of its property, assets, or revenues, whether now owned or hereafter acquired, other than (i) Liens incurred to secure indebtedness or other obligations permitted by this Agreement that is not presently unsecured indebtedness, (ii) Permitted Liens, and (iii) Liens, other than for borrowed money, that would not reasonably be expected to have a Material Adverse Effect on such party;

(p) create, incur, assume, or suffer to exist any obligation whereby such party or any Subsidiary of such party guarantees any, leases, dividends, or other obligations of any third party other than such party or any of its wholly owned Subsidiaries or parent companies;

(q) make any material loan, advance, or capital contribution to or investment in any person, or acquire any investment interest, other than loans, advances, or capital contributions to or investments in (i) its wholly owned Subsidiaries, or (ii) such party by any of its wholly owned Subsidiaries;

(r) enter into any agreement or arrangement that materially limits or otherwise materially restricts it or any of its Subsidiaries from engaging in the business currently conducted thereby anywhere in the world or otherwise from engaging in any other business;

(s) take any action that would be reasonably likely to prevent or impede the Merger from being treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code;

(t) settle, or propose to settle, any material litigation, investigation, arbitration, proceeding, or other claim, other than in the ordinary course of business and except for existing litigation, which may be settled on commercially reasonably terms; or

(u) (i) amend any Entegris Material Contract or Mykrolis Material Contract, as the case may be, in any material respect or enter into any agreement that would be deemed to be an Entegris Material Contract or Mykrolis Material Contract, as the case may be, other than in the ordinary course of business consistent with past practice; (ii) terminate, cancel or waive any right under any Entegris Material Contract or Mykrolis Material Contract, as the case may be, other than in the ordinary course of business consistent with past practices, or (iii) or enter into, amend or terminate any lease relating to real property, other than in the ordinary course of business consistent with past practice;

(v) (i) adopt or implement any shareholder rights plan or similar arrangement (other than the Entegris Rights Agreement), or (ii) take any action to cause any Takeover Statute to apply (or fail to take any action within its control to prevent any Takeover Statute from applying) to this Agreement or the transactions contemplated hereby;

(w) modify its standard warranty terms for its products or amend or modify any product warranties in effect as of the date of this Agreement in any manner that is materially adverse to it, other than extensions of warranties in the ordinary course of business; or

(x) take, or agree in writing or otherwise to take, any of the actions described in subparagraphs (a) through (w) above, or any action that is reasonably likely to cause any of its representations or warranties contained in this Agreement to become untrue or incorrect in any material respect as of the Closing or to cause any of the conditions to the Merger set forth in Article VII not to be satisfied.

5.02. Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Entegris and Mykrolis shall report to the other on material operational matters and the general status of ongoing operations and shall promptly provide the other party and its counsel with copies of all filings made by the party with any governmental entity in connection with this Agreement, the Merger, and the transactions contemplated hereby.

5.03. Control of Operations. Nothing contained in this Agreement shall give either Entegris or Mykrolis, directly or indirectly, the right to control or direct the operations of the other prior to the Effective Time. Prior to the Effective Time, each of Entegris and Mykrolis shall exercise, consistent with, and subject to, the terms and conditions of this Agreement, complete control and supervision over its respective operations.

ARTICLE VI

ADDITIONAL COVENANTS

6.01. No Solicitation.

(a) Except as set forth in Section 6.01 of the Mykrolis Disclosure Schedule, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, each of Entegris and Mykrolis (each an “Applicable Party”) shall not and shall not authorize or permit any Subsidiary, officer, director, financial adviser, representative, or agent of it or its Subsidiaries to, directly or indirectly:

(i) solicit, seek, initiate, or knowingly encourage any inquiries or proposals that constitute, or would be reasonably likely to lead to, a proposal or offer for (A) a merger, consolidation, or business combination involving the Applicable Party or any of its Subsidiaries (other than a merger of a wholly owned Subsidiary of an Applicable Party into the Applicable Party or another of its wholly owned Subsidiaries), (B) a sale of assets representing an amount equal to or greater than 25% of the consolidated assets of the Applicable Party and its Subsidiaries taken as a whole (other than the sale or other disposition of inventory or obsolete equipment in the ordinary course of business consistent with past practice), (C) a sale of shares of capital stock of the Applicable Party or any of its Subsidiaries (including without limitation by way of a tender offer or exchange offer) that would result in any person or group beneficially owning 10% or more of any class or series of equity securities of the Applicable Party or any of its Subsidiaries or any similar transaction involving the Applicable Party or any of its Subsidiaries, other than the transactions required by this Agreement, or (D) the consummation of any other transaction or the entering into of any other agreement or arrangement with respect to any other transaction, the effect of which would have the same result as the occurrence of the preceding clauses (A), (B), or (C) (any of the foregoing inquiries or proposals, other than those that relate to matters set forth in Section 6.01 of the Mykrolis Disclosure Schedule, being referred to in this Agreement as a “Third Party Acquisition Proposal”);

(ii) engage in discussions or negotiations or enter into any agreement with any person or group other than the other Applicable Party or its affiliates (a “Third Party”) concerning any Third Party Acquisition Proposal, or provide any non-public information regarding, or afford access to the properties, books, records, or personnel of, the Applicable Party or any of its Subsidiaries, to any Third Party that is considering making, or has made, any Third Party Acquisition Proposal; or

(iii) agree to or recommend any Third Party Acquisition Proposal;

provided, however, that, at any time prior to the time Shareholders’ Approval with respect to the Applicable Party is obtained and if the Applicable Party is not otherwise in material breach of its obligations under this Section 6.01, nothing contained in this Section 6.01 shall prevent the Applicable Party from furnishing non-public information pursuant to a confidentiality agreement at least as favorable to the Applicable Party as the Confidentiality Agreements (as defined in Section 6.13) or affording access to the properties, books, records, and personnel of the Applicable Party or any of its Subsidiaries to, or entering into discussions or negotiations with, any Third Party in connection with a Third Party Acquisition Proposal by such Third Party or recommending any Third Party Acquisition Proposal pursuant to clause (iii) hereof if and only to the extent the Board of Directors of the Applicable Party, in the exercise of its fiduciary duties, determines in good faith by a majority vote (after consultation with its financial and legal advisers) that such Third Party Acquisition Proposal is reasonably likely to result in a Superior Proposal (as hereinafter defined). For purposes of this Agreement, “Superior Proposal” means a Third Party Acquisition Proposal (except that all references to “10% or more” or “25%” in the definition of Third Party Acquisition Proposal shall be deemed to be references to “a majority”) that was not solicited in violation of this Agreement and that, in the good faith judgment of the Board of Directors of the Applicable Party, taking into account, to the extent deemed appropriate by such Board of Directors, the various legal, financial, and regulatory aspects of the Third Party Acquisition Proposal and the person or group making such proposal, (A) if accepted, is reasonably likely to be consummated, and (B) if consummated, is reasonably likely to result in a transaction that is more favorable to the Applicable Party shareholders (in their capacity as shareholders), from a financial point of view, than the transactions contemplated by this Agreement.

(b) Nothing in this Section 6.01 shall operate to hinder or prevent either Entegris or Mykrolis from fully complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act with regard to a Third Party Acquisition Proposal; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under Section 9.01 or Section 10.04.

(c) Each of Entegris and Mykrolis agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party, unless the Board of Directors thereof, in the exercise of its fiduciary duties, determines in good faith by a majority vote (after consultation with its financial and legal advisers) that such action is required. Notwithstanding anything stated in this Section 6.01(c), neither Entegris nor Mykrolis need refuse a request from any person who has signed a standstill agreement with such party to make a Third Party Acquisition Proposal to the Chief Executive Officer or the Board of Directors thereof if the Board of Directors determines in good faith by a majority vote, in the exercise of its fiduciary duties, after consultation with its legal counsel, that such action is required.

(d) Each of Entegris and Mykrolis will notify the other promptly (but in no event later than 24 hours) after receipt by it (or any of its advisers) of any request (other than in the ordinary course of business and not related to a Third Party Acquisition Proposal) for non-public information relating to it or any of its Subsidiaries or for access to its properties, books, or records or any of its Subsidiaries by any person who is known to be considering making, or has made, a Third Party Acquisition Proposal or of an inquiry from a third party seeking to have discussions or negotiations relating to, or make, a possible Third Party Acquisition Proposal. Such notice shall be provided orally and in writing and shall identify the terms and conditions of any such Third Party Acquisition Proposal, indication, or request, including the identify of the party making the Third Party Acquisition Proposal, indication, or request and shall be accompanied by copies of all agreements or proposed agreements related thereto. Each Applicable Party shall keep the other reasonably informed, on a prompt basis (but in any event no later than 24 hours following any written correspondence from any person known to be contemplating a Third Party Acquisition Proposal), of the status and details of any such Third Party Acquisition Proposal, indication, or request and shall provide such other party with copies of all agreements and proposed agreements related to such Third Party Acquisition Proposal.

(e) Each of Entegris and Mykrolis shall, and shall cause each of its Subsidiaries and the directors, employees, financial advisers, representatives, and other agents of it and its Subsidiaries to, cease immediately and cause to be terminated all discussions or negotiations with any persons conducted prior to the date hereof with respect to any Third Party Acquisition Proposal.

(f) Except as set forth in Section 9.01, nothing set forth in this Section 6.01 shall (i) permit any party hereto to terminate this Agreement, (ii) affect any other obligation of the parties under this Agreement, (iii) limit either Entegris’ or Mykrolis’ obligation to duly call, give notice of, convene and hold its respective Shareholders’ Meeting, (iv) relieve either Entegris or Mykrolis of its obligation to submit to a vote of its shareholders or stockholders either the Entegris Voting Proposal or the Mykrolis Voting Proposal, as appropriate, at its respective Shareholders’ Meeting, or (v) except to the extent required by law, permit either party hereto to submit for a vote of its respective shareholders or stockholders at or prior to its respective Shareholders’ Meeting any Third Party Acquisition Proposal.

6.02. Joint Proxy Statement; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement, Entegris and Mykrolis shall prepare and file with the SEC the Joint Proxy Statement to be sent to the shareholders of Entegris and Mykrolis in connection with the Entegris Shareholders’ Meeting and the Mykrolis Shareholders’ Meeting, and Entegris and Eagle Delaware shall prepare and file with the SEC the Registration Statement on Form S-4. Entegris, Eagle Delaware and Mykrolis shall use reasonable best efforts to cause the Registration Statement to become effective as soon after filing as practicable. The Joint Proxy Statement shall include the recommendation of the Board of Directors of Mykrolis in favor of the Mykrolis Voting Proposal and the recommendation of the Board of Directors of Entegris in favor of the Entegris Voting Proposal; provided that the Board of Directors of either Entegris or Mykrolis may withdraw its recommendation if it is necessary to do so pursuant to Section 6.04(b). Entegris, Eagle Delaware and Mykrolis shall make all other necessary filings with respect to the Reincorporation Merger and the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder.

(b) Mykrolis shall take such action as may be necessary to ensure that (i) the information supplied by Mykrolis for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading, and (ii) the information supplied by Mykrolis for inclusion in the Joint Proxy Statement, or included or supplied by on or behalf of Mykrolis for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each, a “Regulation M-A Filing”), shall not, on the date the Joint Proxy Statement is first mailed to shareholders of Entegris or stockholders of Mykrolis, at the time such Regulation M-A Filing is filed with the SEC, at the time of the Mykrolis Shareholders’ Meeting and the Entegris Shareholders’ Meeting, and at the Effective Time, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Mykrolis Shareholders’ Meeting or Entegris Shareholders’ Meeting that has become false or misleading. If at any time prior to the Effective Time any event relating to Mykrolis or any of its affiliates, officers, or directors is discovered by Mykrolis that should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Mykrolis shall promptly so inform Entegris.

(c) Entegris and Eagle Delaware shall take such action as may be necessary to ensure that (i) the information supplied by Entegris and Eagle Delaware for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading, and (ii) the information supplied by Entegris and Eagle Delaware for inclusion in the Joint Proxy Statement, or included or supplied by or on behalf of Entegris or Eagle Delaware for inclusion in any Regulation M-A Filing, shall not, on the date the Joint Proxy Statement is first mailed to shareholders of Entegris or stockholders of Mykrolis, at the time such Regulation M-A Filing is filed with the SEC, at the time of the Entegris Shareholders’ Meeting and the Mykrolis Shareholders’ Meeting, and at the Effective Time, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Entegris Shareholders’ Meeting or the Mykrolis Shareholders’ Meeting that has become false or misleading. If at any time before the Effective Time any event relating to Entegris or any of its affiliates, officers, or directors is discovered by Entegris that should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Entegris shall promptly so inform Mykrolis.

(d) Each of Mykrolis, Entegris and Eagle Delaware shall use its reasonable best efforts to have the Joint Proxy Statement cleared by the SEC and, as soon as practicable thereafter, shall cause copies of the Joint Proxy Statement and form of proxy pursuant thereto to be mailed to their respective shareholders and stockholders in accordance with applicable provisions of Law.

6.03. Access to Information. Upon reasonable notice and to the extent permitted under applicable Law and the provisions of agreements to which Entegris or Mykrolis, as the case may be, is a party, each of Mykrolis and Entegris shall (and shall cause their respective Subsidiaries to) afford to the officers, employees, accountants, counsel, and other authorized representatives of the other, reasonable access, during normal business hours during the period before the Effective Time, to all its properties, books, contracts, commitments, and records and, during such period, each of Mykrolis and Entegris shall (and shall cause their respective Subsidiaries to) furnish promptly to the other (a) a copy of each report, schedule, registration statement, and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties, and personnel as such other party or its authorized representatives may reasonably request. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of businesses of Mykrolis and Entegris and their respective Subsidiaries and the investigating party will take all reasonable precautions to protect and preserve the confidentiality of all information described in this Section 6.03, as required under the Confidentiality Agreements (as defined in Section 6.13). No information or knowledge obtained in any investigation pursuant to this Section 6.03 shall be deemed to modify a representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger or limit the remedies of any party hereunder.

6.04. Board Recommendations; Shareholders’ Meetings.

(a) Subject to the terms of this Section 6.04, neither the Entegris Board (or any committee thereof) nor the Mykrolis Board (or any committee thereof) shall:

(i) withdraw, amend or modify, or propose publicly to withdraw, amend or modify, in a manner adverse to the other party, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the transactions contemplated hereby (any such withdrawal, amendment, modification or proposal, a “Change of Recommendation”); or

(ii) adopt, approve or recommend to its shareholders or stockholders that they accept, or propose publicly to adopt, approve or recommend, any Third Party Acquisition Proposal.

(b) Notwithstanding anything to the contrary set forth herein, each of the Mykrolis Board and the Entegris Board may effect a Change of Recommendation but only if the Board of Directors thereof, in the exercise of its fiduciary duties, determines in good faith by a majority vote, after consultation with its outside counsel, that the Change of Recommendation is necessary to satisfy its fiduciary duties. Furthermore, if such Change of Recommendation results from the receipt of a Superior Proposal, then, prior to making such Change of Recommendation (i) the party hereto receiving such Superior Proposal shall provide the other party hereto five business days prior written notice that its Board of Directors intends to take such action (unless at the time such notice is otherwise required to be given, there are fewer than five business days prior to the Applicable Party’s Shareholders’ Meeting or the five business day notice would make impractical compliance with Rule 14e-2(a) or Rule 14d-9, in which case the Applicable Party shall provide as much notice in advance of the Applicable Party’s Shareholders’ Meeting or the filing of a Schedule 14d-9, as applicable, as is reasonably practical) specifying the material terms and conditions of such Superior Proposal (and providing a written copy thereof) and identifying the person or persons making such Superior Proposal and (ii) if, during the foregoing five business day period, the party hereto that has received the foregoing notice shall make a counterproposal to the party hereto that is proposing to effect a Change of Recommendation, the party that is proposing to take such action shall consider and cause its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of any such counterproposal.

(c) Except as provided in Section 9.01, nothing set forth in this Section 6.04 shall, whether or not the Mykrolis Board or the Entegris Board effects a Change of Recommendation in compliance with Section 6.04(b), (i) permit either party hereto to terminate this Agreement, (ii) affect any other obligation of the parties under this Agreement, (iii) limit either party’s obligation to duly call, give notice of, convene and hold its respective Shareholders’ Meeting, (iv) relieve either party hereto of its obligation to submit to a vote of its shareholders or stockholders the Entegris Voting Proposal or the Mykrolis Voting Proposal, as appropriate, at its respective Shareholders’ Meeting, or (v) permit either party hereto to submit for a vote of its respective shareholders or stockholders at or prior to its respective Shareholders’ Meeting any Third Party Acquisition Proposal.

(d) Each party acting through its respective Board of Directors, shall take all actions in accordance with applicable Law, the rules of NASDAQ and of the NYSE, as applicable, and their respective charter documents, to promptly and duly call, give notice of, convene and hold as promptly as practicable, its respective Shareholders’ Meeting for the purpose of considering and voting upon, in the case of Mykrolis, the approval of the Mykrolis Voting Proposal and, in the case of Entegris, the approval of the Entegris Voting Proposal. Each of Mykrolis and Entegris shall use their respective reasonable best efforts to hold the Entegris Shareholders’ Meeting and the Mykrolis Shareholders’ Meeting on the same day and at the same time.

(e) Subject to this Section 6.04, to the fullest extent permitted by applicable Law, (i) in the case of Mykrolis, the Mykrolis Board shall recommend approval of the Mykrolis Voting Proposal by the stockholders of Mykrolis at the Mykrolis Shareholders’ Meeting and include such recommendation in the Joint Proxy Statement and (ii) in the case of Entegris, the Entegris Board shall recommend approval of the Entegris Voting Proposal by the shareholders of Entegris at the Entegris Shareholders’ Meeting and include such recommendation in the Joint Proxy Statement. Unless the Board of Directors of either party, or any committee thereof, shall effect a Change of Recommendation in accordance with this Section 6.04, each of Mykrolis and

Entegris shall use its reasonable best efforts to solicit from its stockholders and shareholders, respectively, proxies in favor of the Mykrolis Voting Proposal or the Entegris Voting Proposal, respectively.

(f) Mykrolis shall submit the Mykrolis Voting Proposal to its stockholders at the Mykrolis Shareholders’ Meeting for the purpose of acting upon such proposal whether or not (i) the Mykrolis Board at any time subsequent to the date of this Agreement effects a Change of Recommendation or (ii) any actual, potential or purported Third Party Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to Mykrolis. Entegris shall submit the Entegris Voting Proposal to its shareholders at the Entegris Shareholders’ Meeting for the purpose of acting upon such proposal whether or not (A) the Entegris Board at any time subsequent to the date of this Agreement effects a Change of Recommendation, or (B) any actual, potential or purported Third Party Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to Entegris. Each of Mykrolis and Entegris shall use reasonable best efforts to ensure that all proxies solicited in connection with its respective Shareholders’ Meeting are solicited in compliance with all applicable legal requirements. Notwithstanding anything to the contrary contained in this Agreement, each of Mykrolis or Entegris, after consultation with the other, may adjourn or postpone its respective Shareholders’ Meeting to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to its respective shareholders or stockholders or, if, as of the time for which the applicable Shareholders’ Meeting is originally scheduled (as set forth in the Joint Proxy Statement), there are insufficient shares of, in the case of Mykrolis, Mykrolis Common Stock and, in the case of Entegris, Entegris Common Stock, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the respective Shareholders’ Meeting.

(g) Following the Shareholders’ Meetings and at or prior to the Closing, each of Mykrolis and Entegris shall deliver to the Corporate Secretary of the other party a certificate setting forth the voting results from the respective Shareholders’ Meeting.

6.05. Legal Conditions to Merger. Each of Entegris and Mykrolis will use its reasonable best efforts to comply promptly with all legal requirements which may be imposed on it with respect to the Merger (which actions shall include, without limitation, furnishing all information required under the HSR Act and applicable foreign antitrust or competition Laws and in connection with approvals of or filings with any other governmental entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them or any of their Subsidiaries in connection with the Merger. Each of Entegris and Mykrolis will, and will cause each of its respective Subsidiaries to, use its reasonable best efforts to obtain (and will cooperate with each other in obtaining) any consent, authorization, order, or approval of, or any exemption by, any governmental entity or other public third party, required to be obtained or made by Entegris, Mykrolis, or any of their respective Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

6.06. Tax-Free Reorganization. Entegris and Mykrolis shall cooperate with each other in obtaining the opinions of Faegre & Benson LLP (“Faegre & Benson”), counsel to Entegris, for the benefit of Entegris’ shareholders and Ropes & Gray LLP (“Ropes & Gray”), counsel to

Mykrolis, for the benefit of the Mykrolis’ stockholders, respectively, dated on or about the date the Registration Statement is declared effective by the SEC and updated as of the Closing Date, constituting conditions precedent to the Reincorporation Merger and the Merger pursuant to Article VII, to the effect that, with respect to the Faegre & Benson opinion, the Reincorporation Merger and the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and, with respect to the Ropes & Gray opinion, that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In connection therewith, each of Entegris and Mykrolis shall deliver to Faegre & Benson and Ropes & Gray customary representation letters in form and substance reasonably satisfactory to such counsel, and at such time or times that may be reasonably requested by such law firms (the representation letters referred to in this sentence are collectively referred to as the “Tax Certificates” ). Prior to the Effective Time, Entegris, Eagle Delaware and Mykrolis shall not take any action that would cause the Reincorporation Merger or the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

6.07. Mykrolis Affiliate Agreements. Within two (2) weeks of the date of this Agreement, Mykrolis will provide Eagle Delaware with a list of those persons who are, in Mykrolis’ reasonable judgment, “affiliates” of Mykrolis within the meaning of Rule 145 (each such person who is an “affiliate” of Mykrolis within the meaning of Rule 145 is herein referred to as a “Rule 145 Affiliate”) under the Securities Act (“Rule 145”). Mykrolis shall provide Eagle Delaware such information and documents as Eagle Delaware shall reasonably request for the purpose of reviewing the list and shall notify Eagle Delaware in writing regarding any change in the identity of its Rule 145 Affiliates prior to the Closing Date. Mykrolis shall use its reasonable efforts to deliver or cause to be delivered to Eagle Delaware no later than five days prior to the Effective Time a letter agreement from each of the Rule 145 Affiliates, by which each Rule 145 Affiliate agrees to comply with the applicable requirements of Rule 145 (each a “Rule 145 Affiliate Agreement”). Eagle Delaware shall be entitled to place appropriate legends on the certificates evidencing any Eagle Delaware Common Stock to be received by such Rule 145 Affiliates pursuant to the terms of this Agreement and to issue appropriate stop transfer instructions to the transfer agent for the Eagle Delaware Common Stock, consistent with the terms of the Rule 145 Affiliate Agreements.

6.08. NASDAQ Listing. Eagle Delaware shall use its best efforts to cause (i) Eagle Delaware to be a “successor issuer” of Entegris within the meaning of Rule 12g-3 under the Exchange Act, (ii) the Eagle Delaware Common Stock to approved for quotation on NASDAQ under the same stock ticker symbol as the Entegris Common Stock had previously been quoted, (iii) the shares of Eagle Delaware Common Stock to be issued in connection with the Merger to be listed on NASDAQ as of the Closing Date, subject to official notice of issuance, and (iv) the shares of Mykrolis Common Stock to be delisted from the NYSE.

6.09. Stock Plans and Other Options.

(a) At the Effective Time, each outstanding option to purchase shares of Mykrolis Common Stock (a “Mykrolis Stock Option”) under the Mykrolis Stock Option Plans whether vested or unvested, and each Mykrolis Stock Option Plan shall be assumed by Eagle Delaware and thereafter each Mykrolis Stock Option shall constitute an option to acquire, on the same terms and condition as were applicable under the Mykrolis Stock Option Plans, the same number of shares of Eagle Delaware Common Stock as the holder of such Mykrolis Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at the price per share set forth in the Mykrolis Stock Option, divided by the number of shares of Eagle Delaware Common Stock into which one share of Mykrolis Common Stock is convertible under Section 2.01, rounded to the nearest full cent; provided, however, that in the case of any Mykrolis Stock Option, the option price, the number of shares purchasable pursuant to such option and the terms and condition of exercise of such option shall be determined in order to comply with Section 424(a) of the Code. “Mykrolis Stock Option Plans” means the 2001 Equity Incentive Plan, the 2003 Employment Inducement and Acquisition Stock Option Plan, the 2001 Non-Employee Director Stock Option Plan, as amended, and Amended and Restated 2001 Employee Stock Purchase Plan.

(b) As soon as practicable after the Effective Time, Eagle Delaware shall deliver to the participants in the Mykrolis Stock Option Plans an appropriate notice setting forth such participant’s rights pursuant thereto and the grants made prior to the Effective Time pursuant to the Mykrolis Stock Option Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.09 after giving effect to the Merger and subject to any acceleration of vesting or other changes therein as a result of the terms of the Mykrolis Stock Option Plans and the consummation of the Merger). Eagle Delaware shall comply with the terms of the Mykrolis Stock Option Plans to ensure, to the extent required by, and subject to the provisions of, the Mykrolis Stock Option Plans, that Mykrolis Stock Options which qualified as incentive stock options under Section 422 of the Code prior to the Effective Time continue to qualify as incentive stock options thereunder after the Effective Time.

(c) Eagle Delaware shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Eagle Delaware Common Stock for delivery under the this Agreement, including under the Mykrolis Stock Option Plans assumed in accordance with this Section 6.09. As soon as practicable after the Effective Time, and in any event no later than 10 days after the Effective Time, Eagle Delaware shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Eagle Delaware Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement for so long as such options remain outstanding. With respect to those individuals who after the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Eagle Delaware shall administer the Mykrolis Stock Option Plans assumed pursuant to this Section 6.09 in a manner that complies with Rule 16b-3 under the Exchange Act.

6.10. Consents. Each of Entegris and Mykrolis shall use reasonable efforts to obtain all necessary consents, waivers, and approvals under any of Entegris’ or Mykrolis’ material agreements, contracts, licenses, or leases in connection with the Merger.

6.11. Reports. From and after the Effective Time and so long as necessary in order to permit the Rule 145 Affiliates to sell the shares of Eagle Delaware Common Stock received by them as a result of the Merger pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Eagle Delaware will use its reasonable efforts to file on a timely basis all reports required to be filed by it pursuant to Section 13 or 15(d) of the Exchange Act, referred to in paragraph (c)(1) of Rule 144 under the Securities Act (or, if applicable, Eagle Delaware will use its reasonable efforts to make publicly available the information regarding itself referred to in paragraph (c)(3) of Rule 144).

6.12. Additional Agreements; Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use its reasonable best efforts (unless another standard is specifically identified) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the vote of shareholders of Entegris and of stockholders of Mykrolis described in Section 6.04, including cooperating fully with the other party. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities, and franchises of Mykrolis, the proper officers and directors of each party to this Agreement shall take all such necessary action.

6.13. Confidentiality Agreements. The Letter Agreements, dated as of January 21, 2005, between Mykrolis and Entegris (the “Confidentiality Agreements”), shall remain in full force and effect until the Effective Time. Until the Effective Time, Mykrolis and Entegris shall comply with the terms of the Confidentiality Agreements.

6.14. Section 16 Matters. Prior to the Effective Time, with respect to both derivative and non-derivative securities, as applicable, Mykrolis, Entegris and Eagle Delaware shall take all such steps as may be required or appropriate to cause any dispositions of Mykrolis Common Stock or acquisitions of Eagle Delaware Common Stock resulting from the transactions contemplated by Article 0, Article I, Article II, or Section 6.09 of this Agreement with respect to each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Mykrolis or Entegris, as applicable, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.15. Public Announcements. So long as this Agreement is in effect, Mykrolis and Entegris will consult with each other before issuing any press release or making any public statement with respect to the transactions contemplated herein and except as may be required by applicable law or any listing agreement with any national securities exchange or NASDAQ, will not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, any such press release or public statement as may be required by applicable law or any such listing agreement may be issued without such consent, if the party making such release or statement has used its reasonable efforts to consult in advance with the other party.

6.16. Notices of Certain Events. Each of Mykrolis and Entegris shall promptly notify the other of:

(a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated herein;

(b) any notice or other communication from any governmental entity in connection with the transactions contemplated herein; and

(c) any change, event, occurrence, or condition that would be reasonably likely to have a Material Adverse Effect on such party.

6.17. No Takeovers Statutes Apply. In connection with the Merger and the other transactions contemplated hereby and without limiting the foregoing, Entegris, Eagle Delaware and Mykrolis shall take all action necessary to ensure that (i) no Takeover Statute or similar Law is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby or (ii) if any Takeover Statute or similar Law becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on the Merger and the other transactions contemplated by this Agreement.

6.18. No Acquisition of Common Stock. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement, (i) Entegris shall not (and shall cause its Subsidiaries not to) acquire, directly or indirectly, any beneficial interest in shares of Mykrolis Common Stock and (ii) Mykrolis shall not (and shall cause its Subsidiaries not to) acquire, directly or indirectly, any beneficial interest in shares of Entegris Common Stock.

6.19. Maintenance of Insurance Coverage. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement, each of Entegris and Mykrolis shall use its reasonable best efforts to maintain in full force and effect all insurance policies that are maintained by it any or its Subsidiaries as of the date hereof.

6.20. Reincorporation Merger. Entegris and Eagle Delaware shall use their reasonable best efforts, subject to receipt of the Requisite Entegris Shareholder Approval, to consummate the Reincorporation Merger promptly following receipt of such Requisite Entegris Shareholder Approval and immediately prior to the consummation of the Merger. In connection with the Reincorporation Merger, each of Entegris and Eagle Delaware shall take action necessary to cause, at the Reincorporation Merger Effective Time, (i) Eagle Delaware to assume all employee stock option or other equity incentive plans of Entegris and (ii) each outstanding stock option to purchase shares of Entegris Common Stock granted under any employee stock option, restricted stock unit or compensation plan of, or other arrangement with, Entegris to be assumed by Eagle Delaware as provided in the Reincorporation Plan of Merger

6.21. Mykrolis Rights Agreement. The Board of Directors of Mykrolis has taken all action to the extent necessary (including amending the Mykrolis Rights Agreement) in order to render Mykrolis Rights inapplicable to the Merger and the other transactions contemplated by this Agreement and to terminate the Mykrolis Rights Agreement, effective immediately prior to the Effective Time. Except in connection with the foregoing sentence and to effect its obligations under this Agreement, prior to the Effective Time the Board of Directors of Mykrolis shall not, without the prior written consent of Entegris, unless the stockholders of Mykrolis shall vote not to approve the Mykrolis Voting Proposal, (i) amend the Mykrolis Rights Agreement or (ii) take any action with respect to, or make any determination under, the Mykrolis Rights Agreement, including a redemption of the Mykrolis Rights, in each case in order to facilitate any Third Party Acquisition Proposal with respect to Mykrolis.

6.22. Entegris Rights Agreement. The Board of Directors of Eagle Delaware and Entegris shall take all action to the extent necessary to cause a rights agreement (the “Entegris Rights Agreement”) comparable to the Mykrolis Rights Agreement but with such modifications, including the exercise price of the rights, as the Board of Directors of Eagle Delaware shall deem advisable, to become effective prior to the Effective Time (provided that the rights thereunder shall not be issued until after the Effective Time to holders of record of Eagle Delaware Common Stock on the date that is one business day after the Effective Time).

6.23. Reincorporation Merger. Entegris, as the sole stockholder of Eagle Delaware, shall approve this Agreement, the Reincorporation Plan of Merger and the transactions contemplated hereby and thereby, including without limitation, the Reincorporation Merger and the Merger, immediately following the Entegris Shareholders Meeting (provided that the Requisite Entegris Shareholder Approval shall have been obtained) and shall deliver evidence of such approval to Mykrolis. Following the satisfaction or waiver of the conditions set forth in Sections 7.01, 7.02 and 7.03 of this Agreement, Entegris and Eagle Delaware shall take all action to the extent necessary to consummate the Reincorporation Merger.

ARTICLE VII

CONDITIONS PRECEDENT

7.01. Conditions to Each Party’s Obligation To Effect the Reincorporation Merger and the Merger. The respective obligations of each party to this Agreement to effect the Reincorporation Merger and the Merger shall be subject to the satisfaction before the Closing Date of the following conditions, any of which may be waived, to the extent legally allowed, in writing by mutual consent of Mykrolis and Entegris:

(a) Shareholder Approval. The Requisite Mykrolis Shareholder Approval and the Requisite Entegris Shareholder Approval shall have been obtained.

(b) HSR Act. All applicable waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all applicable foreign antitrust and competition approvals shall have been received, except to the extent that the failure to obtain such foreign approvals would not reasonably be likely to have a Material Adverse Effect upon Entegris or Mykrolis.

(c) Registration Statement; Joint Proxy Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order. The Joint Proxy Statement shall have been delivered to the shareholders of Entegris and the stockholders of Mykrolis in accordance with the requirements of the Securities Act and the Exchange Act.

(d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall have been issued, nor shall any proceeding brought by a United States administrative agency or commission or other United States governmental entity seeking any of the foregoing be pending; and no statute, rule, regulation, or order shall be enacted, entered, enforced, or deemed applicable to the Merger which makes the consummation of the Merger illegal.

(e) Listing and Quotation. The shares of Eagle Delaware Common Stock to be issued in the Merger shall have been approved for listing or quotation as contemplated by Section 6.08, subject to official notice of issuance.

(f) Governmental and Regulatory Approvals. All consents, approvals and actions of, filings with and notices to any governmental entity required by Entegris, Eagle Delaware, Mykrolis or any Subsidiary thereof to consummate the Merger, the failure of which to be obtained or taken is reasonably expected to materially impair the ability of the parties to consummate the Merger, must have been obtained.

(g) FIRPTA Certificates. Entegris and Mykrolis shall deliver certificates, in form and substance reasonably satisfactory to counsel for Entegris and Mykrolis, duly executed by the applicable parties and certifying facts that would exempt the transactions contemplated hereby from the provisions of the Foreign Investors Real Property Tax Act, as amended.

7.02. Additional Conditions to Obligations of Eagle Delaware. The obligations of Eagle Delaware to effect the Merger and the Reincorporation Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing by Eagle Delaware:

(a) Representations and Warranties. The representations and warranties of Mykrolis in Section 4.01 of this Agreement shall be true and correct as of the date of this Agreement and immediately before the Effective Time (except representations or warranties that by their terms speak only as of an earlier date, which shall be true and correct as of such earlier date), except to the extent any inaccuracy in any such representation or warranty would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Mykrolis (provided that, solely for purposes of this Section 7.02(a), any representation or warranty in Section 4.01 that is qualified by materiality or Material Adverse Effect language shall be read as if such language were not present); and Entegris shall have received a certificate signed on behalf of Mykrolis by the chief executive officer and chief financial officer of Mykrolis to that effect.

(b) Performance of Obligations of Mykrolis. Mykrolis shall have performed in all material respects all obligations required to be performed by it under this

Agreement at or before the Effective Time and Entegris shall have received a certificate signed on behalf of Mykrolis by the chief executive officer and the chief financial officer of Mykrolis to that effect.

(c) No Material Adverse Change. Since the date of this Agreement, there shall not have occurred and shall not exist any change in the business, operations, results of operations, properties, or financial condition of Mykrolis and its Subsidiaries, taken as a whole, that would reasonably be expected to have a Material Adverse Effect on Mykrolis; and Entegris shall have received a certificate signed on behalf of Mykrolis by the chief executive officer and the chief financial officer of Mykrolis to that effect.

(d) Tax Opinion. Entegris shall have received the opinion of Faegre & Benson, dated the Closing Date, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion, the Reincorporation Merger and the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Faegre & Benson may require and shall be entitled to rely upon customary representations contained in Tax Certificates of officers of Mykrolis, Entegris, Eagle Delaware, and others.

7.03. Additional Conditions to Obligations of Mykrolis. The obligations of Mykrolis to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived in writing by Mykrolis.

(a) Representations and Warranties. The representations and warranties of Entegris in Section 4.02 of this Agreement shall be true and correct as of the date of this Agreement and immediately before the Effective Time (except representations or warranties that by their terms speak only as of an earlier date, which shall be true and correct as of such earlier date), except to the extent any inaccuracy in any such representation or warranty would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Entegris (provided that, solely for purposes of this Section 7.03(a), any representation or warranty in Section 4.02 that is qualified by materiality or Material Adverse Effect language shall be read as if such language were not present); and Mykrolis shall have received a certificate signed on behalf of Entegris by the chief executive officer and the chief financial officer of Entegris to that effect.

(b) Performance of Obligations of Entegris. Entegris shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and Mykrolis shall have received a certificate signed on behalf of Entegris by the chief executive officer and the chief financial officer of Entegris to that effect.

(c) No Material Adverse Change. Since the date of this Agreement, there shall not have occurred and shall not exist any change in the business, operations, results of operations, properties, or financial condition of Entegris and its Subsidiaries, taken as a whole, that would reasonably be expected to have a Material Adverse Effect on Entegris; and Mykrolis shall have received a certificate signed on behalf of Entegris by the chief executive officer and the chief financial officer of Entegris to that effect.

(d) Tax Opinion. Mykrolis shall have received the opinion of Ropes & Gray, dated the Closing Date, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Ropes & Gray may require and shall be entitled to rely upon customary representations contained in Tax Certificates of officers of Mykrolis, Entegris, and others.

(e) Entegris Rights Agreement. Eagle Delaware shall have entered into the Entegris Rights Agreement with a rights agent reasonably acceptable to Mykrolis and shall have made all necessary filings with the SEC and NASDAQ in connection therewith.

7.04. Additional Conditions to Each Party’s Obligation to Effect the Merger. In addition to the conditions set forth in Section 7.01, 7.02 and 7.03, the consummation of the Reincorporation Merger shall be a condition to the obligation to effect the Merger.

ARTICLE VIII

CONDUCT AND TRANSACTIONS AFTER THE EFFECTIVE TIME

8.01. Employee Matters.

(a) For purposes of this Section 8.01, (i) “Mykrolis Employees” means the employees who were active employees of Mykrolis or any of its Subsidiaries immediately before the Effective Time and continue to be active employees of Eagle Delaware, any of Eagle Delaware’s Subsidiaries, or any other affiliate of Eagle Delaware after the Effective Time, and (ii) “Entegris Employees” means the employees who were active employees of Entegris or any of its Subsidiaries immediately before the Effective Time and continue to be active employees of Eagle Delaware, any of Eagle Delaware’s Subsidiaries, or any other affiliate of Eagle Delaware after the Effective Time.

(b) From and after the Effective Time, for purposes of determining eligibility and vesting and entitlement to vacation and other benefits for Mykrolis Employees and Entegris Employees under any compensation, severance, welfare, pension, benefit, or savings plan of Eagle Delaware or any of its affiliates in which Mykrolis Employees or Entegris Employees become eligible to participate, service with Mykrolis, Entegris or any of their Subsidiaries or any of their respective predecessors (whether before or after the Effective Time) shall be credited as if such service had been rendered to Eagle Delaware or such affiliate, including, for each Mykrolis Employee and each Entegris Employee, recognition of all prior service with any entity, including any Subsidiary of Mykrolis or Entegris prior to its becoming a Subsidiary of Mykrolis or Entegris, as applicable, that was recognized by either party (or one of its Subsidiaries) prior to the date hereof in the ordinary course of administering its (or such Subsidiary’s) employee benefits.

(c) Notwithstanding any of the foregoing provisions of this Section 8.01, nothing contained herein shall be construed as requiring Eagle Delaware or any Subsidiary of Eagle Delaware to continue any specific employee plan or benefit arrangement or to continue the employment of any specific employee.

8.02. Indemnification. All rights to indemnification, expense advancement, and exculpation existing in favor of any present or former director, officer, or employee of Entegris, Mykrolis or any of their respective Subsidiaries as provided in the Articles or Certificate of Incorporation, Bylaws or similar charter or organizational documents of Entegris and Mykrolis or any of their respective Subsidiaries or by law as in effect on the date hereof shall survive the Merger for a period of at least six years after the Effective Time (or, if any relevant claim is asserted or made within such six-year period, until final disposition of such claim) with respect to matters occurring at or prior to the Effective Time (including consummation of the Reincorporation Merger and the Merger). To the fullest extent permitted by law, Eagle Delaware hereby assumes, effective at the Effective Time, all obligations provided by statute or charter or organizational documents of each of Entegris and Mykrolis in effect prior to the Reincorporation Merger and the Merger in respect of indemnification and expense reimbursement of any present or former director, officer or employee of Entegris or Mykrolis if the relevant claim is asserted or made within six years after the Effective Time. From and after the Effective Time, the Surviving Corporation shall abide by and honor each of Mykrolis’ contractual obligations, if any, to provide indemnification and exculpation to any other person, to the extent of such contractual obligation and shall enter into indemnification agreements with all persons who were officers or directors of Entegris immediately prior to the Reincorporation Merger or who were officers or directors of Mykrolis immediately prior to the Merger, in each case in substantially the form of the indemnification agreements Mykrolis has with its officers and directors immediately prior to the Effective Time.

8.03. Directors and Officers Liability Insurance. For a period of at least six years after the Effective Time, Eagle Delaware shall maintain in effect either (a) the current policies of directors’ and officers’ liability insurance maintained by Entegris and Mykrolis (provided that Eagle Delaware may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the insured parties thereunder) with respect to claims arising from facts or events that occurred at or before the Effective Time (including consummation of the Reincorporation Merger and the Merger), or (b) a run-off (i.e., “tail”) policy or endorsement with respect to the current policy of directors’ and officers’ liability insurance covering claims asserted within six years after the Effective Time arising from facts or events that occurred at or before the Effective Time (including consummation of the Reincorporation Merger and the Merger); and such policies or endorsements shall name as insureds thereunder all present and former directors and officers of Entegris, Mykrolis and any of their respective Subsidiaries; provided that if the aggregate annual premiums for such insurance during such period shall exceed 200% of the per annum rate of premium paid by Entegris or Mykrolis, as applicable, then Eagle Delaware shall provide a policy with the best coverage as shall then be available at 200% of such rate. From and after the Effective Time, the Surviving Corporation shall abide by and honor each of Entegris and Mykrolis’ contractual obligations, if any, to provide directors’ and officers’ liability insurance to any other person, to the extent of such contractual obligation.

8.04. Eagle Delaware Organizational Documents; Governance Matters; Headquarters.

(a) Charter Documents. Subject to Section 1.03 and the receipt of the Requisite Entegris Shareholder Approval, Entegris and Eagle Delaware shall take all actions necessary to cause (i) the Certificate of Incorporation of Eagle Delaware at the Effective Time to be in the form of Exhibit B hereto, and (ii) the Bylaws of Eagle Delaware at the Effective Time to be in the form of Exhibit C hereto.

(b) Board Composition. Entegris and Mykrolis shall take all actions necessary so that at the Effective Time: (i) the Eagle Delaware Board of Directors shall initially consist of ten directors, five of whom initially shall be then-existing Entegris directors designated by Entegris and identified in Section 8.04(b) of the Entegris Disclosure Schedule (as such list may be revised by Entegris prior to the Effective Time to substitute a different then-existing Entegris director) and five of whom initially shall be then-existing Mykrolis directors designated by Mykrolis and identified in Section 8.04(b) of the Mykrolis Disclosure Schedule (as such list may be revised by Mykrolis prior to the Effective Time to substitute a different then-existing Mykrolis director), provided that, following a recommendation by the Chief Executive Officer of Eagle Delaware referred to below and the Chairman of Eagle Delaware referred to below but through nomination by the nominating and governance committee of the Eagle Delaware Board of Directors and approved by the Eagle Delaware Board of Directors, one additional director may be added to the Board; (ii) the Eagle Delaware Board of Directors shall have standing audit, nominating and governance, and compensation committees, each comprised of an equal number of directors designated by Entegris and directors designated by Mykrolis; and (iii) the Chairman of the Board of Eagle Delaware shall be James E. Dauwalter and the Chief Executive Officer of Eagle Delaware shall be Gideon Argov and the other senior officers and managers of Eagle Delaware shall be as specified on Schedule 8.04(b) to this Agreement.

(c) Headquarters. Immediately after the Effective Time, Eagle Delaware’s headquarters shall be located in Chaska, Minnesota.

(d) Charitable Contributions. The parties acknowledge that it has been the past practice of Entegris to contribute to charities. The parties intend that Eagle Delaware shall perpetuate charitable giving following the Closing, provided that any such charitable giving shall be as approved from time to time by the Eagle Delaware Board of Directors.

ARTICLE IX

TERMINATION

9.01. Generally. This Agreement may be terminated at any time before the Effective Time, whether before or after approval of this Agreement and Merger by the shareholders and stockholders of Mykrolis and Entegris:

(a) by mutual written consent of Entegris and Mykrolis (approved by their respective Boards of Directors);

(b) by Entegris or Mykrolis if the transactions contemplated hereby have not been consummated on or before December 31, 2005 (which date may be extended by mutual agreement of Entegris and Mykrolis); provided that such failure to consummate such transactions by such date is not due to the failure of the party seeking to terminate this Agreement (or, if Entegris is seeking to terminate this Agreement, of Eagle Delaware) to comply in all material respects with its obligations under this Agreement;

(c) by Entegris, if (i) any of the conditions set forth in Sections 7.01 or 7.02 shall become impossible to fulfill other than for reasons within the control of Entegris or Eagle Delaware, and such conditions shall not have been waived by Entegris pursuant to Article VII, or (ii) (A) the shareholders of Entegris fail to approve the Entegris Voting Proposal by the required vote at the first shareholders’ meeting called for that purpose or any adjournment thereof or (B) the stockholders of Mykrolis fail to approve the Mykrolis Voting Proposal by the required vote at the first stockholders’ meeting called for that purpose or any adjournment thereof;

(d) by Mykrolis, if (i) any of the conditions set forth in Sections 7.01, 7.03 or 7.04 shall become impossible to fulfill other than for reasons within the control of Mykrolis, and such conditions shall not have been waived by Mykrolis pursuant to Article VII, or (ii) (A) the shareholders of Entegris fail to approve Entegris Voting Proposal by the required vote at the first shareholders’ meeting called for that purpose or any adjournment thereof or (B) the stockholders of Mykrolis fail to approve the Mykrolis Voting Proposal by the required vote at the first stockholders’ meeting called for that purpose or any adjournment thereof;

(e) by Entegris, if (i) the Board of Directors of Mykrolis fails to recommend the Merger to Mykrolis’ stockholders or effects a Change of Recommendation, or if Mykrolis fails to comply in all material respects with Section 6.01, (ii) the Board of Directors of Mykrolis or any committee thereof recommends or approves (whether or not permitted by Article VI) a Third Party Acquisition Proposal, or (iii) the Board of Directors of Mykrolis shall have failed to hold the Mykrolis Shareholders’ Meeting in accordance with Section 6.04 or the Board of Directors of Mykrolis resolves to do any of the foregoing (provided, however, that the provision by Mykrolis of any five business-day notice required under Section 6.04 shall not by itself permit Entegris to terminate this Agreement);

(f) by Mykrolis, if (i) the Board of Directors of Entegris fails to recommend the Entegris Voting Proposal to Entegris’ shareholders or effects a Change of Recommendation, or if Entegris fails to comply in all material respects with Section 6.01, (ii) the Board of Directors of Entegris or any committee thereof recommends or approves (whether or not permitted by Article VI) a Third Party Acquisition Proposal, or (iii) the Board of Directors of Entegris shall have failed to hold the Entegris Shareholders Meeting in accordance with Section 6.04 or the Board of Directors of Entegris resolves to do any of the foregoing (provided, however, that the provision by Entegris of any five business-day notice required under Section 6.04 shall not by itself permit Mykrolis to terminate this Agreement); or

(g) by either Entegris or Mykrolis, if (i) there shall be any statute, rule, or regulation that makes consummation of the transactions contemplated herein illegal or otherwise prohibited, or (ii) any judgment, injunction, order, or decree (which judgment, injunction, order, or decree Entegris and Mykrolis shall use its reasonable best efforts to lift) of any court or other Governmental Body having competent jurisdiction enjoining Entegris or Mykrolis from consummating the transactions contemplated herein is entered and such judgment, injunction, order, or decree shall have become final and non-appealable.

9.02. Procedure and Effect of Termination and Abandonment. In the event of termination of this Agreement by Mykrolis or Entegris pursuant to Section 9.01, written notice thereof shall forthwith be given to the other party and this Agreement shall terminate and the Merger shall be abandoned without further action by any of the parties hereto. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to the other party to this Agreement, except as otherwise provided in Section 10.04 or, subject to Section 10.04(d), to the extent the termination is a direct result of a willful and material breach or violation by such party of a representation, warranty, covenant, or agreement contained in this Agreement.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.01. Termination of Representations and Warranties. The representations and warranties of Mykrolis and Entegris set forth in this Agreement (including those set forth in the Mykrolis and Entegris Disclosure Schedules) or in any certificate furnished under this Agreement shall not survive the Effective Time. None of the representations, warranties or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the termination of this Agreement pursuant to Article IX except as set forth in Section 9.02. The Confidentiality Agreements shall survive the execution and delivery of this Agreement, or the termination of this Agreement pursuant to this Article IX, as the case may be, pursuant to its terms and conditions.

10.02. Amendment and Modification. This Agreement may be amended by the parties hereto at any time by action of their respective boards of directors, whether before or after the Shareholders’ Approvals have been obtained; provided, however, that after the Shareholders’ Approvals have been obtained, there shall be no amendment that by law or the rules of any relevant stock exchange requires further approval by shareholders without the further approval of such shareholders. Any such amendment shall only be effective if made by an instrument in writing signed on behalf of each of the parties hereto.

10.03. Waiver of Compliance; Consents. Any failure of Entegris or Mykrolis to comply with any obligation, covenant, agreement, or condition herein may be waived in writing by the other, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.03. The rights and remedies herein provided shall be cumulative.

10.04. Expenses and Termination Fees.

(a) Expenses. Except as otherwise provided below in this Section 10.04, all expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses provided, that each of Entegris and Mykrolis shall pay 50% of (i) any fees and expenses (other than attorney’s and accounting fees and expenses) incurred in connection with the printing, filing and mailing of the Registration Statement and the Joint Proxy Statement and (ii) the filing fees under HSR and under any applicable foreign antitrust or competition Laws. For purposes of this Agreement, “Expenses” means all reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement and Registration Statement and the solicitation of shareholder and stockholder approvals and all other matters related to the transactions contemplated hereby.

(b) Mykrolis Termination Fee. If this Agreement is terminated pursuant to (i) Section 9.01(b), Section 9.01(c)(i) (but only with respect to the conditions set forth in Section 7.02 (a), (b) and (c)), or Section 9.01(c)(ii)(B), and (A) prior to the Mykrolis Shareholders’ Meeting, a Third Party Acquisition Proposal relating to Mykrolis shall have been made to Mykrolis and shall have become known publicly or been made directly to Mykrolis’ stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Third Party Acquisition Proposal relating to Mykrolis and (B) within 12 months after such termination Mykrolis or any of its Subsidiaries (1) enters into a definitive agreement with respect to any Third Party Acquisition Proposal and such Third Party Acquisition Proposal is subsequently consummated within or after such 12-month period, or (2) consummates any Third Party Acquisition Proposal, or (ii) Section 9.01(e), then Mykrolis shall pay to Entegris a non-refundable fee equal to $23,500,000 (the “Termination Fee”), plus all Expenses of Entegris (up to a maximum of $1,500,000). Such Termination Fee and Expenses shall be payable by Mykrolis as follows: (i) in the case of a termination pursuant to clause (i) above, upon such consummation of such Third Party Acquisition Proposal or (ii) in the case of a termination pursuant to clause (ii) above, promptly, but in no event later than two business days after the date of such termination.

(c) Entegris Termination Fee. If this Agreement is terminated pursuant to (i) Section 9.01(b), Section 9.01(d)(i) (but only with respect to the conditions set forth in Section 7.03(a), (b) and (c)), or Section or 9.01(d)(ii)(A), and (A) prior to the Entegris Shareholders’ Meeting, a Third Party Acquisition Proposal relating to Entegris shall have been made to Entegris and shall have become known publicly or been made directly to Entegris’ shareholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Third Party Acquisition Proposal relating to Entegris and (B) within 12 months after such termination Entegris or any of its Subsidiaries (1) enters into a definitive agreement with respect to any Third Party Acquisition Proposal and such Third Party Acquisition Proposal is subsequently consummated within or after such 12-month period, or (2) consummates any Third Party Acquisition Proposal, or (ii) Section 9.01(f), then Entegris shall pay to Mykrolis the

Termination Fee, plus all Expenses of Mykrolis (up to a maximum of $1,500,000). Such Termination Fee and Expenses shall be payable by Entegris as follows: (i) in the case of a termination pursuant to clause (i) above, upon such consummation of such Third Party Acquisition Proposal or (ii) in the case of a termination pursuant to clause (ii) above, promptly, but in no event later than two business days after the date of such termination.

(d) Payment and Remedies. All payments to be made pursuant to this Section 10.04 shall be made by wire transfer of immediately available funds. If either party fails to timely pay the Expenses of the other party or the Termination Fee pursuant to this Section 10.04, then such party shall pay all costs and expenses (including reasonable legal fees and expenses) incurred by the other party in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by such other party. In no event shall more than one Termination Fee be payable by a party under this Section 10.04. For purposes of determining whether a Third Party Acquisition Proposal has been consummated that may entitle Entegris or Mykrolis to a Termination Fee, references to “10% or more” or “25%” in the definition of “Third Party Acquisition Proposal” shall be deemed to be “a majority.” Each of Mykrolis and Entegris (for itself and its affiliates) hereby agrees, that upon any termination of this Agreement under circumstances where it is entitled to a Termination Fee and Expenses under this Section 10.04 and such Termination Fee and Expenses are paid in full to such party, such party and its affiliates shall be precluded from any other remedy against such other party, at law or in equity or otherwise, and neither such party nor any of its affiliates shall seek (and such party shall cause its affiliates not to seek) to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the other party or any of their respective directors, officers, employees, partners, managers, members, or shareholders in connection with this Agreement or the transactions contemplated hereby

(e) Integral Part of Transactions. The parties acknowledge that the agreements contained in this Section 10.04 are an integral part of the transactions contemplated by this Agreement and that without these agreements, the parties would not have entered into this Agreement.

10.05. Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, and do or cause to be done all things necessary, proper, or advisable under applicable laws and regulations, to ensure that the conditions set forth in Article VII are satisfied and to consummate and make effective the transactions contemplated by this Agreement (provided that nothing herein stated shall require either Entegris or Mykrolis to take or cause to be taken any action, or do or cause to be done any things, which other provisions of this Agreement expressly permit the Board of Directors thereof, in the exercise of its fiduciary duties, not to take or do). In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each corporation that is a party to this Agreement shall take all such necessary action.

10.06. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, effective when delivered, or if delivered by express delivery service, effective when delivered, or if mailed by registered or certified mail (return receipt requested), effective three business days after mailing, or if delivered by telecopy, effective when telecopied with confirmation of receipt, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to Entegris or to Eagle Delaware:

Entegris, Inc.

3500 Lyman Boulevard

Chaska, MN 55318

Telecopy No: 952-556-4480

Attention: James E. Dauwalter

with a copy to:

Dunkley and Bennett, P.A.

701 4th Avenue, Suite 700

Minneapolis, MN 55415

Telecopy No: (612) 339-9545

Attention: Jay Bennett

and

Faegre & Benson LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Telecopy No: (612) 766-1600

Attention: Philip S. Garon

(b)	If to Mykrolis:

Mykrolis Corporation

129 Concord Road

Billerica, MA 01821

Telecopy No. (978) 436-6739

Attention: Gideon Argov

with a copy to:

Ropes & Gray LLP

One International Place

Boston, MA 02110

Telecopy No: (617) 951-7050

Attention: David B. Walek

10.07. Assignment; No Third-Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article 0, Article II and Sections 8.02 and 8.03, this Agreement is not intended to confer upon any other person except the parties hereto any rights or remedies hereunder.

10.08. Certain Definitions and Interpretations.

(a) As used in this Agreement, unless otherwise defined:

“affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act;

“business day” means any day other than a Saturday, Sunday, or a day that is a statutory holiday under the laws of the United States, the State of Minnesota, or the State of Massachusetts;

“Governmental Body” means any domestic or foreign national, state, multi-state, or municipal or other local government, any subdivision, agency, commission, or authority thereof, any court, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder;

“including” means “including without limitation”;

“Intellectual Property” means the rights associated with trademarks, service marks, trade names, and internet domain names, together with registrations and applications related to the foregoing; patents and industrial design registrations or applications (including any continuations, divisionals, continuations-in-part, renewals, reissues, re-examinations and applications for any of the foregoing); rights in works of authorship protected by copyright for E.U. design registrations; copyrights (including any registrations and applications for any of the foregoing); rights in mask works rights and trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies;

“knowledge of Entegris” or any similar phrase means the actual knowledge of one or more of the executive officers of Entegris;

“knowledge of Mykrolis” or any similar phrase means the actual knowledge of one or more of the executive officers of Mykrolis;

“Law” with respect to any person means any applicable foreign or domestic federal, state, provincial, local, municipal or other law, statute, code, treaty, ordinance, rule, regulation, administrative, executive or other order (whether temporary, preliminary or permanent) of any Governmental Body, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding entered or imposed by any Governmental Body, in any case that are in force as of the date hereof or which come into force during the term of this Agreement;

“Lien” means any mortgage, restriction, claim, charge, security interest, pledge, easement, reservation, restriction, covenant, agreement, encumbrance, or other impairment to title of any kind, whether or not securing the payment of money or performance of any other obligation;

“Permitted Liens” means (i) Liens for Taxes or governmental assessments or similar obligations the payment of which is not yet due and payable or delinquent, or for Taxes the validity of which are being contested in good faith by appropriate proceedings, (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, and other similar Liens imposed by applicable law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, (iii) Liens relating to deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, and other types of social security, and (iv) Liens securing executory obligations under any lease, regardless of whether it constitutes an “operating lease” or a “capitalized lease” under generally accepted accounting principles;

“person” means an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an incorporated organization, and a government or any department, agency, or instrumentality thereof; and

“Subsidiary” and “Subsidiaries” of any specified corporation means any corporation or limited liability company of which the outstanding securities having ordinary voting power to elect a majority of the board of directors or others performing similar functions are directly or indirectly owned by the specified corporation.

(b) References to “Section” and “Sections” refer to a Section or Sections, respectively, of this Agreement, and references to “Article” and “Articles” refer to an Article or Articles, respectively, of this Agreement. As used in this Agreement, all dollar amounts are expressed in United States funds.

(c) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquiring Person	4.01(q)
Agreement	Preamble
Applicable Party	6.01(a)
Benefit Plan	4.01(n)
Certificate	2.02
Certificate of Merger	1.02
Change in Recommendation	6.04(a)(i)

Term	Section
Closing	3.01
Closing Date	3.01
Code	Recital C
Confidentiality Agreements	6.13
Delaware Corporation Law	1.01
Eagle Delaware	Preamble
Eagle Delaware Common Stock	0.02
Effective Time	1.02
Entegris	Preamble
Entegris, Inc.	0.01
Entegris Balance Sheet	4.02(e)(iii)
Entegris Common Stock	0.02
Entegris Disclosure Schedule	4.02
Entegris Employee Plan(s)	4.02(n)(i)
Entegris Employee Stock Purchase Plan	4.02(b)
Entegris Material Contracts	4.02(i)
Entegris Real Property Leases	4.02(v)(ii)
Entegris Rights Agreement	6.22
Entegris SEC Report(s)	4.02(e)(i)
Entegris Shareholders’ Meeting(s)	4.02(c)(ii)
Entegris Voting Proposal	4.02(c)(ii)
Environmental Law	4.01(o)(i)(A)
ERISA	4.01(n)
ERISA Affiliate	4.01(n)(vi)
Exchange Act	4.01(d)
Exchange Agent	2.06(a)
Exchange Fund	2.06(a)
Expenses	10.04(a)
Faegre & Benson	6.06
Goldman Sachs	4.02(m)
Governmental Body	10.08(a)
Hazardous Substance	4.01(o)(i)(B)
HSR Act	4.01(d)
Joint Proxy Statement	4.01(f)
Material Adverse Effect	4.01
Merger	Recitals B
Merger Consideration	2.01(a)

Term	Section
Mykrolis	Preamble
Mykrolis Balance Sheet	4.01(e)(iii)
Mykrolis Common Stock	2.01(a)
Mykrolis Disclosure Schedule	4.01
Mykrolis Employee	8.01(a)
Mykrolis Employee Plan(s)	4.01(n)
Mykrolis Employee Stock Purchase Plan	4.01(b)
Mykrolis Material Contracts	4.01(i)
Mykrolis Preferred Stock	4.01(b)
Mykrolis Real Property Leases	4.01(w)(ii)
Mykrolis Rights	4.01(b)
Mykrolis Rights Agreement	4.01(b)
Mykrolis SEC Report(s)	4.01(e)(i)
Mykrolis Shareholders’ Meeting	4.01(c)(ii)
Mykrolis Stock Option	6.09(a)
Mykrolis Stock Option Plans	6.09(a)
Mykrolis Voting Proposal	4.01(c)(ii)
NASDAQ	2.05
Pension Plan	4.01(n)
Registration Statement	4.01(f)
Regulation M-A Filing	6.02(b)
Reincorporation Merger	Recital B
Reincorporation Merger Effective Time	0.01
Requisite Entegris Shareholder Approval	4.02(c)(ii)
Requisite Mykrolis Shareholder Approval	4.01(c)(ii)
Ropes & Gray	6.06
Rule 145	6.07
Rule 145 Affiliate	6.07
Rule 145 Affiliate Agreement	6.07
Ruling	4.01(h)(xiv)
Sarbanes-Oxley Act	4.01(e)(iv)
SEC	4.01(d)
Securities Act	4.01(e)(i)
Shareholders’ Approvals	4.01(c)
Shareholders’ Meetings	4.02(c)(ii)
Spin Off	4.01(h)(xii)
Superior Proposal	6.01(a)(iii)

Term	Section
Surviving Corporation	1.01
Surviving Corporation Common Stock	2.01(b)
Takeover Statute	4.01(v)
Tax Certificates	6.06
Tax Returns	4.01(h)
Tax Sharing Agreement	4.01(h)(vi)
Taxes	4.01(h)
Termination Fee	10.04(b)
Third Party	6.01(a)(ii)
Third Party Acquisition Proposal	6.01(a)(iii)
WARN Act	4.01(n)(xii)
Welfare Plan	4.01(n)

10.09. Governing Law. This Agreement shall be governed by the internal laws of the State of Delaware without giving effect to choice-of-law principles.

10.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

10.11. Headings; Internal References. The Table of Contents and Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties, and shall not affect the interpretation of this Agreement.

10.12. Entire Agreement. This Agreement (including the Mykrolis and Entegris Disclosure Schedules and the exhibits hereto) and the Confidentiality Agreements embody the entire agreement and understanding of the parties in respect of the subject matter contained herein and supersede all prior agreements and understandings among the parties with respect to such subject matter. There are no restrictions, promises, representations, warranties (express or implied), covenants, or undertakings of the parties, other than those expressly set forth or referred to in this Agreement or the Confidentiality Agreements.

10.13. Severability. If any term, provision, covenant, agreement, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, agreements, and restrictions of this Agreement shall continue in full force and effect and will in no way be affected, impaired, or invalidated, so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated herein shall be consummated as originally contemplated to the fullest extent possible.

10.14. Equitable Remedies. Subject to Section 10.04, the parties agree that money damages or other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled, to the fullest extent permitted by law, to an injunction restraining such breach, violation, or default or threatened breach, violation, or default and to any other equitable relief, including specific performance to enforce specifically the performance of the terms and provisions hereof, without bond or other security being required.

10.15. Disclosure Schedules. Matters reflected in the Mykrolis Disclosure Schedule and the Entegris Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in such Disclosure Schedules. Such additional matters may be set forth for informational purposes, do not necessarily include other matters of a similar nature that are not required to be reflected in such Disclosure Schedules, and do not establish any standard or definition of materiality. A disclosure made by a party in any Section of this Agreement or its Disclosure Schedule that is sufficient to reasonably inform such party of information required to be disclosed in another Section of this Agreement or such party’s Disclosure Schedule in order to avoid a misrepresentation thereunder shall be deemed to have been made with respect to the other Section of this Agreement or such party’s Disclosure Schedule.

10.16. Reliance on Representations. Notwithstanding any investigation, knowledge, or review made at any time by or on behalf of any party hereto, the parties acknowledge and agree that all representations and warranties contained in this Agreement, or in the Exhibits or in any of the documents, certification, or agreements delivered in connection therewith are being relied upon as a material inducement to enter into this Agreement and the transactions contemplated herein.

10.17. Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties execute and deliver this Agreement as of the date first above written.

ENTEGRIS, INC.

By:	/s/ James E. Dauwalter
Its:	President and Chief Executive Officer

MYKROLIS CORPORATION

By:	/s/ Gideon Argov
Its:	Chief Executive Officer

EAGLE DE, INC.

By:	/s/ James E. Dauwalter
Its:	President and Chief Executive Officer

Exhibit A

AGREEMENT AND PLAN OF MERGER*

by and between

ENTEGRIS, INC.

(a Minnesota corporation)

and

EAGLE DE, INC.

(a Delaware corporation)

This Agreement and Plan of Merger (the “Plan of Merger”) is made and entered into as of March 21, 2005, by and between Entegris, Inc., a Minnesota corporation (“Entegris”) and Eagle DE, Inc., a Delaware corporation (“Eagle Delaware”) (individually a “Constituent Corporation” and collectively the “Constituent Corporations”).

WITNESSETH:

WHEREAS, Entegris is a corporation duly organized and existing under the laws of the State of Minnesota;

WHEREAS, Eagle Delaware is a corporation duly organized and existing under the laws of the State of Delaware;

WHEREAS, the respective boards of directors of Entegris and Eagle Delaware have determined that, for the purpose of effecting the reincorporation of Entegris in the State of Delaware, it is advisable and in the best interests of Entegris and Eagle Delaware and their respective shareholders that Entegris merge with and into Eagle Delaware on the terms and conditions herein provided; and

WHEREAS, the respective boards of directors of Entegris and Eagle Delaware have adopted and approved this Plan of Merger and have directed that this Plan of Merger be submitted to a vote of their shareholders and sole shareholder respectively;

WHEREAS, the Reincorporation Merger, as hereinafter defined, is intended to be treated as a reincorporation under section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. federal income tax purposes, the Plan of Merger is hereby adopted as a plan of reorganization within the meaning of section 368 of the Code, and Eagle Delaware has conducted no business activities since its formation and was organized solely for the purpose of effecting the reincorporation of Entegris in Delaware.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Entegris and Eagle Delaware hereby agree as follows:

ARTICLE I

AGREEMENT AND PLAN OF MERGER

1.1 Plan Adopted. This Plan of Merger of each of the Constituent Corporations pursuant to the provisions of Section 252 of the Delaware General Corporation Law and Sections 302A.611, 302A.613 and 302A.615 of the Minnesota Business Corporation Act is adopted as follows:

(1) At the Effective Time, as hereinafter defined, Entegris shall be merged with and into Eagle Delaware (the “Reincorporation Merger”).

(2) The surviving corporation of the Reincorporation Merger (the “Reincorporation Merger Surviving Corporation”) shall be Eagle Delaware and the name of Eagle Delaware shall be “Entegris, Inc.”

*	This document reflects technical changes and corrections effected by the First Amendment to Agreement and Plan of Merger, dated as of May 4, 2005, by and between the parties hereto.

(3) At the Effective Time, the separate existence of Entegris shall cease and the Reincorporation Merger shall have the other effects set forth in the provisions of the Delaware General Corporation Law and the Minnesota Business Corporation Act.

(4) At the Effective Time, by virtue of the Reincorporation Merger and without any action on the part of the holders thereof, each share of common stock of Entegris, par value $.01 per share (“Entegris Common Stock”), the only authorized class of capital stock of Entegris, shall be automatically converted into one share of common stock, par value $.01 per share, of the Reincorporation Merger Surviving Corporation (“Surviving Corporation Common Stock”).

(5) At the Effective Time, by virtue of the Reincorporation Merger and without any action on the part of the holder thereof, each share of common stock of Eagle Delaware, par value $.01 per share (“Eagle Delaware Common Stock”), outstanding and owned by Entegris, constituting the only Eagle Delaware capital stock outstanding immediately prior to the Effective Time, or held by Eagle Delaware as treasury shares, shall be cancelled and shall cease to exist, and no stock, cash or other property shall be issued in respect thereof.

1.2 Effective Time. Following (i) the requisite approval of this Plan of Merger and the Reincorporation Merger by the shareholders of Entegris and the stockholder of Eagle Delaware, (ii) the execution and filing with the Secretary of State of Delaware of a Certificate of Merger pursuant to Section 252 of the Delaware General Corporation Law and (iii) the execution and filing with the Secretary of State of Minnesota of Articles of Merger pursuant to Section 302A.615 of the Minnesota Business Corporation Act, the Reincorporation Merger shall become effective in Delaware upon the filing of such Certificate of Merger with the Secretary of State of Delaware and in Minnesota upon the filing of such Articles of Merger with the Secretary of State of Minnesota (the “Effective Time”).

1.3 No Appraisal or Dissenters Rights. In accordance with the provisions of Section 262 of the Delaware General Corporation Law and Section 302A.471 of the Minnesota Business Corporation Act, no holder of shares of Entegris Common Stock or Eagle Delaware Common Stock shall have any appraisal or dissenters rights as a result of the execution and delivery of this Plan of Merger or the consummation of the Reincorporation Merger.

ARTICLE II

EXCHANGE OF SHARES

2.1 Entegris Stock Certificates. At or after the Effective Time, each holder of shares of Entegris Common Stock immediately prior to the Effective Time, upon surrender to the Reincorporation Merger Surviving Corporation of the certificates which, prior to the Effective Time, evidenced outstanding shares of Entegris Common Stock, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of Surviving Corporation Common Stock into which such shares of Entegris Common Stock shall have been converted as provided in Section 1.1(4). Nothing stated herein shall require a holder of a certificate which represented a share of Entegris Common Stock immediately prior to the Effective Time to surrender such certificate. After the Effective Time, and until so surrendered, each such outstanding certificate for such shares of Entegris Common Stock that have been converted into shares of Surviving Corporation Common Stock in accordance with this Plan of Merger will be deemed for all corporate purposes of the Reincorporation Merger Surviving Corporation to evidence ownership of, and represent, the number of shares of Surviving Corporation Common Stock into which such shares of Entegris Common Stock were converted at the Effective Time. The registered owner on the books and records of the transfer agent of Eagle Delaware of any such outstanding certificate for shares of Entegris Common Stock shall, until such certificate shall have been surrendered for transfer, have and be entitled to all rights of a holder of Surviving Corporation Common Stock with respect to each share represented by such certificate, including all voting rights and rights to dividends and other distributions upon the shares of the Reincorporation Merger Surviving Corporation represented by such outstanding certificate. The Reincorporation Merger Surviving Corporation shall not be obligated to issue new certificates evidencing such shares of its capital stock unless and until the old certificates formerly representing shares of Entegris Common Stock are either delivered to the Reincorporation Merger Surviving Corporation, or in any particular case the registered holder thereof notifies the Reincorporation Merger Surviving Corporation that such certificates have been lost, stolen, or destroyed and complies with the provisions of Article IX of this Plan of Merger.

2.2 Eagle Delaware Stock Certificates. At or after the Effective Time, Entegris shall surrender the certificates which, prior to the Effective Time, evidenced the outstanding shares of Eagle Delaware Common Stock to the Reincorporation Merger Surviving Corporation for cancellation and no stock, cash or other property shall be issued in respect thereof. After the Effective Time, and until so surrendered, no outstanding certificate for such shares of Eagle Delaware Common Stock outstanding prior to the Reincorporation Merger shall be deemed for any corporate purpose to represent any interest in Eagle Delaware or the Reincorporation Merger Surviving Corporation or to entitle the holder thereof to any stock, cash or other property.

ARTICLE III

CERTIFICATE OF INCORPORATION AND BYLAWS

At the Effective Time, the Certificate of Incorporation and Bylaws of Eagle Delaware, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Reincorporation Merger Surviving Corporation. The parties agree that, and agree to take all action in order that, immediately prior to the Effective Time, the Certificate of Incorporation and Bylaws of Eagle Delaware shall be in the forms attached hereto as Exhibits A-1 and A-2, respectively, unless and to the extent the parties agree to changes therein (in which case the parties agree to cause the Certificate of Incorporation and Bylaws of Eagle Delaware to be in such forms, with such changes as are agreed upon by the parties, immediately prior to the Effective Time), provided, however, if any provision of such Certificate of Incorporation and Bylaws (i) is required to be submitted separately to the shareholders of Entegris for approval by such shareholders at the time of their approval of the Reincorporation Merger and (ii) does not receive the approval of the Entegris shareholders, then the Certificate of Incorporation and the Bylaws of Eagle Delaware as in effect immediately prior to the Effective Time shall not include such provisions.

ARTICLE IV

DIRECTORS AND OFFICERS

4.1 Directors. From and after the Effective Time, the Directors of Eagle Delaware shall be the directors of the Reincorporation Merger Surviving Corporation, each to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

4.2 Officers. From and after the Effective Time, the officers of Entegris shall be officers of the Reincorporation Merger Surviving Corporation, each to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

ARTICLE V

STOCK OPTIONS, ETC.

At the Effective Time, each outstanding option to purchase shares of Entegris Common Stock and each restricted stock unit that may be surrendered for Entegris Common Stock that has been granted under any employee stock option or compensation plan of, or other arrangement with, Entegris shall become an option or restricted stock unit, as the case may be, for the same number of shares of Surviving Corporation Common Stock as the number of shares of Entegris Common Stock for which, immediately prior to the Effective Time, it was exercisable or could be surrendered, subject to the same vesting schedule, forfeiture provisions and exercise price, as applicable, in effect immediately before the Effective Time. Restricted stock of Entegris that is converted into restricted stock of the Reincorporation Merger Surviving Corporation as a result of the Reincorporation Merger shall be subject to the same vesting schedule and forfeiture provisions, as applicable, in effect immediately before the Effective Time.

ARTICLE VI

AMENDMENT

The Boards of Directors of the Constituent Corporations may amend this Plan of Merger, by an instrument in writing signed on behalf of each Constituent Corporation, at any time prior to the Effective Time, whether before or after approval by the shareholders of Entegris and the stockholder of Eagle Delaware, provided that after the shareholders or stockholder approval of a Constituent Corporation is obtained, there shall be no further amendment that by law or the rules of the NASDAQ National Market requires further approval by the shareholders or stockholder of that Constituent Corporation without the further approval of those shareholders or stockholder.

ARTICLE VII

TERMINATION

To the extent permitted by law, this Plan of Merger may be terminated, and the Reincorporation Merger herein provided for may be abandoned, by mutual consent of the Boards of Directors of the Constituent Corporations at any time prior to the Effective Time. The Boards of Directors of the Constituent Corporations shall terminate this Plan of Merger at such time, if any, as the Agreement and Plan of Merger among Entegris, Eagle Delaware and Mongoose, dated as of the date of this Plan of Merger, is terminated. Except as otherwise provided in this Article VII, the Reincorporation Merger shall be submitted to the shareholders of Entegris and the stockholder of Eagle Delaware whether or not the Board of Directors of either Constituent Corporation recommends that the shareholders or stockholder of that Constituent Corporation reject it.

ARTICLE VIII

FURTHER ASSURANCES

If at any time the Reincorporation Merger Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to vest in the Reincorporation Merger Surviving Corporation, according to the terms hereof, the title to any property or right of either Constituent Corporation, the proper officers and directors of either Constituent Corporation shall and will execute and make all such proper assignments and assurances and do all things necessary to vest title in such property or rights in the Reincorporation Merger Surviving Corporation, and otherwise to carry out the purposes of this Agreement.

ARTICLE IX

LOST OR STOLEN CERTIFICATES

In the case of any lost, stolen, or destroyed certificate formerly representing shares of Entegris Common Stock, the holder thereof may be required, as a condition precedent to the delivery to the holder of certificates for the same number of shares of Surviving Corporation Common Stock, to deliver to the Reincorporation Merger Surviving Corporation a written indemnity agreement in form and substance reasonably acceptable to the Reincorporation Merger Surviving Corporation and, if reasonably deemed advisable by the Reincorporation Merger Surviving Corporation, a bond in such reasonable sum as the Reincorporation Merger Surviving

Corporation may direct as indemnity against any claim that may be made against any transfer or exchange agent, Entegris or the Reincorporation Merger Surviving Corporation or any of their respective officers, directors, agents or affiliates with respect to the certificate formerly representing shares of Entegris Common Stock alleged to have been lost, stolen, or destroyed.

ARTICLE X

NO FURTHER TRANSFERS

As of the Effective Time, there shall be no transfers on the stock transfer books of Entegris of the shares of Entegris Common Stock that were outstanding immediately before the Effective Time. Notwithstanding the foregoing, after the Effective Time, if certificates formerly representing shares of Entegris Common Stock are presented to Eagle Delaware for transfer, they shall be canceled and exchanged for the same number of shares of Eagle Delaware Common Stock as provided in Articles I and II. After the Effective Time, the Reincorporation Merger Surviving Corporation shall cause the shares of Entegris Common Stock to be delisted from NASDAQ and at or prior to the Effective Time, Eagle Delaware shall take such action as is necessary to cause Eagle Delaware to be treated as a “successor issuer” to Entegris within the meaning of Rule 12g-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, and shall cause the shares of Eagle Delaware Common Stock to be registered under Section 12(g) of the Exchange Act and be authorized for quotation on NASDAQ under the same trading symbol as had previously represented shares of Entegris Common Stock.

ARTICLE XI

QUALIFICATION OF REINCORPORATION MERGER SURVIVING CORPORATION

IN MINNESOTA

Eagle Delaware hereby agrees, and shall provide in the Articles of Merger filed with the Secretary of State of Minnesota, (1) that, as the Reincorporation Merger Surviving Corporation, it may be served with process in the State of Minnesota in any proceeding for the enforcement of any obligation of Entegris and in a proceeding for the enforcement of the rights, if any, of a dissenting shareholder of Entegris against the Reincorporation Merger Surviving Corporation, and (2) that it hereby appoints, effective at the Effective Time, the Secretary of State of Minnesota as its agent to accept service of process in any such proceeding, and (3) that it will promptly pay to the dissenting shareholders of Entegris the amounts, if any, to which they are entitled under the provisions of the Minnesota Business Corporation Act with respect to the rights of dissenting shareholders. Notwithstanding anything to the contrary herein stated, the parties to this Agreement agree that, as stated in Section 1.3, no shareholders of Entegris are entitled to dissenters rights pursuant to the Minnesota Business Corporation Act or otherwise as a result of this Plan of Merger or the Reincorporation Merger.

ARTICLE XII

GOVERNING LAW

This Plan of Merger shall be governed by the internal laws of the State of Delaware without giving effect to choice-of-law principles.

IN WITNESS WHEREOF, this Plan of Merger, having first been duly approved by the respective Boards of Directors of each Constituent Corporation, is hereby executed on behalf of each of said corporations by their respective officers thereunto duly authorized as of the date above written.

ENTEGRIS, INC., a Minnesota corporation

By:	/s/ JAMES E. DAUWALTER
Its:	President and Chief Executive Officer

EAGLE DE, INC., a Delaware corporation

By:	/s/ JAMES E. DAUWALTER
Its:	President and Chief Executive Officer

EXHIBIT B

EAGLE DE, INC.

CERTIFICATE OF INCORPORATION

ARTICLE I

The name of this corporation is Entegris, Inc. (hereinafter referred to as the “Corporation”).

ARTICLE II

The registered office of this Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington (19801), County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 405,000,000 shares, consisting of (i) 400,000,000 shares of Common Stock, $.01 par value per share (“Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, $.01 par value per share (“Preferred Stock”).

B. The board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

ARTICLE V

Unless and except to the extent that the By-Laws of this Corporation shall so require, the election of directors need not be by written ballot.

ARTICLE VI

In furtherance of and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of this Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal the By-Laws adopted or amended by the Board of Directors; provided, however, that, notwithstanding the fact that a lesser percentage may be specified by law, the By-Laws shall not be altered, amended or repealed by the stockholders of the Corporation except by the affirmative vote of holders of not less than seventy-five percent (75%) of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors. Notwithstanding any other provisions of law, this Certificate of Incorporation or the By-Laws, each as amended, and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation, the affirmative vote of seventy-five percent (75%) of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors shall be required to amend or repeal, or to adopt any provisions inconsistent with the purpose or intent of, this Article VI.

ARTICLE VII

Except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ARTICLE VIII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE IX

This Article is inserted for the management of the business and for the conduct of the affairs of the Corporation.

1. Number of Directors. The number of directors of the Corporation shall not be less than three. The exact number of directors within the limitations specified in the preceding sentence shall be fixed from time to time by, or in the manner provided in, the By-Laws of the Corporation.

2. Classes of Directors. The Board of Directors shall be and is divided into three classes: Class I, Class II and Class III. No one class shall have more than one director more than any other class.

3. Terms of Office. Except as provided in Section 4 of this Article IX, each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that each initial director in Class I shall serve for a term ending on the date of the Corporation’s first annual meeting of stockholders; each initial director in Class II shall serve for a term ending on the date of the Corporation’s second annual meeting of stockholders; and each initial director in Class III shall serve for a term ending on the date of the Corporation’s third annual meeting of stockholders; and provided, further, that the term of each director shall be subject to the election and qualification of his or her successor and to his or her earlier death, resignation or removal.

4. Removal. The directors of the Corporation may not be removed without cause and may be removed for cause only by the affirmative vote of the holders of at least seventy-five percent (75%) of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote generally in the election of directors cast at a meeting of the stockholders called for that purpose, notwithstanding the fact that a lesser percentage may be specified by law.

5. Vacancies. Any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of his or her successor and to his or her earlier death, resignation or removal.

6. Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before either an annual or special meeting of stockholders shall be given in the manner provided by the By-Laws of this Corporation.

7. Amendment to Article. Notwithstanding any other provisions of law, this Certificate of Incorporation or the By-Laws, each as amended, and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation, the affirmative vote of at least seventy-five percent (75%) of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors shall be required to amend or repeal, or to adopt any provisions inconsistent with the purpose or intent of, this Article IX.

ARTICLE X

1. Dividends. The Board of Directors shall have authority from time to time to set apart out of any assets of the Corporation otherwise available for dividends a reserve or reserves as working capital or for any other purpose or purposes, and to abolish or add to any such reserve or reserves from time to time as said board may deem to be in the interest of the Corporation; and said Board shall likewise have power to determine in its discretion, except as herein otherwise provided, what part of the assets of the Corporation available for dividends in excess of such reserve or reserves shall be declared in dividends and paid to the stockholders of the Corporation.

2. Location of Meetings, Books and Records. Except as otherwise provided in the By-laws, the stockholders of the Corporation and the Board of Directors may hold their meetings and have an office or offices outside of the State of Delaware and, subject to the provisions of the laws of said State, may keep the books of the Corporation outside of said State at such places as may, from time to time, be designated by the Board of Directors or by the By-laws of this Corporation.

ARTICLE XI

Stockholders of the Corporation may not take any action by written consent in lieu of a meeting. Notwithstanding any other provisions of law, this Certificate of Incorporation or the By-Laws, each as amended, and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation, the

affirmative vote of seventy-five percent (75%) of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors shall be required to amend or repeal, or to adopt any provisions inconsistent with the purpose or intent of, this Article XI.

ARTICLE XII

Special meetings of stockholders may be called at any time by only the Chairman of the Board of Directors, the Chief Executive Officer (or if there is no Chief Executive Officer, the President), or by the Board of Directors of the Corporation pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors then in office. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. Notwithstanding any other provisions of law, this Certificate of Incorporation or the By-Laws, each as amended, and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation, the affirmative vote of seventy-five percent (75%) of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors shall be required to amend or repeal, or to adopt any provisions inconsistent with the purpose or intent of, this Article XII.

ARTICLE XIII

The Corporation expressly elects to be governed by Section 203 of the Delaware General Corporation Law.

ENTEGRIS, INC. (FORMERLY KNOWN AS EAGLE DE, INC.)

BY-LAWS

– OFFICES

Registered Offices. The registered office of Entegris, Inc. (the “Corporation”) in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington (19801), County of New Castle. The name of the Corporation’s registered agent at such address shall be The Corporation Trust Company. The registered office and/or registered agent of the Corporation may be changed from time to time by action of the Board of Directors.

Other offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

Books. The books of the Corporation may be kept within or without of the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

– STOCKHOLDERS

Place of Meetings. All meetings of stockholders shall be held at such place within or without the State of Delaware as may be designated from time to time by the Board of Directors or the Chief Executive Officer (or, if there is no Chief Executive Officer, the President).

Annual Meeting. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on such date and at such time as shall be fixed by the Board of Directors, pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors then in office, or by the Chief Executive Officer (or, if there is no Chief Executive Officer, the President) and stated in the notice of the meeting. If no annual meeting is held in accordance with the foregoing provisions, the Board of Directors shall cause the meeting to be held as soon thereafter as convenient.

Special Meeting. Special meetings of stockholders may be called at any time by only the Chairman of the Board of Directors, the Chief Executive Officer (or, if there is no Chief Executive Officer, the President) or by the Board of Directors of the Corporation pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors then in office. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

Notice of Meetings. Except as otherwise provided by law, written notice of each meeting of stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notices of all meetings shall state the place, date and hour of the meeting. The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the records of the Corporation.

Voting List. The officer who has charge of the stock ledger of the Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, at the principal place of business of the Corporation. The list shall also be produced and kept at the time and place of the meeting during the whole time of the meeting, and may be inspected by any stockholder who is present.

Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, the holders of a majority of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business.

Adjournments. Any meeting of stockholders may be adjourned to any other time and to any other place at which a meeting of stockholders may be held under these By-Laws by a majority of the stockholders present or represented at the meeting and entitled to vote, although less than a quorum, or, if no stockholder is present, by any officer entitled to preside at or to act as Secretary of such meeting. It shall not be necessary to notify any stockholder of any adjournment of less than thirty (30) days if the time and place of the adjourned meeting are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.

Voting and Proxies. Except as otherwise provided by the Delaware General Corporation Law, the Certificate of Incorporation or these By-Laws, each stockholder shall have one vote for each share of capital stock entitled to vote and held of record by such stockholder. To the extent permitted by law, each stockholder of record entitled to vote at a meeting of stockholders may vote in person or may authorize another person or persons to vote or act for him or her by proxy, which proxy may be authorized in writing, telegram, cablegram or other means of electronic transmission by the stockholder or his or her authorized agent. No such proxy shall be voted or acted upon after three years from the date of its execution, unless the proxy expressly provides for a longer period.

Proxy Representation. Every stockholder may authorize another person or persons to act for him or her by proxy in all matters in which a stockholder is entitled to participate, whether by waiving notice of any meeting, objecting to or voting or participating at a meeting, or expressing consent or dissent without a meeting. No proxy shall be voted or acted upon after three years from its date unless such proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and, if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally.

Action at Meeting. When a quorum is present at any meeting, a plurality of the votes properly cast for election to any office shall elect to such office and a majority of the votes properly cast upon any question other than an election to an office shall decide the question, except when a larger vote is required by law, by the Certificate of Incorporation or by these By-laws. No ballot shall be required for any election unless requested by a stockholder present or represented at the meeting and entitled to vote in the election.

Nomination of Directors. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. The nomination for election to the Board of Directors of the Corporation at a meeting of stockholders may be made by the Board of Directors or by any stockholder of the Corporation entitled to vote for the election of directors at such meeting who complies with the notice procedures set forth in this Section 2.11. Such nominations, other than those made by or on behalf of the Board of Directors, shall be made by notice in writing delivered or mailed by first class United States mail, postage prepaid, to the Secretary, and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that if the annual meeting is not held within thirty (30) days before or after such anniversary date, then such nomination shall have been delivered to or mailed and received by the Secretary not later than the close of business on the 10th day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. Such notice shall set forth (a) as to each proposed nominee (i) the name, age, business address and, if known, residence address of each such nominee, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of stock of the Corporation which are beneficially owned by each such nominee, and (iv) any other information concerning the nominee that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person’s written consent to be named as a nominee and to serve as a director if elected; and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Corporation’s books, of such stockholder and (ii) the class and number of shares of the Corporation which are beneficially owned by such stockholder. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

Notice of Business at Annual Meetings. The chairman of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he or she should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded.

Notice of Business at Annual Meetings. At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before an annual meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, if such business relates to the election of directors of the Corporation, the procedures in Section 2.11 must be complied with. If such business relates to any other matter, the stockholder must have given timely notice thereof in writing to the Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that if the annual meeting is not held within thirty (30) days before or after such anniversary date, then for the notice by the stockholder to be timely it must be so received not later than the close of business on the 10th day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business, (c) the class and number of shares of the Corporation which are beneficially owned by the stockholder and (d) any material interest of the stockholder in such business. Notwithstanding anything in these By-Laws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this Section 2.13, except that any stockholder proposal which complies with Rule 14a-8 or any successor provision or Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, and is to be included in the Corporation’s proxy statement for an annual meeting of stockholders shall be deemed to comply with the requirements of this Section 2.13.

The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 2.13, and if he or she should so determine, the chairman shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

Action without Meeting. Stockholders may not take any action by written consent in lieu of a meeting. Organization. The Chairman of the Board, or in his or her absence the President shall call meetings of the stockholders to order, and act as chairman of such meeting; provided, however, that the Board of Directors may appoint any person to act as chairman of any meeting in the absence of the Chairman of the Board. The Secretary of the Corporation shall act as secretary at all meetings of the stockholders; provided, however, that in the absence of the Secretary at any meeting of the stockholders, the acting chairman may appoint any person to act as secretary of the meeting.

– DIRECTORS

General Powers. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors, who may exercise all of the powers of the Corporation except as otherwise provided by law, the Certificate of Incorporation or these By-Laws. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled.

Number; Election and Qualification of Directors. The number of directors which shall constitute the whole Board of Directors shall be determined by resolution of the Board of Directors, but in no event shall be less than three. The directors shall be elected at the annual meeting of stockholders by such stockholders as have the right to vote on such election. The directors need not be stockholders of the Corporation.

Classes of Directors. The Board of Directors shall be and is divided into three classes: Class I, Class II and Class III. No one class shall have more than one director more than any other class.

Terms of Office. Except as otherwise provided in the Certificate of Incorporation or these By-Laws, each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that each initial director in Class I shall serve for a term ending on the date of the Corporation’s first annual meeting of stockholders; each initial director in Class II shall serve for a term ending on the date of the Corporation’s second annual meeting of stockholders; and each initial director in Class III shall serve for a term ending on the date of the Corporation’s third annual meeting of stockholders; and provided, further, that the term of each director shall be subject to the election and qualification of his or her successor and to his or her earlier death, resignation or removal.

Removal. The directors of the Corporation may not be removed without cause and may be removed for cause only by the affirmative vote of the holders of at least seventy-five percent (75%) of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote generally in the election of directors cast at a meeting of the stockholders called for that purpose, notwithstanding the fact that a lesser percentage may be specified by law.

Vacancies. Any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of his or her successor and to his or her earlier death, resignation or removal.

Resignation. Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation at its principal office or to the President or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

Regular Meetings. The regular meetings of the Board of Directors may be held without notice at such time and place, either within or without the State of Delaware, as shall be determined from time to time by the Board of Directors; provided, that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board of Directors may be held without notice immediately after and at the same place as the annual meeting of stockholders.

Special Meetings. Special meetings of the Board of Directors may be held at any time and place, within or without the State of Delaware, designated in a call by the Chairman of the Board of Directors, the Chief Executive Officer (or if there is no Chief Executive Officer, the President), two or more directors or by one director in the event that there is only a single director in office.

Notice of Special Meetings. Notice of any special meeting of the Board of Directors shall be given to each director by the Secretary or by the officer or one of the directors calling the meeting. The notice shall be duly given to each director (i) by giving notice to such director in person or by telephone at least twenty four (24) hours in advance of the meeting, (ii) by sending a telegram, telecopy, or telex, or delivering written notice by hand, to his or her last known business or home address at least twenty four (24) hours in advance of the meeting, or (iii) by mailing written notice to his or her last known business or home address at least seventy two (72) hours in advance of the meeting. A notice or waiver of notice of a special meeting of the Board of Directors need not specify the purposes of the meeting.

Meetings by Telephone Conference Calls. The Board of Directors or any members of any committee of the Board of Directors designated by the directors may participate in a meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at such meeting.

Quorum. A majority of the total number of the whole Board of Directors shall constitute a quorum at all meetings of the Board of Directors. In the event one or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each such director so disqualified; provided, however, that in no case shall less than one-third (1/3) of the number of directors so fixed constitute a quorum. In the absence of a quorum at any such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice, other than announcement at the meeting, until a quorum shall be present.

Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law, the Certificate of Incorporation or these By-Laws.

Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee of the Board of Directors may be taken without a meeting, if all members of the Board or committee, as the case may be, consent to the action in writing, and the written consents are filed with the minutes of proceedings of the Board of Directors or committee of the Board of Directors, as applicable.

Removal. The directors of the Corporation may not be removed without cause and may be removed for cause only by the affirmative vote of the holders of seventy-five percent (75%) of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote generally in the election of directors cast at a meeting of the stockholders called for that purpose.

Committees. The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of the Delaware General Corporation Law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these By-Laws for the Board of Directors.

Compensation of Directors. The directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine. No such payment shall preclude any director from serving the Corporation or any of its parent or subsidiary corporations in any other capacity and receiving compensation for such service.

– OFFICERS

Enumeration. The officers of the Corporation shall consist of a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary and a Treasurer. The Board of Directors may appoint other officers with such titles and powers as it may deem appropriate, including, without limitation, one or more Vice Presidents and one or more Controllers.

Election. The Chief Executive Officer, President, Chief Financial Officer, Secretary and Treasurer shall be elected annually by the Board of Directors at its first meeting following the annual meeting of stockholders. Other officers may be appointed by the Board of Directors at such meeting or at any other meeting.

Qualification. No officer need be a stockholder of the Corporation. Any two or more offices may be held by the same person.

Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these By-Laws, each officer shall hold office until his or her successor is elected and qualified, unless a different term is specified in the vote choosing or appointing him or her, or until his or her earlier death, resignation or removal.

Resignation and Removal. Any officer may resign by delivering his or her written resignation to the Corporation at its principal office or to the Chief Executive Officer or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. Any officer may be removed at any time, with or without cause, by vote of a majority of the entire number of directors then in office.

Except as the Board of Directors may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following his or her resignation or removal, or any right to damages on account of such removal, whether his of her compensation be by the month or by the year or otherwise, unless such compensation is expressly provided in a duly authorized written agreement with the Corporation.

Vacancies. The Board of Directors may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled for such period as it may determine any offices other than those of Chief Executive Officer, President, Secretary and Treasurer. Each such successor shall hold office for the unexpired term of his or her predecessor and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

Chairman of the Board. The Board of Directors may appoint a Chairman of the Board. If the Board of Directors appoints a Chairman of the Board, he or she shall perform such duties and possess such powers as are assigned to him or her by the Board of Directors.

Chief Executive Officer. The Chief Executive Officer shall, subject to the direction of the Board of Directors, have general charge and supervision of the business of the Corporation. Unless otherwise provided by the Board of Directors, he or she shall preside at all meetings of the stockholders and, if he or she is a director, at all meetings of the Board of Directors. The Chief Executive Officer shall perform such other duties and possess such other powers as the Board of Directors may from time to time prescribe.

President. The President shall perform such duties and possess such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. In the event of the absence, inability or refusal to act of the Chief Executive Officer, the President shall perform the duties of the Chief Executive Officer and when so performing shall have all the powers of and be subject to all the restrictions upon the office of Chief Executive Officer.

Chief Financial Officer. The Chief Financial Officer shall perform such duties and possess such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. The Chief Financial Officer shall have the custody of the corporate funds and securities; shall keep full and accurate all books and accounts of the Corporation as shall be necessary or desirable in accordance with applicable law or generally accepted accounting principles; shall deposit all monies and other valuable effects in the name and to the credit of the Corporation as may be ordered by the Chairman of the Board or the Board of Directors; shall cause the funds of the Corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; and shall render to the Board of Directors, at its regular meeting or when the Board of Directors so requires, an account of the Corporation.

Vice Presidents. Any Vice President shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer or the President may from time to time prescribe. The Board of Directors may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other such title.

Controllers. Any Controller shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer or any Vice President may from time to time prescribe.

Secretary. The Secretary shall perform such duties and possess such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the Secretary, including without limitation the duty and power to give notices of all meetings of stockholders and special meetings of the Board of Directors, to attend all meetings of stockholders and the Board of Directors and keep a record of the proceedings, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.

In the event of the absence, inability or refusal to act of the Secretary at any meeting of stockholders or directors, the person presiding at the meeting shall designate a temporary secretary to keep a record of the meeting.

Treasurer. The Treasurer shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer or the Chief Financial Officer may from time to time prescribe. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of Treasurer, including without limitation the duty and power to keep and be responsible for all funds and securities of the Corporation, to deposit funds of the Corporation in depositories selected in accordance with these By-Laws, to disburse such funds as ordered by the Board of Directors, to make proper accounts of such funds, and to render as required by the Board of Directors statements of all such transactions and of the financial condition of the Corporation. Unless the Board of Directors has designated another officer as Chief Financial Officer, the Treasurer shall be the Chief Financial Officer of the Corporation.

In the event of the absence, inability or refusal to act of the Treasurer, the Board of Directors shall appoint a temporary treasurer, who shall perform the duties and exercise the powers of the Treasurer.

Other Officers, Assistant Officers and Agents. Officers, assistant officers and agents, if any, other than those whose duties are provided for in these By-laws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the Board of Directors.

Salaries. Officers of the Corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors.

– CAPITAL STOCK

Certificates of Stock. Every holder of stock of the Corporation shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, certifying the number and class of shares owned by him or her in the Corporation. Each such certificate shall be signed by, or in the name of the Corporation by the Chairman of the Board of Directors, the Chief Executive Officer or the President, and the Treasurer or the Secretary of the Corporation. Any or all of the signatures on the certificate may be a facsimile.

Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, the By-Laws, applicable securities laws or any agreement among any number of stockholders or among such holders and the Corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

Transfers. Except as otherwise established by rules and regulations adopted by the Board of Directors, and subject to applicable law, shares of stock may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the Corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these By-Laws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these By-Laws.

Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock in place of any previously issued certificate alleged to have been lost, stolen, or destroyed, upon such terms and conditions as the Board of Directors may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity as the Board of Directors may require for the protection of the Corporation or any transfer agent or registrar.

Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may, except as otherwise required by law, fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than sixty

(60) nor less than ten (10) days before the date of any meeting of stockholders, nor more than sixty (60) days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board of Directors adopts a resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Dividends. Subject to limitations contained in the Delaware General Corporation Law, the Certificate of Incorporation and these By-laws, the Board of Directors may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, in property or in shares of the capital stock of the Corporation.

– GENERAL PROVISIONS

Fiscal Year. Except as from time to time otherwise designated by the Board of Directors, the fiscal year of the Corporation shall begin on the first day of January in each year and end on the last day of December in each year.

Corporate Seal. The corporate seal, if any, shall be in such form as shall be approved by the Board of Directors.

Form of Notice. Whenever any notice whatsoever is required to be given in writing to any stockholder by law, by the Certificate of Incorporation or by these By-laws, such notice may be given by a form of electronic transmission pursuant to Section 232 of the Delaware General Corporation Law if the stockholder to whom such notice is given has previously consented to the receipt of notice by electronic transmission.

Waiver of Notice. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the sole purpose of objecting to the timeliness of notice.

Voting of Securities. Except as the directors may otherwise designate, the Chief Executive Officer or Treasurer may waive notice of, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for this Corporation (with or without power of substitution) at, any meeting of stockholders or shareholders of any other corporation or organization, the securities of which may be held by this Corporation.

Evidence of Authority. A certificate by the Secretary, or a temporary secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall, as to all persons who rely on the certificate in good faith, be conclusive evidence of such action.

Certificate of Incorporation. All references in these By-Laws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended or restated and in effect from time to time.

Transactions with Interested Parties. No contract or transaction between the Corporation and one or more of the directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of the directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or a committee of the Board of Directors which authorizes the contract or transaction or solely because his, her or their votes are counted for such purpose, if:

The material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee of the Board of Directors in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum;

The material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee of the Board of Directors, or the stockholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

Severability. Any determination that any provision of these By-Laws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these By-Laws.

Pronouns. All pronouns used in these By-Laws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

Contracts. In addition to the powers otherwise granted to officers pursuant to Article 4 hereof, the Board of Directors may authorize any officer or officers, or any agent or agents, of the Corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances.

Loans. The Corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the Corporation or of its subsidiaries, including any officer or employee who is a Director of the Corporation or its subsidiaries, whenever, in the judgment of the Directors, such loan, guaranty or assistance may reasonably be expected to benefit the Corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the Corporation. Nothing in this section shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the Corporation at common law or under any statute.

Inspection of Books and Records. The Board of Directors shall have power from time to time to determine to what extent and at what times and places and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by the laws of the State of Delaware, unless and until authorized so to do by resolution of the Board of Directors or of the stockholders of the Corporation.

Section Headings. Section headings in these By-laws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Inconsistent Provisions. In the event that any provision of these By-laws is or becomes inconsistent with any provision of the Certificate of Incorporation, the Delaware General Corporation Law or any other applicable law, the provision of these By-laws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

– INDEMNIFICATION

Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 7.3 of this Article 7 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 7.1 of this Article 7, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under Section 7.1 or otherwise.

Right of Indemnitee to Bring Suit. If a claim under Section 7.1 or 7.2 of this Article 7 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 7 or otherwise shall be on the Corporation.

Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article 7 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, By-laws, agreement, vote of stockholders or directors or otherwise.

Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of

DIRECTORS AND OFFICERS OF THE CORPORATION.

Nature of Rights. The rights conferred upon indemnitees in this Article 7 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article 7 that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

- AMENDMENTS

By the Board of Directors. These By-Laws may be altered, amended or repealed or new By-Laws may be adopted by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present.

By the Stockholders. Notwithstanding any other provision of law, the Certificate of Incorporation or these By-Laws, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote shall be required to alter, amend or repeal any provision of these By-Laws or to adopt new By-Laws.